As filed with the Securities and Exchange Commission on May 23, 2017.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WASHINGTON FEDERAL, INC.
	(Exact name of registrant as specified in its charter)

Washington	6021	91-1661606
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
425 Pike Street
Seattle, Washington 98101
(206) 624-7930
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brent J. Beardall
President and Chief Executive Officer
Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
(206) 624-7930
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:

Andrew J. Schultheis, Esq. Davis Wright Tremaine LLP 1201 Third Ave., Ste. 2200 Seattle, WA 98101 (206) 757-8143	John F. Breyer, Jr., Esq. Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”,“smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $1.00 par value	2,274,053	N/A	$62,618,500.00	$7,257.48

(1)
Represents an estimate of the maximum number of shares of Washington Federal, Inc. (“Washington Federal”) common stock, $1.00 par value per share, estimated to be issuable, using the maximum exchange ratio of 0.9079, upon consummation of the merger of Anchor Bancorp (“Anchor”) with and into Washington Federal as described herein.

(2)
Calculated in accordance with Rules 457(c) and 457(f)(1) under the Securities Act by multiplying $25.00, the average of the high and low sales prices for Anchor common stock, as reported on the Nasdaq Global Market on May 22, 2017, by 2,504,740, which is the estimated maximum number of shares of Anchor common stock that may be cancelled in the merger.

(3)	Calculated in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001159.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—DATED May 23, 2017

To the Shareholders of Anchor Bancorp:
You are cordially invited to attend the special meeting of shareholders of Anchor Bancorp (“Anchor”). The special meeting will be held at the Lacey Community Center, 6729 Pacific Avenue SE, Lacey, Washington, on [●], 2017, at 10:00 a.m., local time.
As described in the enclosed proxy statement/prospectus, the board of directors of Anchor has approved the merger agreement that provides for the merger of Anchor with and into Washington Federal, Inc. (“Washington Federal”), with Washington Federal being the surviving entity in the merger. We are seeking your vote on this important transaction, as well as the other matters to be considered at the special meeting.
If the merger is completed, each share of Anchor common stock that is outstanding immediately prior to the merger, other than dissenting shares and cancelled shares (as such terms are defined in the merger agreement) will be converted into the right to receive a fraction of a share of Washington Federal common stock (the “Exchange Ratio”) equal to the quotient of $25.75 divided by the average of the volume weighted price for Washington Federal common stock on Nasdaq Global Select Market during the twenty-day period ending on the fifth trading day immediately preceding the effective date of the merger (which we refer to as the “Washington Federal average common stock price”); however the merger agreement stipulates that the Exchange Ratio will be fixed at 0.9079 if the Washington Federal average common stock price is equal to or less than $28.36, and fixed at 0.6990 if the Washington Federal average common stock price is equal to or greater than $36.84. The number of Washington Federal shares Anchor shareholders will receive in the merger will fluctuate with the market price of Washington Federal common stock and will not be known at the time Anchor shareholders vote on the merger agreement. On April 10, 2017, the closing price of Washington Federal’s common stock immediately prior to the public announcement of the merger agreement, was $32.60 and on  [•] , 2017, the most recent trading day practicable before the printing of this proxy statement/prospectus, the closing price of Washington Federal common stock was $[•]. We urge you to obtain current market quotations for Washington Federal common stock (Nasdaq Global Select Market: trading symbol “WAFD”) and Anchor common stock (Nasdaq Global Market: trading symbol “ANCB”).

We cannot complete the merger unless the holders of two-thirds of the outstanding shares of Anchor common stock vote to approve the merger agreement. Your vote is very important. Anchor will hold its special meeting of shareholders on [●], 2017 to vote on the merger agreement. Your board of directors recommends that you vote FOR approval of the merger agreement and the other items to be considered at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the merger agreement and the other matters to be considered by completing and mailing the enclosed proxy card to us. Please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger agreement.
We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page [●]. The proxy statement/prospectus incorporates important business and financial information and risk factors about Washington Federal that are not included in or delivered with this document. See the section entitled “Where You Can Find More Information” on page [●].
We look forward to seeing you at the special meeting.

[●] Jerald L. Shaw President and Chief Executive Officer Anchor Bancorp
Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the shares of Washington Federal common stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that Washington Federal is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Washington Federal or Anchor, and they are not insured by the Federal Deposit Insurance Corporation or any other government agency.
This proxy statement/prospectus is dated [●], 2017 and is first being mailed to Anchor shareholders or otherwise delivered to Anchor shareholders on or about [●], 2017.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Washington Federal from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Washington Federal at no cost from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from Washington Federal:

Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
Attn: Investor Relations
(206) 624-7930

All website addresses given in this proxy statement/prospectus are for information only and are not intended to be an active link or to incorporate any website information into this proxy statement/prospectus.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2017, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information. Neither the mailing of this proxy statement/prospectus to Anchor shareholders nor the issuance by Washington Federal of shares of Washington Federal common stock in connection with the merger will create any implication to the contrary.

Please note that copies of this proxy statement/prospectus provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into this proxy statement/prospectus.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Washington Federal has been provided by Washington Federal and information contained in this proxy statement/prospectus regarding Anchor has been provided by Anchor.

If you would like to request documents, please do so by [●], 2017 in order to receive them before Anchor’s special meeting of shareholders. See the section entitled “Where You Can Find More Information” on page [●].

Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503

NOTICE OF SPECIAL MEETING OF ANCHOR SHAREHOLDERS

•	Date: [●], [●], 2017

•	Time: 10:00 a.m., local time

•	Place: Lacey Community Center
6729 Pacific Avenue SE
Lacey, Washington

TO OUR SHAREHOLDERS:
We are pleased to notify you of and invite you to a special meeting of shareholders. At the special meeting, you will be asked to vote on the following matters:

•
approval of the Agreement and Plan of Merger, dated as of April 11, 2017, by and between Washington Federal, Inc. (“Washington Federal”) and Anchor Bancorp (“Anchor”) (the “merger agreement”). The merger agreement provides the terms and conditions under which it is proposed that Anchor merge with and into Washington Federal, as described in the accompanying proxy statement/prospectus;

•
a proposal of the Anchor board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the “adjournment proposal”); and

•	any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.
Only shareholders of record at the close of business on [●], 2017 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Anchor common stock as of that date is required to approve the merger agreement. The adjournment proposal will be approved if a majority of the votes cast are voted in favor of the proposal.
In connection with the proposed merger, you may exercise dissenters’ rights as provided under the Revised Code of Washington. If you meet all of the requirements under applicable Washington law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares of common stock. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenters’ Rights” in the attached proxy statement/prospectus. The relevant Washington statutory provisions regarding dissenters’ rights are attached to this document as Appendix C.
Anchor’s board of directors has unanimously approved the merger agreement, believes that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Anchor and its shareholders, and unanimously recommends that Anchor shareholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment proposal.
Your vote is very important. To ensure that your shares are voted at the special meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly. You can also vote by telephone or through the internet.

BY ORDER OF THE BOARD OF DIRECTORS
[●]
[●], 2017	Janice Sepulveda Secretary

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANCHOR SPECIAL MEETING
The following are some of the questions that you, as a shareholder of Anchor, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your Anchor common stock and the merger agreement.

Q1:	Why do Anchor and Washington Federal want to merge?

A1.
We want to merge because we each believe the merger will benefit our community, customers, employees and shareholders. We each have long been committed to serving the various communities that comprise our local customer bases. In addition, for Anchor, the merger will allow its customers access to a number of products and services that cannot be offered to them now on a cost-effective basis, and will expand the number of branch locations available to them.

Q2:	What will Anchor shareholders receive in the merger?

A2:
Anchor shareholders will receive, in exchange for each share of Anchor common stock they hold, shares of Washington Federal common stock, with the exact number determined after you vote on whether to approve the merger. The exact number of shares to be issued and the exchange ratio will be determined based upon the average of the volume-weighted price of Washington Federal common stock for the twenty (20) trading days ending on the fifth trading day immediately preceding the effective date of the merger, subject to a negotiated collar.

Q3:	What is being voted on at the special meeting?

A3:
Anchor shareholders will be voting on the approval of the merger agreement, as well as any proposal of the Anchor board of directors to adjourn or postpone the Anchor special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the “adjournment proposal”).

Q4:	Who is entitled to vote at the Anchor special meeting?

A4:
Anchor shareholders of record at the close of business on [●], 2017, the record date for the Anchor special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, an Anchor shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Anchor special meeting.

Q5:	How do I vote?

A5:
After carefully reading and considering the information contained in this document, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the special meeting. You may also vote by telephone or through the internet. Anchor shareholders may also attend the Anchor special meeting and vote in person. Even if you are planning to attend the special meeting, we request that you fill out, sign and return your proxy card. For more detailed information, please see the section entitled “The Special Meeting of Anchor Shareholders” beginning on page [●].

Q6:	How many votes do I have?

A6:
Each share of Anchor common stock that you own as of the record date entitles you to one vote. As of the close of business on [●], 2017, there were [●] outstanding shares of Anchor common stock. As of that date, [●]% of the outstanding shares of Anchor common stock was held by directors and executive officers of Anchor and their respective affiliates.

Q7:	What constitutes a quorum at the Anchor special meeting?

A7:
The presence of the holders of a majority of the shares entitled to vote at the Anchor special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the special meeting.

Q8:	Why is my vote important?

A8:
If you do not vote by proxy or in person at the special meeting, it will be more difficult for Anchor to obtain the necessary quorum to hold its special meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the holders of two-thirds of the outstanding shares of Anchor common stock entitled to vote at the Anchor special meeting. If you are the record holder of your shares (meaning a stock certificate has been issued in your name and/or your name appears on Anchor’s stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, as well as a vote in favor of approval of the adjournment proposal. If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your broker will have the effect of votes against approval of the merger agreement.

If you respond and abstain from voting, your abstention will have the same effect as a vote against approval of the merger agreement but will have no effect on the adjournment proposal.

Q9:	What is the recommendation of the Anchor board of directors?

A9:	The Anchor board of directors unanimously recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

Q10:	What if I return my proxy but do not mark it to show how I am voting?

A10:
If your proxy card is signed and returned without specifying your choice, your shares will be voted in favor of approval of both the merger agreement and adjournment proposal in accordance with the recommendation of the Anchor board of directors.

Q11:	Can I change my vote after I have mailed my signed proxy card?

A11:	Yes. If you are a holder of record of Anchor common stock, you may revoke your proxy at any time before it is voted by:
• signing and returning a proxy card with a later date,
• delivering a written revocation to Anchor’s corporate secretary,
• attending the Anchor special meeting in person and voting by ballot at the special meeting, or
• voting by telephone or the internet at a later time but prior to the Anchor special meeting.
Attendance at the Anchor special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Anchor after the vote is taken at the Anchor special meeting will not affect your previously submitted proxy. Anchor’s corporate secretary’s mailing address is: Corporate Secretary, Anchor Bancorp, 601 Woodland Square Loop SE, Lacey, Washington 98503. If your shares are held in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q12:	What regulatory approvals are required to complete the merger?

A12:
Promptly following the merger, Anchor’s subsidiary bank, Anchor Bank, will be merged with and into Washington Federal’s subsidiary bank, Washington Federal, National Association, which we often refer to in this document as the “bank merger.” In order to complete the merger, Washington Federal and Anchor must first obtain all regulatory approvals, consents and orders required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of or waiver by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the approval of the Office of the Comptroller of the Currency (the “OCC”) and the approval of the Washington State Department of Financial Institutions (the “WDFI”). Applications were filed with the OCC and WDFI on or about May 4, 2017. A waiver request was submitted to the Federal Reserve Board on May 22, 2017.

Q13:	Do I have dissenters’ or appraisal rights with respect to the merger?

A13:
Yes. Under Washington law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal you must strictly follow the procedures prescribed by the Washington Business Corporation Act, or the WBCA. To review these procedures in more detail, see the section entitled “Dissenters’ Rights” beginning on page [●], and Appendix C of this proxy statement/prospectus.

Q14:	What are the material U.S. federal income tax consequences of the merger to me?

A14:
The merger is expected to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to throughout this proxy statement/prospectus as the Code. As a result, we expect that Anchor shareholders receiving Washington Federal common stock in the merger will not recognize gain or loss as a result of the merger, except to the extent they receive cash in lieu of a fractional share of Washington Federal common stock.

For further information concerning U.S. federal income tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page [●].

Q15:	What risks should I consider before I vote on the merger?

A15:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page [●].
Q16:    When do you expect to complete the merger?

A16:
We are working to complete the merger in the quarter ending September 30, 2017. We must first obtain the necessary regulatory approvals and the approval of Anchor’s shareholders at the special meeting. In the event of delays, the date for completing the merger can occur as late as December 31, 2017, after which Anchor and Washington Federal would need to mutually agree to extend the closing date of the merger. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q17:    What happens if the merger is not completed?

A17:
If the merger is not completed, holders of Anchor common stock will not receive any consideration for their shares in connection with the merger. Instead, Anchor will remain an independent public company and its common stock will continue to be listed and traded on the Nasdaq Global Market. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Anchor. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [•] for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q18:    If I am a holder of Anchor common stock in certificated form, should I send in my Anchor stock certificates now?

A18:
No. Please do not send in your Anchor stock certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging Anchor stock certificates for the merger consideration. See “The Merger Agreement—Exchange Procedures.”

Q19:    What should I do if I hold my shares of Anchor common stock in book-entry form?

A19:
You are not required to take any special additional actions if your shares of Anchor common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for converting your book entry shares for the merger consideration. See “The Merger Agreement—Exchange Procedures.”

Q20:	Whom should I contact with questions or to obtain additional copies of this document?
A20:
Anchor Bancorp
601 Woodland Square Loop SE
Lacey,
Attn: Investor Relations
(360) 491-2250

SUMMARY
This summary highlights selected information about the merger but may not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meeting. See the section entitled “Where You Can Find More Information” beginning on page [●].Unless we have stated otherwise, all references in this document to Washington Federal are to Washington Federal, Inc., all references to Anchor are to Anchor Bancorp, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of April 11, 2017, between Washington Federal and Anchor, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means, following the merger, Washington Federal and its subsidiaries, including Anchor’s subsidiaries. References to “we,” “us” and “our” in this document mean Washington Federal and Anchor together.
The companies

Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
Attn: Investor Relations
(206) 624-7930
Washington Federal a bank holding company incorporated under the laws of the State of Washington and the parent company of Washington Federal, National Association, a national banking association with 236 full service banking offices located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas. Washington Federal is subject to regulation by the Federal Reserve Board. Washington Federal, National Association is subject to extensive regulation, supervision and examination by the OCC, its primary federal regulator, by the Consumer Financial Protection Bureau and by the Federal Deposit Insurance Corporation, which insures its deposits up to applicable limits. Washington Federal, National Association is required to have certain reserves set by the Federal Reserve and is a member of the Federal Home Loan Bank of Des Moines (“FHLB” or “FHLB of Des Moines”), which is one of the 11 regional banks in the Federal Home Loan Bank System (“FHLB System”). Washington Federal’s principal asset is all of the capital stock of Washington Federal, National Association. Washington Federal had total consolidated assets of approximately $15.0 billion, total deposits of approximately $10.6 billion and total consolidated shareholders’ equity of approximately $2.0 billion at March 31, 2017. Washington Federal’s principal executive offices are located at 425 Pike Street, Seattle, Washington 98101 and its telephone number is (206) 624-7930. Washington Federal trades on the Nasdaq Global Select Market under the symbol of “WAFD.”

Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503
Attn: Investor Relations
(360) 491-2250
Anchor is a bank holding company for Anchor Bank. Anchor’s business activities generally are limited to passive investment activities and oversight of its investment in Anchor Bank. As a bank holding company, Anchor is subject to regulation by the Federal Reserve Board. Anchor Bank is examined and regulated by the WDFI and by the Federal Deposit Insurance Corporation (“FDIC”). Anchor Bank is required to have certain reserves set by the Federal Reserve and is a member of the Federal Home Loan Bank of Des Moines (“FHLB” or “FHLB of Des Moines”), which is one of the 11 regional banks in the Federal Home Loan Bank System (“FHLB System”). Anchor Bank is a community-based savings bank primarily serving Western Washington through its ten full-service banking offices (including one Wal-Mart in-store location) located within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. Anchor Bank is in the business of attracting deposits from the public and utilizing those deposits to originate loans. Anchor had total consolidated assets of approximately $465.4 million, total deposits of approximately $343.3 million and total consolidated stockholders’ equity of approximately $65.0 million at March 31, 2017. Anchor’s principal executive offices are located at 601 Woodland Square Loop SE Lacey, Washington 98503, and its telephone number is (360) 491-2250. Anchor common stock trades on the Nasdaq Global Market under the symbol “ANCB.”

The merger (Page [●])

We propose a merger in which Anchor will merge with and into Washington Federal and a follow-up merger in which Anchor Bank will merge with and into Washington Federal, National Association. As a result of the mergers, Anchor will cease to exist as a separate corporation and Anchor Bank will cease to exist as a separate financial institution. In the merger, Anchor will merge with and into Washington Federal, with Washington Federal as the surviving corporation. Immediately following the merger, Anchor’s wholly owned subsidiary savings bank, Anchor Bank, will merge with and into Washington Federal’s wholly owned subsidiary bank, Washington Federal, National Association. Anchor Bank plans to dissolve its inactive subsidiary Anchor Financial Services, Inc. prior to the merger.
Based on the number of shares of Washington Federal common stock and Anchor common stock outstanding as of [●], 2017, and the closing price of Washington Federal common stock on such date, Anchor shareholders will collectively own up to approximately [●]% of the outstanding shares of Washington Federal common stock after the merger. See the section entitled “The Merger—Consideration to be Received in the Merger.”
We expect the merger of Anchor and Washington Federal to be completed during the quarter ending September 30, 2017, although the merger could be delayed to as late as December 31, 2017, after which Anchor and Washington Federal would need to mutually agree to extend the closing date of the merger.
Approval of the merger agreement requires the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Anchor common stock. No vote of Washington Federal shareholders is required (or will be sought) in connection with the merger.
The merger agreement (Page [●])

The merger agreement is described beginning on page [●]. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.
Consideration to be received in the merger (Page [●])
Each share of Anchor common stock that is outstanding immediately prior to the merger, other than dissenting shares and cancelled shares (as such terms are defined in the merger agreement) will be converted into the right to receive a fraction of a share of Washington Federal common stock (the “Exchange Ratio”) equal to the quotient of $25.75 divided by the average of the volume weighted price for Washington Federal common stock on Nasdaq Global Select Market during the twenty-day period ending on the fifth trading day immediately preceding the effective date of the merger, which we refer to in this document as the “Washington Federal average common stock price”; however the merger agreement stipulates that that the Exchange Ratio will be fixed at 0.9079 if the Washington Federal average common stock price is equal to or less than $28.36, and fixed at 0.6990 if the Washington Federal average common stock price is equal to or greater than $36.84. Washington Federal will not issue any fractional shares of Washington Federal common stock in the merger. Cash will be paid in lieu of any fractional Washington Federal share in an amount equal to the fraction multiplied by the Washington Federal average common stock price. Anchor shareholders who would otherwise be entitled to a fractional share of Washington Federal average common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest multiplied by the Washington Federal average common stock price.
Anchor shareholders will own approximately [●]% of the outstanding shares of Washington Federal common stock after the merger (Page [●])

Based on the number of shares of Washington Federal common stock and Anchor common stock outstanding as of [●], 2017, and the closing price of Washington Federal common stock on such date, Anchor shareholders will collectively own up to approximately [●]% of the outstanding shares of Washington Federal common stock after the merger. See the section entitled “The Merger—Consideration to be Received in the Merger.”
Recommendation of the Anchor board of directors and reasons of Anchor for the merger (Page [●])
The Anchor board of directors believes the merger is in the best interests of Anchor and the Anchor shareholders. The Anchor board of directors unanimously recommends that Anchor shareholders vote “FOR” the approval of the merger agreement. For the factors considered by the Anchor board of directors in reaching its decision to approve the merger agreement and making its recommendation, see “The Merger—Recommendation of the Anchor Board of Directors and Reasons of Anchor for the Merger.”
Opinion of Anchor’s financial advisor (Page [●])
In connection with the merger, Anchor’s financial advisor, Keefe, Bruyette & Woods, Inc. or KBW, delivered a written opinion, dated April 11, 2017, to the Anchor board of directors as to the fairness, from a financial point of view and as of such date, to the holders of Anchor common stock of the Exchange Ratio in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Anchor board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Anchor to engage in the merger or enter into the merger agreement or constitute a recommendation to the Anchor board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Anchor common stock or any shareholder of any other person as to how to vote in connection with the merger or any other matter.
Stock price information (Page [●])

Washington Federal common stock is listed on the Nasdaq Global Select Market under the symbol “WAFD.” Anchor common stock is listed on the Nasdaq Global Market under the symbol “ANCB.”

The following table sets forth (a) the last reported sale prices per share of Washington Federal common stock common stock on (i) April 10, 2017, the last trading day preceding public announcement of the signing of the merger agreement and (ii) [●], 2017, the last practicable date prior to the mailing of this proxy statement/prospectus and (b) the equivalent price per Anchor share, determined by dividing $25.75 by such prices.

	Historical market value per share of Washington Federal	Equivalent value per share of Anchor
April 10, 2017	$32.60	$25.75
[•], 2017

Anchor’s directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page [●])

You should be aware that some of the directors and executive officers of Anchor have interests in the merger that are different from, or are in addition to, the interests of Anchor shareholders. These interests may create potential conflicts of interest. Anchor’s board of directors was aware of and considered these interests, among other matters, when making its decisions to approve the merger agreement and in recommending that Anchor shareholders vote in favor of approving the merger agreement. These include the following:

•	Two executive officers will be entitled to receive change in control severance benefits under their employment agreements upon completion of the merger;

•
Other executive officers may be entitled to receive severance benefits under the Anchor Bank severance plan if their employment is terminated under certain circumstances within one year after completion of the merger;

•	Directors and executive officers will become fully vested in their outstanding restricted shares upon completion of the merger;

•	Directors and executive officers will receive a lump sum payment of the total value of their benefits under the Anchor Bank phantom stock plan within 60 days after completion of the merger;

•
Executive officers will receive enhanced benefits under the Anchor employee stock ownership plan by virtue of the allocation of suspense shares to their accounts upon completion of the merger and their accounts in the plan will become 100% vested immediately prior to the completion of the merger;

•
Directors and executive officers will receive indemnification from Washington Federal for their past acts and omissions in their capacities as directors and officers as well as continuing insurance coverage with respect thereto for a period of six years after completion of the merger, to the fullest extent permitted under Anchor’s organizational documents and to the fullest extent otherwise permitted by law;

•
Each director has entered into a voting agreement in favor of Washington Agreement agreeing to vote his or her shares of Anchor common stock for approval of the merger agreement and approval of the adjournment proposal;

•
Terri L. Degner, Anchor’s Chief Financial Officer and a director, has entered into a consulting agreement with Washington Federal, National Association, for the provision of transition services at $120 per hour for a period of up to three years following the completion of the merger, which consulting agreement may be terminated by either party at any time for any reason or no reason.

For a more complete description of these interest interests, see “The Merger – Interests of Certain Persons in the Merger” on page [•].
Material United States federal income tax considerations of the merger (Page [●])
The merger is expected to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, we expect that Anchor shareholders receiving Washington Federal common stock in the merger will not recognize gain or loss as a result of the merger, except to the extent they receive cash in lieu of a fractional share of Washington Federal common stock.
For further information concerning U.S. federal income tax consequences of the merger, please see “Material United States Federal Income Tax Consequences of the Merger” beginning on page [●].
Tax matters are very complicated and the consequences of the merger to any particular Anchor shareholder will depend on that shareholder’s particular facts and circumstances. Anchor shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.
Following the merger, you will be entitled to receive any dividends that Washington Federal pays on its common stock (Page [●]).

After the merger, you will receive dividends, if any, that Washington Federal pays on its common stock. During 2017, Washington Federal paid quarterly cash dividends in the amount of $0.15 per share on February 10, 2017 and May 19, 2017, with a one-time special dividend in the amount of $0.25 per share on February 10, 2017.
Accounting treatment (Page [●])

The merger will be accounted for as an acquisition of Anchor by Washington Federal under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.
In order to complete the merger, we must first obtain certain regulatory approvals (Page [●])

In order to complete the merger, Washington Federal and Anchor must first obtain all regulatory approvals, consents or waivers required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of or waiver by the Federal Reserve Board, the approval of the OCC and the approval of the WDFI. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. Applications with the OCC and the WDFI were filed on or about May 4, 2017. A waiver request was submitted to the Federal Reserve Board on May 22, 2017.
There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” on page [•].

Anchor shareholders have dissenters’ rights (Page [●])

Anchor shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their Anchor common stock, and receive cash equal to the appraised fair value of their Anchor common stock (without giving effect to the merger) instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, an Anchor shareholder must (i) provide notice to Anchor that complies with the requirements of Washington law prior to the vote of its shareholders on the transaction of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Anchor common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.
If you dissent from the merger agreement and the conditions outlined above are met, then your shares of Anchor will not be exchanged for shares of Washington Federal common stock in the merger, and your only right will be to receive the fair value of your common stock as determined by mutual agreement between you and Washington Federal or by appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement, and will be based upon the value of shares of Anchor common stock without giving effect to the merger. If you exercise dissenters’ rights, any cash you receive for your Anchor shares that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger agreement and a waiver of your dissenters’ rights. A vote “AGAINST” the merger agreement does not dispense with the other requirements to exercise dissenters’ rights under Washington law.
A shareholder electing to dissent from the merger agreement must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page [●] of this proxy statement/prospectus, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included as Appendix C to this proxy statement/prospectus.
Additional conditions to consummation of the merger (Page [●])

In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:

•	approval of the merger agreement by the holders of two-thirds of all outstanding shares of Anchor’s common stock;

•	authorization of the shares of Washington Federal common stock to be issued in the merger for quotation on the Nasdaq stock market;

•	the effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of Washington Federal common stock in the merger;

•	absence of any order, injunction, decree or law preventing or making illegal completion of the merger or the bank merger;

•	receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	accuracy of the representations and warranties of Anchor and Washington Federal, subject to the standards set forth in the closing conditions of the merger agreement;

•	performance in all material respects by Anchor and Washington Federal of all obligations required to be performed by either of them under the merger agreement; and

•	dissenting shares shall be less than 10% of the issued and outstanding shares of Anchor common stock.
Where the law permits, either Washington Federal or Anchor could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

In addition, after Anchor’s shareholders have adopted the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by the Anchor shareholders in the merger without the approval of Anchor shareholders as required by law.
We may decide not to complete the merger (Page [●])

Anchor and Washington Federal, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Anchor have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•
if any governmental entity that must grant a required regulatory approval of the merger or the bank merger has denied such approval and such denial has become final and nonappealable, unless the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•
if any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger;

•
failure to complete the merger by December 31, 2017, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party;

•
if the other party has breached any of its covenants, agreements, representations or warranties contained in the merger agreement based on the closing condition standards set forth in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within twenty (20) days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such twenty (20) day period; and

•
if the approval of the shareholders of Anchor contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the Anchor special meeting, except this right may not be exercised by Anchor if Anchor or its board of directors has committed an act that would entitle Washington Federal to terminate the merger agreement and receive the termination fee specified in the merger agreement.

Washington Federal, without the consent of Anchor, can terminate:

•
if the board of directors of Anchor fails to recommend to its shareholders the approval of the merger agreement, or adversely changes, or publicly announces its intention to adversely change its recommendation;

Anchor, without the consent of Washington Federal, can terminate:

•
if the Washington Federal average common stock price is less than $28.36 and the Washington Federal common stock price has also declined from the price of Washington Federal common stock on the day that the merger agreement was signed such that the percentage decline of the Washington Federal common stock price reflects at least 13% underperformance of Washington Federal’s common stock relative to the price performance of the SNL US Bank and Thrift Index during the same interval. Washington Federal, however, would then have the option to avoid the termination by increasing the Exchange Ratio, as provided in the merger agreement; or

•
prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Anchor has not materially breached the merger agreement provisions outlined in “The Merger Agreement—Agreement Not to Solicit Other Offers” on page [•].

Under some circumstances, Anchor will be required to pay a termination fee to Washington Federal if the merger agreement is terminated (Page [●])

Anchor must pay Washington Federal a termination fee of $2,236,500 if:

•
Washington Federal terminates the merger agreement as a result of: (i) the Anchor board of directors failing to recommend the approval of the merger or adversely changing or publicly announcing its intention to adversely change its recommendation and the Anchor shareholders failing to approve the merger agreement; (ii) Anchor breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) Anchor refuses to call or hold the special meeting for a reason other than that the merger agreement has been previously terminated;

•
Anchor terminates the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Anchor has not materially breached its nonsolicitation and related obligations as provided in the merger agreement; and

•
if the merger agreement is terminated by either party as a result of the failure of Anchor's shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Anchor or Anchor Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Anchor or Anchor Bank and, within one year of the termination, Anchor or Anchor Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Comparison of shareholder rights (Page [●])

The conversion of your shares of Anchor common stock into the right to receive shares of Washington Federal common stock in the merger will result in differences between your rights as an Anchor shareholder, which are governed by the WBCA and Anchor’s Articles of Incorporation and Amended and Restated Bylaws, and your rights as a Washington Federal shareholder, which are governed by the WBCA and Washington Federal’s Restated Articles of Incorporation and Amended and Restated Bylaws.
The special meeting (page [●])

Meeting Information and Vote Requirements

The special meeting of Anchor’s shareholders will be held on [●], 2017, at 10:00 a.m., local time, at the Lacey Community Center, located at 6729 Pacific Avenue SE, Lacey, Washington, unless adjourned or postponed. At the special meeting, Anchor’s shareholders will be asked to:

•	approve the merger agreement; and

•	approve the adjournment proposal.

Shareholders will also be asked to act on any other business that may be properly submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

You may vote at the special meeting if you owned Anchor common stock as of the close of business on [●], 2017. You may cast one vote for each share of Anchor common stock you owned at that time. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Anchor common stock. If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the Anchor special meeting or if your shares are held in street name and you fail to instruct your bank or broker how to vote with respect to the merger agreement, it will have the same effect as a vote “AGAINST” the merger agreement.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you mark “ABSTAIN” on your proxy, or fail to submit a proxy and fail to vote in person at the Anchor special meeting or if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

RISK FACTORS
By voting in favor of the merger agreement, you will be choosing to invest in the common stock of Washington Federal as combined with Anchor. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page [●], you should carefully consider the matters described below in determining whether to vote in favor of approval of the merger agreement.
Risks Related to the Merger
Because the market price of Washington Federal common stock will fluctuate, Anchor shareholders cannot be sure of the value of the merger consideration they will receive.
Upon completion of the merger, each share of Anchor common stock, other than dissenting shares and cancelled shares, will be converted into the right to receive merger consideration equal to a fraction of a share of Washington Federal common stock equal to the Exchange Ratio, which fluctuates within a 13% range based on the Washington Federal average common stock price and then becomes fixed. Any change in the market price of Washington Federal common stock prior to completion of the merger could affect the value of the merger consideration that Anchor shareholders will receive upon completion of the merger. Accordingly, at the time of the Anchor special meeting and prior to the closing of the merger, Anchor shareholders will not necessarily know or be able to calculate the actual value of the merger consideration they would receive upon completion of the merger which could be less than or greater than $25.75 based on the Washington Federal average common stock price and the market value of the Washington Federal common stock at the closing of the merger. Although Anchor will have the right to terminate the merger agreement in the event of a specified decline in the market value of Washington Federal common stock and a specified decline relative to the performance of a designated market index unless Washington Federal elects to increase the aggregate merger consideration (see “The Merger Agreement—Termination of the Merger Agreement”), neither company is otherwise permitted to terminate the merger agreement or resolicit the vote of Anchor’s shareholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of both companies. You should obtain current market prices for shares of Washington Federal common stock and for shares of Anchor common stock.
Anchor’s shareholders will have less influence as shareholders of Washington Federal than as shareholders of Anchor.
Anchor’s shareholders currently have the right to vote in the election of the board of directors of Anchor and on other matters affecting Anchor. Following the merger, the shareholders of Anchor as a group will hold a maximum ownership interest of approximately 2% of Washington Federal. When the merger occurs, each Anchor shareholder will become a shareholder of Washington Federal with a percentage ownership of the combined Company much smaller than such shareholder’s percentage ownership of Anchor. Because of this, Anchor’s shareholders will have less influence on the management and policies of Washington Federal than they now have on the management and policies of Anchor.

If Washington Federal is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.
The merger involves the integration of companies that have previously operated independently. Successful integration of Anchor’s operations will depend primarily on Washington Federal’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Washington Federal will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Anticipated economic benefits of the merger are projected to come from various areas that Washington Federal’s management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If Washington Federal has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, Washington Federal may experience greater than expected costs or difficulties relating to the integration of the business of Anchor, and/or may not realize expected cost savings from the merger within the expected time frame.

The fairness opinion of Anchor’s financial advisor received by Anchor’s board of directors prior to signing of the merger agreement does not reflect changes in circumstances since the signing of the merger agreement.
Changes in the operations and prospects of Washington Federal or Anchor or general market and economic conditions, and other factors that may be beyond the control of Washington Federal and Anchor, may alter the value of Washington Federal or Anchor or the prices of shares of Washington Federal common stock or Anchor common stock by the time the merger is completed. The opinion of Anchor’s financial advisor, dated April 11, 2017, does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion of Anchor’s financial advisor, please refer to “The Merger—Opinion of Anchor’s Financial Advisor.” For a description of the other factors considered by the board of directors of Anchor in determining to approve the merger, please refer to “The Merger—Recommendation of the Anchor Board of Directors and Reasons of Anchor for the Merger.”
The merger agreement limits Anchor’s ability to pursue alternatives to the merger.
The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit Anchor’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Anchor. Although Anchor’s board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to Anchor shareholders that they vote in favor of approval of the merger agreement) would, entitle Washington Federal to terminate the merger agreement and receive a termination fee of $2,236,500. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” on page [•]. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Anchor from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Anchor than it might otherwise have proposed to pay. The payment of the termination fee could also have an adverse impact on Anchor’s financial condition.
Anchor will be subject to business uncertainties and contractual restrictions while the merger is pending.
Washington Federal and Anchor have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Anchor and consequently on Washington Federal. These uncertainties may impair Anchor’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Anchor to seek to change existing business relationships with Anchor. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Washington Federal. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Washington Federal, Washington Federal’s business following the merger could be harmed. In addition, the merger agreement restricts Anchor from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Washington Federal. These restrictions may prevent Anchor from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Businesses Pending the Merger.”
Anchor’s directors and executive officers have additional interests in the merger.
In deciding how to vote on the approval of the merger agreement, you should be aware that Anchor’s directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of Anchor shareholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger.” Anchor’s board of directors was aware of these interests and considered them when it recommended approval of the merger agreement to the Anchor shareholders.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Washington Federal following the merger.
Before the merger and the bank merger may be completed, Washington Federal and Anchor must obtain approvals from the OCC and WDFI and a waiver from the Federal Reserve Board. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While Washington Federal and Anchor do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Washington Federal following the merger, any of which might have an adverse effect on Washington Federal following the merger. Washington Federal is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon Washington Federal following the merger or Washington Federal, National Association following the bank merger. See “The Merger—Regulatory Approvals Required for the Merger” and “the Merger Agreement – Conditions to Completion of the Merger.”

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of Washington Federal common shares or Anchor common shares to decline.
The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of Anchor’s shareholders. If any condition to the merger agreement is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Washington Federal and Anchor may terminate the merger agreement under certain circumstances, even if Anchor’s shareholders approve the merger agreement. If Washington Federal and Anchor do not complete the merger, the trading prices of Washington Federal common shares or Anchor common shares may decline. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed and Anchor’s board of directors seeks another merger or business combination, Anchor shareholders cannot be certain that Anchor will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Washington Federal has agreed to provide. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Washington Federal and Anchor, including the recognition of the expenses relating to the merger without realizing the economic benefits of the merger. For more information on closing conditions to the merger agreement, see “The Merger Agreement— Conditions to Completion of the Merger” included elsewhere in this proxy statement/prospectus.
Risks Related to Anchor and Anchor’s Business
Anchor is, and will continue to be, subject to the risks described in Anchor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as amended and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.
Risks Related to Washington Federal and Washington Federal’s Business
Washington Federal is, and will continue to be, subject to the risks described in Washington Federal’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Washington Federal and Anchor intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (iv) other statements identified by words such as “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “possible, “potential,” “strategy,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Washington Federal’s and Anchor’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Washington Federal’s and Anchor’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to successfully integrate any assets, liabilities, customers, systems, and personnel;

•
the required regulatory approvals for the merger and bank merger and/or the approval of the merger agreement by the shareholders of Anchor might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the global financial markets may experience increased volatility;

•	we may experience adverse changes in our credit rating;

•	we may experience competition from other financial services companies in our markets; and

•	an economic slowdown may adversely affect credit quality and loan originations.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page [●] and in Washington Federal’s reports filed with the SEC.
For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Washington Federal and Anchor claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Washington Federal and Anchor do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Washington Federal, Anchor or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF WASHINGTON FEDERAL
Washington Federal is providing the following information to aid you in your analysis of the financial aspects of the merger. Washington Federal derived the information as of and for the five years ended September 30, 2012 through September 30, 2016 from its historical audited consolidated financial statements for these fiscal years. The audited consolidated financial information contained herein is the same historical information that Washington Federal has presented in its prior filings with the SEC. The historical consolidated financial data for the six months ended March 31, 2017 and 2016 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made.

The operating results for the six months ended March 31, 2017 and 2016 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending September 30, 2017. This information is only a summary, and you should read it in conjunction with Washington Federal’s consolidated financial statements and notes thereto contained in Washington Federal’s 2016 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page [●].

	At or for the Six Months Ended March 31,		At or for the Year Ended September 30,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Balance Sheet Summary:
Total assets	$14,960,676	$14,670,823	$14,888,063	$14,568,324	$14,756,041	$13,082,859	$12,472,944
Loans receivable, net	10,463,022	9,545,322	9,910,920	9,170,634	8,324,798	7,823,977	7,740,374
Mortgage-backed securities	2,613,656	2,755,434	2,490,510	2,906,440	3,231,691	2,902,655	2,360,668
Investment securities	472,776	899,739	849,983	1,117,339	1,366,018	1,109,772	612,524
Cash and cash equivalents	266,397	276,084	450,368	284,049	781,843	203,563	751,430
Customer accounts	10,630,807	10,543,384	10,600,852	10,631,703	10,716,928	9,090,271	8,576,618
FHLB advances	2,150,000	1,980,000	2,080,000	1,830,000	1,930,000	1,930,000	1,880,000
Stockholders’ equity	2,014,762	1,962,460	1,975,731	1,955,679	1,973,283	1,937,635	1,899,752
Stockholders’ equity per share	22.53	21.50	22.03	21.04	20.05	18.91	17.89
Average equity to average assets	13.5%	13.4%	13.3%	13.4%	13.8%	14.8%	14.3%
Non-performing assets to total assets	0.53%	0.64%	0.48%	0.88%	1.00%	1.63%	2.19%
Income Statement Summary:
Interest income	$268,962	$270,187	$536,793	$530,553	$533,697	$516,291	$590,271
Interest expense	58,083	56,993	116,544	117,072	128,077	136,159	193,249
Net interest income	210,879	213,194	420,249	413,481	405,620	380,132	397,022
Provision (reversal) for loan losses	(1,600)	(1,500)	(6,250)	(11,162)	(15,401)	1,350	44,955
Other Income	22,032	21,364	57,082	49,727	27,916	20,074	6,698
Other Expense	110,615	118,421	235,447	224,851	204,009	164,240	142,854
Income before income taxes	123,896	117,637	248,134	249,519	244,928	234,616	215,911
Income taxes	40,580	40,816	84,085	89,203	87,564	83,111	77,728
Net income	$83,316	$76,821	$164,049	$160,316	$157,364	$151,505	$138,183
Per Share Data:
Basic earnings	$0.93	$0.83	$1.79	$1.68	$1.56	$1.45	$1.29
Diluted earnings	0.93	0.83	1.78	1.67	1.55	1.45	1.29
Cash dividends	0.54	0.27	0.55	0.54	0.41	0.36	0.32
Return on average stockholders’ equity	8.34%	7.83%	8.33%	8.21%	7.99%	7.88%	7.23%
Return on average assets	1.12%	1.05%	1.12%	1.10%	1.10%	1.17%	1.03%
Efficiency ratio	48.00%	52.75%	50.80%	49.54%	46.76%	40.90%	34.54%
Average Shares Outstanding
Basic	89,346,294	92,385,367	91,399,038	95,644,639	101,154,030	104,684,812	107,108,703
Diluted	89,732,042	92,860,052	91,912,918	96,053,959	101,590,351	104,837,470	107,149,240

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ANCHOR
The following selected financial data with respect to Anchor’s statements of financial position and its statements of income for the fiscal years ended June 30, 2012 through June 30, 2016 have been derived from its historical audited financial statements for those fiscal years. The audited consolidated financial information contained herein is the same historical information that Anchor has presented in its prior filings with the SEC. The historical consolidated financial data for the nine months ended March 31, 2017 and 2016 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made.
The operating results for the nine months ended March 31, 2017 and 2016 are not necessarily indicative of the operating results that may be expected for any interim period or the year ending June 30, 2017. This information is only a summary, and you should read it in conjunction with Anchor’s consolidated financial statements and notes thereto contained in Anchor’s 2016 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page [●].

	At or for the Nine Months Ended March 31,		At or for the Year Ended June 30,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Balance Sheet Summary:
Total assets	$465,449	$420,002	$431,504	$379,230	$389,128	$452,179	$470,815
Securities	168	177	175	554	573	1,591	1,798
Mortgage-backed securities	25,697	31,245	29,781	36,628	47,109	57,012	54,098
Loans receivable, net	378,875	326,562	347,351	283,444	281,526	277,454	287,755
Deposits	343,265	303,156	300,894	299,812	311,034	328,584	345,798
FHLB advances	50,500	45,500	62,000	10,000	17,500	64,900	64,900
Total equity	64,989	64,101	63,196	63,722	53,674	52,367	54,024
Income Statement Summary:
Total interest income	$14,775	$12,845	$17,524	$16,886	$17,789	$19,727	$22,464
Total interest expense	2,398	2,097	2,830	3,076	3,681	4,764	6,090
Net interest income before provision for loan losses	12,377	10,748	14,694	13,810	14,108	14,963	16,374
Provision for loan losses	285	165	340	-	-	750	2,735
Net interest income after provision for loan losses	12,092	10,583	14,354	13,810	14,108	14,213	13,639
Noninterest income	3,167	3,155	4,205	4,503	4,075	4,924	6,674
Noninterest expense	12,818	13,532	18,025	16,807	17,760	19,392	22,025
Income (loss) before provision (benefit) for income tax	2,441	206	534	1,506	423	(255)	(1,712)
Total provision (benefit) for income tax	746	46	39	(8,321)	—	—	—
Net income (loss)	$1,695	$160	$495	$9,827	$423	$(255)	$(1,712)
Per Share Data:
Basic earnings	$0.71	$0.07	$0.20	$3.97	$0.17	$(0.10)	$(0.70)
Diluted earnings	0.70	0.07	0.20	3.97	0.17	(0.10)	(0.70)
Cash dividends	—	—	—	—	—	—	—
Return on average stockholders’ equity	2.88%	0.28%	0.86%	3.10%	0.83%	(0.49)%	(3.13)%
Return on average assets	0.39%	0.04%	0.13%	0.43%	0.10%	(0.05)%	(0.36)%
Efficiency ratio	82.5%	97.3%	95.4%	91.8%	97.7%	97.5%	95.6%
Average Shares Outstanding
Basic	2,400,217	2,455,274	2,452,455	2,477,423	2,466,983	2,461,033	2,454,233
Diluted	2,422,171	2,456,459	2,459,526	2,477,423	2,466,983	2,461,033	2,454,233

UNAUDITED PRO FORMA PER SHARE DATA
The following table sets forth for the Washington Federal common stock and the Anchor common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of book value data, and as if the transaction had been effective at the beginning of each period shown below, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, the historical financial information that Washington Federal and Anchor have presented in prior filings with the SEC. See “Where You Can Find More Information” beginning on page [•].
The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the date indicated or that may be obtained in the future.

	For the Six Months Ended March 31, 2017	For the Twelve Months Ended September 30, 2016
Net Income Per Common Share:
Historical:
Washington Federal
Basic	$0.93	$1.79
Diluted	0.93	1.78
Anchor
Basic	0.47	0.30
Diluted	0.46	0.30
Pro forma combined (1)
Basic	0.93	1.77
Diluted	0.92	1.76
Equivalent Pro Forma Anchor (2)
Basic	0.75	1.42
Diluted	0.74	1.41

Dividends Declared Per Common Share:
Historical:
Washington Federal (3)	$0.54	$0.55
Anchor	—	—
Equivalent pro forma Anchor (4)	0.43	0.44

Book Value Per Common Share:
Historical:
Washington Federal	$22.53	$22.03
Anchor	25.95	25.46
Pro forma combined (1)	22.73	22.25
Equivalent pro forma amount of Anchor (2)	18.27	17.88

(1)
Pro forma combined amounts are calculated by adding together the historical amounts reported by Washington Federal and Anchor, as adjusted for the estimated acquisition accounting adjustments to be recorded in connection with the merger and an estimated 1.994 million shares of Washington Federal common stock to be issued in connection with the merger based on the terms of the merger agreement.

(2)	The equivalent pro forma per share data for Anchor is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.80.

(3)
It is anticipated that the initial pro forma combined dividend rate will be equal to the current dividend rate of Washington Federal. Accordingly, the pro forma combined dividends per share of Washington Federal common stock is equal to the historical dividends per common share paid by Washington Federal. The six months ended March 2017 contain a $0.25 special dividend.

(4)
The equivalent pro forma cash dividends per common share represent the historical cash dividends per common share declared by Washington Federal and assume no change will occur, multiplied by the exchange ratio of 0.80.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information
The following table presents trading information for Washington Federal common stock on the Nasdaq Global Select Market and Anchor common stock on the Nasdaq Global Market on April 10, 2017, the last trading day prior to the announcement of the signing of the merger agreement, and on [●], 2017, the last practical trading day for which information was available prior to the date of the printing of this proxy statement/prospectus.

	Historical market value per share of Washington Federal	Historical market value per share of Anchor
April 10, 2017	$32.60	$25.00
[•], 2017

You should obtain current market quotations for Washington Federal common stock. The market price of Washington Federal common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Washington Federal common stock is subject to fluctuation, the value of the shares of Washington Federal common stock that you may receive in the merger may increase or decrease prior to and after the merger.
Historical Market Prices and Dividend Information
Washington Federal common stock is listed on the Nasdaq Global Select Market System under the symbol “WAFD.” Anchor common stock is listed on the Nasdaq Global Market System under the symbol “ANCB.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Washington Federal common stock and Anchor common stock as reported on the Nasdaq Global Select Market System and the Nasdaq Global Market System, respectively, and the quarterly cash dividends per share declared.

		Washington Federal			Anchor Bancorp
		Market Price		Dividends declared per share	Market Price		Dividends
		High	Low		High	Low
2017
	Second calendar quarter through ([•], 2017)
	March 31, 2017*	$35.15	$31.70	$0.40	$26.95	$25.75	$—
2016
	December 30, 2016	35.30	26.38	0.14	27.38	24.05	—
	September 30, 2016	26.98	23.73	0.14	26.24	23.11	—
	June 30, 2016	25.22	21.79	0.14	25.44	23.00	—
	March 31, 2016	23.23	19.87	0.14	25.06	22.61	—
2015
	December 31, 2015	26.05	22.61	0.13	26.00	21.99	—
	September 30, 2015	23.93	21.39	0.13	22.75	21.32	—
	June 30, 2015	24.16	21.46	0.13	22.92	20.85	—
	March 31, 2015	22.14	19.86	0.13	22.61	20.25	—

*Includes special dividend of $0.25 per share
As of [●], 2017 there were [●] outstanding shares of Washington Federal common stock held by approximately [●] shareholders of record. As of [●], 2017, there were [●] outstanding shares of Anchor common stock held by approximately [●] holders of record. Anchor has not paid any dividends to its shareholders.
The board of directors of Washington Federal from time to time evaluates the payment of cash dividends. The timing and amount of any future dividends will depend upon earnings, cash and capital requirements, the financial condition of Washington Federal and its subsidiaries, applicable government regulations and other factors deemed relevant by Washington Federal’s board of directors. Washington Federal paid the following historical cash dividends:
On January 18, 2017, Washington Federal announced a quarterly cash dividend of $.15 per share and a one-time special dividend of $.25 per share, payable on February 10, 2017 to shareholders of record as of February 1, 2017. On April 24, 2017, Washington Federal announced a quarterly cash dividend of $.15 per share payable on May 19, 2017 to shareholders of record as of May 5, 2017.

THE SPECIAL MEETING OF ANCHOR SHAREHOLDERS
This proxy statement/prospectus constitutes the proxy statement of Anchor for use at the special meeting of Anchor’s shareholders to be held on [●], 2017, at the Lacey Community Center, 6729 Pacific Avenue SE, Lacey, Washington, at [●], local time, and any adjournments thereof.
At the special meeting, the shareholders of Anchor will consider and vote upon (i) approval of the merger agreement; and (ii) approval of the adjournment proposal.
Pursuant to the merger agreement, Anchor will merge with and into Washington Federal, and Anchor’s wholly owned subsidiary, Anchor Bank, will merge with and into Washington Federal, National Association. We expect to complete the merger of Anchor with and into Washington Federal during the quarter ended September 30, 2017.
When we complete the merger, Anchor shareholders will receive a fractional share of Washington Federal common stock as merger consideration for each share of Anchor common stock they own, as described in “The Merger—Consideration to be Received in the Merger” on page [•].
Anchor has supplied all information contained in this proxy statement/prospectus with respect to Anchor. Washington Federal has supplied all information contained in this proxy statement/prospectus with respect to Washington Federal.
This proxy statement/prospectus is first being mailed to shareholders of Anchor on or about [●], 2017.

Voting and Proxy Procedure
Shareholders Entitled to Vote.
The close of business on [●], 2017 was the record date for determining Anchor shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were [●] shares of Anchor common stock outstanding held by [●] holders of record. Anchor has no other class of voting securities outstanding. Each holder of Anchor common stock is entitled to one vote for each share of Anchor common stock in that holder’s name on Anchor’s books as of the record date on any matter submitted to the vote of the Anchor shareholders at the special meeting.
If you are a beneficial owner of Anchor common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Anchor common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Voting Your Shares.
You can vote your shares using one of the following methods:

•	Vote through the Internet at [www.proxyvote.com];

•	Vote by telephone using the toll-free number shown on the proxy card; or

•	Complete and return a written proxy card.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [●], 2017. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the special meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote.
Quorum.
The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Anchor common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.

Proxies; Proxy Revocation Procedures.
The Anchor board of directors solicits proxies so that each shareholder has the opportunity to vote on the merger agreement and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Anchor board of directors. The board recommends a vote:

•	FOR approval of the merger agreement; and

•	FOR the adjournment proposal.
Anchor shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of Anchor prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.
Written notices of revocation or other communications about revoking your proxy should be addressed to Anchor Bancorp, Attn: Corporate Secretary, 601 Woodland Square Loop SE, Lacey, Washington 98503.
Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to the adjournment proposal will be voted in favor of the merger agreement and the adjournment proposal, in accordance with the recommendation of the board of directors of Anchor. Anchor shareholders who provide no instruction with respect to the merger agreement will not be eligible to assert their dissenters’ rights.
Participants in the Anchor Employee Stock Ownership Plan.
If you hold shares of Anchor common stock through the Anchor employee stock ownership plan, the trustee of the plan will vote the shares in your plan account in accordance with your instructions. Each participant in the plan is being sent a form of voting instructions card for this purpose. Cards properly completed, signed and returned to the trustee will constitute instructions to the trustee as to the manner in which shares of Anchor common stock allocated to the plan accounts of participants are to be voted. Shares of Anchor common stock allocated to accounts in the plan for which no voting instructions are given will be voted by the trustee in the same proportion as the shares for which the trustee has received voting instructions. The deadline for returning your voting instructions to the trustee is [•], 2017. Only the trustee can vote the shares held in the plan, even if a plan participant attends the special meeting in person.
Vote Required; Voting Agreements.
The approval of the merger agreement will require the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Anchor common stock. The directors of Anchor and their affiliates hold [●]% of the outstanding shares entitled to vote.
The directors of Anchor have entered into voting agreements with Washington Federal with respect to the shares of Anchor common stock they own, in which they have agreed, among other things, to vote, or cause to be voted, all of their shares of Anchor common stock in favor of the merger agreement. See the section entitled “The Merger Agreement—Voting Agreements” on page [•]. Because approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Anchor common stock, failure to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

The adjournment proposal will be approved if a majority of the votes cast at the special meeting are voted in favor of the adjournment proposal. The failure to vote, abstentions and broker non-votes on the adjournment proposal will have no effect on such proposal.
Proxy Solicitation
The accompanying proxy is being solicited by the board of directors of Anchor. Anchor will bear the entire cost of solicitation of proxies from holders of its common shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Anchor, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Anchor will pay printing, postage and mailing costs of the proxy statement/prospectus. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs. In addition, Anchor has engaged Regan & Associates, Inc. to assist in distributing proxy materials and soliciting proxies and has agreed to pay a fee of $9,000, including out-of-pocket expenses, for its services to be rendered on behalf of Anchor.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth, as of [•], 2017, the voting record date, information regarding Anchor common stock ownership by:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Anchor’s common stock other than directors and executive officers;

•	each director and director nominee of Anchor;

•	each executive officer of Anchor or Anchor Bank for whom compensation is required to made under Item 402 of SEC Regulation S-K (known as “named executive officers”); and

•	all current directors and executive officers of Anchor and Anchor Bank as a group.
Persons and groups who beneficially own in excess of five percent of Anchor’s common stock are required to file with the SEC, and provide Anchor a copy, reports disclosing their ownership pursuant to the Exchange Act. To Anchor’s knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Anchor’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the Anchor employee stock ownership plan, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

As of the voting record date, there were [•] shares of Anchor common stock outstanding.

Name	Number of Shares Beneficially Owned (1)	Percent of Shares Outstanding (%)
Beneficial Owners of More Than 5%
Joel S. Lawson, IV	225,000 (2)	8.98
2040 Grubbs Mill Road
Berwyn, Pennsylvania 19312

Manulife Asset Management (US) LLC	167,336 (3)	6.68
101 Huntington Avenue
Boston, Massachusetts 02199

Stieven Capital Advisors, L.P.	204,100	8.15
12412 Powerscourt Drive, Suite 250
St. Louis, Missouri 63131

Joseph Stilwell	236,466 (5)	9.44
111 Broadway, 12th Floor
New York, New York 10006

Directors
Robert D. Ruecker	22,700 (6)	*
Jerald L. Shaw	41,635 (7)	*
Douglas A. Kay	8,200 (8)	*
George W. Donovan	17,200 (9)	*
Terri L. Degner	33,367 (10)	*
Reid A. Bates	2,250 (8)	*
Gordon Stephenson	3,050 (11)	*

Named Executive Officers Who Are Not Directors
Matthew F. Moran	13,324 (12)	*

All Executive Officers and Directors as a Group (9 persons)	149,301	5.96

(footnotes on the following page)

____________________

*	Less than one percent of shares outstanding.
(1)
Shares of restricted stock granted under the Anchor 2015 Equity Incentive Plan, as to which the holders have voting power but not investment power, are included as follows: Messrs. Ruecker, Kay and Donovan, 4,900 shares each; Mr. Shaw and Ms. Degner, 10,667 shares each; Mr. Bates, 800 shares; Mr. Moran, 5,282 shares; and all executive officers and directors as a group, 47,076 shares.

(2)	According to a Schedule 13D/A filed December 10, 2015, Mr. Lawson has sole voting and dispositive power over the shares reported.
(3)	According to a Schedule 13G/A filed February 14, 2017, Manulife Asset Management (US) LLC has sole voting and dispositive power over the shares reported.
(4)
According to a Schedule 13G/A filed February 13, 2017, Stieven Financial Investors, L.P. (“SFI”) and its general partner, Stieven Capital GP, LLC (“SFIGP”), have shared voting and dispositive power over 171,426 shares. Stieven Financial Offshore Investors, Ltd. (“SFOI”) has shared voting and dispositive power over 32,674 shares. Stieven Capital Advisors, L.P. (“SCA”), which serves as investment manager to SFI and SFOI, Stieven Capital Advisors GP, LLC (“SCAGP”), which serves as the general partner of SCA, Joseph A. Stieven, as managing member of SCAGP and SFIGP and CEO of SCA, Stephen L. Covington, as managing director of SCA, and Daniel M. Ellefson, as managing director of SCA, each report shared voting and dispositive power over 204,100 shares.

(5)
According to a Schedule 13D/A filed September 16, 2016, Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell have shared voting and dispositive power over the shares reported

(6)	Includes shares of restricted stock noted in footnote (1); remaining shares are held in individual retirement account (“IRA”).
(7)
Includes shares of restricted stock noted in footnote (1), 9,500 shares held jointly with spouse, 849 shares held in IRA, 1,794 shares held in the Anchor employee stock ownership plan (the “ESOP”), 3,245 shares held in spouse’s IRA and 3,406 shares held by Shaw Family I LLC.

(8)	Includes shares of restricted stock noted in footnote (1); remaining shares are held jointly with spouse.
(9)
Includes shares of restricted stock noted in footnote (1), 4,000 shares held jointly with spouse, 4,000 shares held by William M. Donovan Trust as to which Mr. Donovan is trustee, as well as 2,000 shares held for his children.

(10)	Includes shares of restricted stock noted in footnote (1), 10,000 shares held jointly with spouse and 1,117 shares held in the ESOP.
(11)	Consists of 1,000 shares held jointly with spouse, 1,000 shares held in his spouse’s IRA and 1,050 shares held as custodian for minors.
(12)	Includes shares of restricted stock noted in footnote (1).

THE MERGER
General
The boards of directors of Washington Federal and Anchor have unanimously approved the merger agreement providing for the merger of Anchor with and into Washington Federal, with Washington Federal being the surviving entity, and the merger of Anchor Bank with and into Washington Federal, National Association, with Washington Federal, National Association being the surviving institution. We expect to complete the merger of Anchor with and into Washington Federal during the quarter ending September 30, 2017.
Background of the Merger
Anchor’s board of directors regularly reviews and assesses Anchor’s business strategies and objectives, with the goal of maximizing value for its shareholders. Following its mutual to stock conversion in January 2011, Anchor remained subject to a Cease and Desist Order with the FDIC and the WDFI that was entered into in 2009. In connection with the lifting of the Cease and Desist Order in September 2012, Anchor entered into a Supervisory Directive with the Federal Reserve Bank of San Francisco (“Federal Reserve Bank”) and Anchor Bank entered into a Supervisory Directive with the WDFI.

In April 2014, Anchor engaged Invictus Consulting Group LLC (“Invictus”) to assist it with stress testing Anchor’s and Anchor Bank’s capital. The stress testing Invictus provided was used by Anchor to show the Federal Reserve Bank and the WDFI that Anchor and Anchor Bank had the ability to absorb certain losses in adverse conditions and still meet their respective minimum capital requirements as support for the removal of the Supervisory Directives.

On November 20, 2014, the WDFI terminated its Supervisory Directive with Anchor Bank and on January 13, 2015, the Federal Reserve Bank terminated its Supervisory Directive with Anchor. Thereafter, the Anchor board of directors began assessing Anchor’s business opportunities, including the possible acquisition of other financial institutions. As a result, in May 2015, Anchor retained Invictus to provide Anchor with alternatives for Anchor to increase its shareholder value, including the acquisition of other financial institutions.

During 2015, Anchor’s board of directors continued to review and assess its business strategies and objectives. With the termination of its supervisory directives, the shareholder activists that purchased shares in Anchor’s offering of its common stock as part of its mutual to stock conversion began urging the Anchor board to maximize shareholder value through the sale of Anchor. In particular, two shareholder activists, Joel S. Lawson, and Joseph Stilwell and his affiliates (collectively, the “Stilwell Group”) increased their demands on Anchor to find a potential acquisition partner.

On July 28, 2015, as part of its capital management strategies, Anchor announced the repurchase of up to 5% of its outstanding common stock and such repurchase was completed during the quarter ended June 30, 2016.

During the months of September and October 2015, Mr. Lawson ran a proxy contest in connection with Anchor’s October 2015 annual meeting of shareholders and he was successful in the appointment of his nominee, Varonica S. Ragan, to Anchor’s and Anchor Bank’s respective boards of directors on December 9, 2015. Ms. Ragan was also appointed as chairperson of the Anchor board of directors’ strategic planning committee (the “Committee”). In connection with Ms. Ragan’s appointment to Anchor’s board of directors, Anchor also entered into a standstill agreement with Mr. Lawson and Ms. Ragan.

In March 2016, KBW, which had acted as financial advisor to Anchor in connection with the offering of Anchor’s common stock in the mutual to stock conversion and maintained its relationship with Anchor following the conversion, met with the Anchor board of directors to discuss an analysis prepared by KBW regarding Anchor remaining independent versus a sale of Anchor.

On April 28, 2016, KBW indicated to the Committee that Company A could be a possible merger partner for Anchor. After discussion, the Committee decided to pursue this opportunity and authorized KBW to contact

Company A regarding a possible transaction. In connection with Anchor’s consideration of this potential transaction, Anchor’s special counsel Silver Freedman Taff & Tiernan LLP, which we refer to in this document as “SFT&T”, discussed with the Anchor board of directors its fiduciary duties regarding a potential transaction for the sale of Anchor.

On May 5, 2016, KBW provided Anchor with an engagement letter in connection with a possible transaction with Company A. Anchor provided a copy of the KBW engagement letter to SFT&T for review.

On May 6, 2016, Anchor Bank received a mutual non-disclosure agreement from Company B for the purpose of a possible purchase of branches by Anchor Bank. Anchor Bank did not pursue the branch purchase.

On May 9, 2016, KBW provided a revised engagement letter to Anchor for its consideration relating to a possible transaction with Company A. Anchor provided a copy of the revised KBW engagement letter to SFT&T for review.

On May 17, 2016, at a regularly scheduled meeting and following lengthy analysis and discussion, the Anchor board of directors approved and caused an engagement letter with KBW to be executed by Anchor retaining KBW as Anchor’s financial advisor in connection with a transaction with Company A. During the latter part of May and early June 2016, due diligence was conducted by Company A.

On June 15, 2016, Anchor’s President and Chief Executive Officer, Jerald L. Shaw, and Anchor’s Executive Vice President and Chief Financial Officer, Terri L. Degner, met with representatives of the Stilwell Group. The meeting followed an advance phone call to Anchor’s counsel Breyer & Associates PC, which we refer to in this document as “B&A”, by Joseph Stilwell indicating that he had concluded it was time for Anchor to be sold. During June and July 2016, discussions between Anchor, B&A and representatives of the Stilwell Group continued.

On June 24, 2016, Anchor received a non-binding letter of intent from Company A with a proposed price to Anchor shareholders of $27.00 per share with 30% of the total consideration paid in cash and 70% in Company A’s common stock. A copy of the letter was provided to each of Anchor’s directors and the Committee for review. A copy of the letter was also provided to SFT&T to review on Anchor’s behalf.

On July 1, 2016, Anchor’s management updated the board and the Committee on the status of the letter of intent from Company A. Representatives of KBW and SFT&T provided comments to the Company A letter of intent over the next several days. The managements of Anchor and Company A continued due diligence discussions during late June through mid-July 2016 and further negotiation of the letter of intent.

On July 1, 2016, a demand for a shareholder list from the Stilwell Group was sent to Anchor.

On July 8, 2016, Anchor provided the shareholder list to a representative of the Stilwell Group. Discussions with representatives of the Stilwell Group continued throughout July and August 2016 concerning the Anchor shareholder meeting in September 2016.

On July 20, 2016, KBW notified Anchor that Company A had determined not to proceed with the transaction. In a conference call with the Anchor board of directors, KBW recommended that the board consider expanding its search for a merger partner and proposed next steps in the process. The Anchor board authorized KBW to develop a recommended list of potential partners, and to prepare a confidential offering memorandum and other documents required to present information on Anchor to potential interested parties. In connection with its determination to pursue other merger partners, the Anchor board decided, after discussions with B&A, to announce Anchor’s engagement of KBW as its financial advisor to evaluate and pursue its strategic alternatives through a press release and filing of a Current Report on Form 8-K with the SEC.

On July 22, 2016, KBW provided Anchor with an amendment to its engagement letter, which expanded the May 19, 2016 engagement letter to include other potential merger partners approved by Anchor.

On July 25, 2016, Anchor distributed a press release and filed the press release on a Current Report on Form 8-K with the SEC to announce its engagement of KBW to assist Anchor in identifying and evaluating various strategic options and operating scenarios intended to maximize shareholder value, including the potential sale or merger of Anchor.

On July 27, 2016, the Stilwell Group’s Schedule 13D/A filed with the SEC indicated that they would seek to appoint a nominee to the Anchor board unless Anchor announced a sale transaction prior to its annual meeting of shareholders in September 2016.

On July 28, 2016, KBW was contacted by Brent J. Beardall, then President and Chief Banking Officer of Washington Federal, indicating that Washington Federal might possibly be interested in a transaction with Anchor.

On August 1, 2016, Anchor signed the amended engagement letter with KBW pursuant to which KBW was engaged to contact other potential merger partners in its capacity as financial advisor to Anchor.

On August 5, 2016, the Committee and B&A participated in a conference call with KBW to discuss potential interested parties. KBW identified five potential institutions to contact on a confidential basis to ascertain their respective level of interest in acquiring Anchor. Discussion followed regarding each party and its ability to complete a proposed transaction.

On August 16, 2016, Invictus provided Anchor’s board of directors with a “Kelley Blue Book Valuation” (the “Invictus Presentation”), which provided its estimate for the amount to be received on a sale of Anchor, based on an all cash offer. The Invictus Presentation concluded that Anchor had an estimated stand-alone value of $25.00 per share, plus an estimated acquisition premium of $2.50 per share.

On August 16, 2016, the Committee participated in a conference call with B&A and KBW to discuss the Stilwell Group nominee to the Anchor board and the Stilwell Group’s desire to sell Anchor. The Committee discussed the options available to Anchor regarding putting the Stilwell Group’s nominee on the Anchor board. KBW provided an update on calls it had received from potential interested parties, including a credit union. The Committee also discussed (i) a potential branch acquisition from Company B for $32 or $33 million in deposits with a 2% deposit premium, (ii) the Invictus Presentation, and (iii) contacting Company C, a smaller bank, regarding a potential transaction with Anchor.

During the August 16, 2016 conference call, the Committee determined that the valuation reached by Invictus in the Invictus Presentation was based on a number of assumptions, including that Anchor’s growth would be funded by deposits. Management of Anchor stated that it did not believe the growth assumptions contained in the Invictus Presentation were sustainable for 2017 without the use of wholesale sources of funds, which they did not want to pursue. Management also indicated that it did not believe that the basis of the model prepared by Invictus was consistent with current economic conditions. Further, the Invictus analysis was made without the results of any discussion with potential acquirors, which ultimately produced lower proposed prices, and the Invictus Presentation specifically noted the result could be different if stock of an acquirer was the basis for the consideration.

On August 23, 2016, Mr. Shaw discussed with a representative of the Stilwell Group the possibility of the appointment of a Stilwell Group nominee to the Anchor board of directors. That same day a representative of the Stilwell Group provided forms of a standstill agreement and a non-disclosure agreement to B&A for its review on behalf of Anchor. Negotiation of these agreements between B&A and representatives of the Stilwell Group followed.

On August 29, 2016, the Anchor board of directors appointed Gordon Stephenson, the nominee of the Stilwell Group, to the Anchor board. Mr. Stephenson’s appointment was pursuant to a standstill agreement and a non-disclosure agreement between Anchor and the Stilwell Group, which also were approved by the Anchor board and executed by the parties. Anchor and the Stilwell Group distributed a joint press release announcing Mr. Stephenson’s appointment, which was filed as an exhibit to a Current Report on Form 8-K and filed with the SEC.

During late August and early September 2016, in order to facilitate the process on behalf of Anchor, KBW prepared a confidential memorandum to be provided to interested parties to assist them in deciding whether to pursue a possible transaction with Anchor. The memorandum was compiled by KBW working with Anchor management and B&A.

On September 6, 2016, KBW provided the Committee, with B&A in attendance, with an expanded list of potential interested parties, which included a total of 13 financial institutions. Of the 13 potential institutions, KBW indicated that Company D might be a strong candidate, but had antitrust issues, as measured by the Herfindahl Hirschman Index (“HHI”), because it had a market overlap with Anchor. Committee chairperson, Ms. Ragan, requested that B&A provide her materials on HHI so she could better understand this issue. Materials were provided to her later that day. The Committee authorized KBW to contact the 13 financial institutions.

On September 13, 2016, KBW provided the Anchor board with an update of the non-disclosure agreements that had been requested and executed. Of the 13 institutions contacted, seven had requested non-disclosure agreements and four had signed non-disclosure agreements. This was in addition to the non-disclosure agreement previously signed by Company A and does not include the non-disclosure agreement signed at a later date by Company E that is described below.

On September 15, 2016, Company C indicated to KBW that based on Company C’s analysis a transaction with Anchor was not a probability.

On October 5, 2016, the electronic data room was opened with access provided only to parties that had signed non-disclosure agreements. Due diligence ensued and four parties logged into the electronic data room.

On October 7, 2016, KBW provided the Anchor board of directors with an update regarding the level of interest of the four parties conducting due diligence in the electronic data room.

On October 11, 2016, KBW provided the Anchor board with an update on the level of interest of the five parties it had spoken with since October 7, 2016, including the four that had logged into the data room.

On October 16, 2016, Anchor received a letter of intent from Company D for $28.00 per share with 50% stock and 50% cash consideration. KBW indicated that it would prepare a model based on the HHI issue and related divestures. The Committee indicated that the HHI issue and divestiture consequences needed to be further reviewed and evaluated. The Committee also discussed whether contacting another bank and following up with Company A would be feasible.

On October 20, 2016, KBW and B&A participated in a conference call with Company D and its financial advisor to review the financial assumptions used in assessing a proposed transaction and to discuss the HHI issue.

On October 24 and 28, 2016, KBW provided the Committee with an update on the interest of the various parties it had contacted. KBW also indicated that it had provided a model based on public information to a new party, Company E.

On November 3 and 8, 2016, KBW provided the Committee with a further update regarding the various parties it had contacted.

On November 13, 2016, Ms. Degner met with the Chief Executive Officer and Chief Financial Officer of Company D as Company D began its due diligence of Anchor. Company D completed its due diligence of Anchor’s loan portfolio on November 15, 2016.

On November 15, 2016, Director Ragan resigned from the Anchor and Anchor Bank boards of directors. As a result of her resignation, Director Stephenson was made chairperson of the Committee.

On November 28, 2016, the Committee and KBW held a conference call to discuss materials KBW had provided on November 25, 2016. The discussion included an update on the progress of Company D in its due diligence review of Anchor and a report that Company E had submitted a non-disclosure agreement and had been active in the data room. KBW reported that on November 22, 2016, Company D’s Chief Executive Officer provided his board with an update of the proposed transaction and the results of Company D’s due diligence. The Company D board also discussed the HHI issue, the disgorgement of deposits and loans and determined to continue to move the HHI analysis along. The Company D board was surprised by the amount needed to fund Anchor Bank’s phantom stock plan and indicated because of this expense, that the $28 price may not hold, but wanted to pay a fair price and indicated it would like to have more support on this analysis.

KBW also reported that the Chief Financial Officer of Company E had spent some time reviewing the materials in the data room and had provided KBW with a number of comments. KBW stated that it would work with Anchor to provide the information Company E requested on the modeling for a potential transaction. The Chief Financial Officer of Company E raised concerns regarding Anchor’s pro forma liquidity and capital, since the transaction could increase Company E’s size to over $1.0 billion in assets.

On December 13, 2016, the Committee and KBW held a conference call during which KBW provided an update regarding Company D and Company E. KBW reported that Company D had expressed concern about Anchor’s level of construction lending. KBW also reported that Company E was considering the transaction, but did not appear to be strongly interested. Company E also had expressed concern about Anchor’s level of construction loans, and Company E’s President also had expressed caution, since Company E had not previously done a whole bank acquisition. The Committee and KBW discussed contacting Company A again and a group that advised financial institutions.

On December 16, 2016, KBW provided a status report to the Committee regarding Company D and Company E. Company D’s Chief Executive Officer had discussed the transaction with the FDIC, WDFI and the Federal Reserve Bank and received positive feedback. The banking regulators’ primary concern was the deposit concentration/HHI issue. Any application submitted for a transaction would be required to be submitted to the Federal Reserve Board in Washington, D.C. The HHI issue could be addressed with or without mediation and Company D’s anti-trust counsel would continue to work with the U.S. Department of Justice regarding this issue. KBW also provided an update on Company E and indicated that although the pro forma results for the transaction look favorable, this would probably take some time to develop.

On January 9, 2017, KBW provided a further update via email to the Committee regarding Company D and Company E. Again, discussion regarding the Company D transaction centered on overcoming the HHI issues and Company D’s anti-trust’s efforts in its discussion with the U.S. Department of Justice. KBW also reported that Company E’s board of directors had authorized its management to continue with its analysis and that Company E had engaged an investment banker to perform additional modeling.

On January 28, 2017, KBW provided the Committee with a copy of Company D’s revised letter of intent that was received on January 27, 2017. The Company D revised letter of intent provided for a transaction value of approximately $67.6 million or $27.00 per share with the consideration to be paid 50% in stock with a fixed exchange ratio and 50% in cash. The letter of intent was not signed by Anchor pending resolution of the HHI issue. Discussions by Company’s D’s anti-trust counsel continued with the U.S. Department of Justice and the Federal Reserve Bank regarding the HHI issue.

On January 31, 2017, KBW and the Committee held a conference call. KBW reported that Company D had informed KBW that Company D was continuing to work with the U.S. Department of Justice and the Federal Reserve Bank regarding the HHI issue and would keep KBW updated. KBW also indicated that it had received no feedback from Company E. Discussion followed as to whether KBW should approach other parties. The Committee authorized KBW to follow up with Company F, Washington Federal and Company A to see if they would have any interest in a transaction with Anchor at a lower pricing.

On February 2, 2017, KBW reported to the Committee that each of Company F and Washington Federal had indicated an interest in a transaction with Anchor at a lower price and that these companies were once again given access to the data room. In addition, Washington Federal’s President, Brent J. Beardall, contacted Ms. Degner to obtain updated information on Anchor’s financials.

On February 6, 2017, KBW received a non-binding letter of intent from Washington Federal with an offer of $57.1 million, with the consideration to be paid solely in Washington Federal stock. On February 7, 2017, Washington Federal submitted a revised letter of intent, but with no change to the offer of $57.1 million, with the same stock consideration. The letter of intent included an exclusivity provision.

On February 8, 2017, Company F submitted a verbal proposal to KBW at 95% of Anchor’s book value, with the consideration to be paid solely in Company F stock.

On February 9, 2017, KBW indicated to Anchor that it had contacted Company A and that Company A had decided to pass.

On February 14, 2017, KBW and the Committee held a conference call to discuss materials prepared by KBW on the various proposals received from Company D, Company F and Washington Federal. KBW provided an analysis of each of the potential parties and their respective proposals. Included in KBW’s materials was an analysis of the alternative of Anchor continuing on a stand-alone basis. After discussion, the Committee determined to make a counter proposal to Washington Federal.

On February 15, 2017, Anchor counter-proposed to Washington Federal a $25.50 per share purchase price for a transaction value of $63.9 million, with the purchase price representing approximately 99.7% of stated tangible common equity and 117.9% of adjusted tangible common equity. Anchor also requested that the requirement for exclusivity be eliminated. Later that same day, KBW advised the Committee that Washington Federal had accepted the revised pricing terms.

On February 16, 2017, at a special meeting, the Anchor board approved the modified Washington Federal letter of intent and discussed next steps. The Anchor board elected not to continue discussions with Company D because of the execution risk of completing a transaction with Company D as a result of the HHI issues and also elected not to proceed with Company F. Ms. Degner indicated that Washington Federal would be contacting her on the loan review, which was expected to commence in five to seven business days and then take one to two weeks to complete.

On February 23, 2017, Washington Federal began its review of Anchor’s loan portfolio.

On February 24, 2017, KBW and B&A participated in a due diligence call with Mr. Beardall and Arian Colachis, General Counsel of Washington Federal. The purpose of the call was to discuss if there were any regulatory issues that could cause a problem for Washington Federal to obtain regulatory approval of the proposed transaction.

On February 28, 2017, a representative from the Stilwell Group contacted B&A regarding the expiration of the non-disclosure agreement with Anchor and a proposed extension for 30 days. The Anchor board of directors voted in favor of accepting the extension agreement. The Stilwell Group provided a signed copy of the extension agreement to Anchor, which was signed by Mr. Shaw.

On March 3, 2017, Ms. Degner discussed Anchor’s regulatory status with Ms. Colachis.

On March 4, 2017, Mr. Beardall contacted KBW to indicate that Washington Federal had completed its due diligence on the items that were of concern to it and nothing had come to its attention that would require an adjustment to Washington Federal’s February 15, 2017 letter of intent. He further indicated that Washington Federal was ready to move forward with the negotiation of a definitive merger agreement.

On March 8, 2017, the Anchor board held a regular meeting to discuss the transaction with Washington Federal. KBW provided materials for the meeting and discussed financial aspects of the transaction. B&A also participated in the meeting by telephone and discussed the board’s fiduciary duties and provisions to be included in the merger agreement for the transaction. That evening, KBW discussed with Mr. Beardall a proposed floating exchange ratio, which Mr. Beardall tentatively agreed with pending review of the proposed merger agreement in its entirety. The proposed floating exchange ratio provided for fixed pricing per share within a 20% collar. They also verbally agreed upon a walkaway right for Anchor in the event Washington Federal’s stock price decreased in value more than 20% and such decrease exceeded an agreed upon index by more than 20%.

On March 9, 2017, Mr. Beardall contacted KBW to indicate Washington Federal’s preference for a fixed exchange ratio rather than a floating exchange ratio with a 20% collar. KBW indicated that the Anchor board felt strongly about a floating exchange ratio and provided Mr. Beardall with Anchor’s reasons therefor. Later that evening, Mr. Beardall contacted KBW and indicated that Washington Federal proposed changing the floating exchange ratio collar from 20% to 10%. KBW presented the Washington Federal proposal to Anchor management, suggesting a compromise of a 15% floating exchange ratio collar.

On March 10, 2017, the Anchor board of directors approved the KBW compromise of a 15% collar on the floating exchange ratio and authorized KBW to contact Mr. Beardall to counter with this change. KBW provided the compromise to Mr. Beardall and he indicated that Washington Federal would consider it in connection with its review of the proposed merger agreement.

On March 11, 2017, B&A provided a draft of the merger agreement to the Committee and KBW for discussion purposes. From March 11 through March 13, 2017, discussions took place between Anchor, B&A and KBW regarding the provisions of the proposed merger agreement. During this time, Anchor continued to provide information to Washington Federal through discussions and with updates provided to the electronic data room.

On March 13, 2017, KBW provided Washington Federal with a request for information for Anchor’s reverse due diligence and proposed scheduling for management interviews.

On March 14, 2017, B&A participated in a call with Anchor’s board and reviewed the proposed merger agreement in detail with them. Following discussion regarding the merger agreement and questions to B&A regarding the agreement, B&A indicated that it would circulate a new draft to reflect the board’s proposed changes.
On March 15, 2017, B&A provided a revised draft of the merger agreement to the Anchor board of directors for its review, which, among other revisions, reflected a change in the per share price from $25.50 to $25.75 as a result of the cancellation of certain shares in the transaction that were held by but unallocated under the Anchor employee stock ownership plan. The per share price increase did not change the aggregate consideration to be paid by Washington Federal in the transaction. This adjustment had been discussed with Washington Federal by KBW and was agreed to by Washington Federal.
On March 16, 2017, after discussion and review of the revised draft merger agreement by the Anchor board of directors, with questions to B&A regarding the agreement and further clarification by B&A, the Anchor board approved the proposed merger agreement and authorized B&A to share the draft with Washington Federal.

On March 17, 2017, B&A provided the proposed merger agreement to Washington Federal for its review. Washington Federal management commenced its review of the merger agreement and provided a copy to its special counsel, Davis, Wright Tremaine LLP, which we refer to herein as “Davis Wright,” for its review. Over the next several days, Washington Federal management and Davis Wright held discussions regarding the proposed merger agreement.

On March 20, 2017, the Washington Federal board of directors and management reviewed and considered the proposed terms of the transaction, and approved and authorized management to execute and deliver the merger agreement, with any further revisions thereto deemed advisable by Washington Federal management, and delegated authority to Washington Federal management to take such further actions necessary to consummate the transaction.

On March 22, 2017, the Anchor board of directors met with representatives of the Washington Federal board of directors and management in Seattle, Washington to discuss the proposed transaction. KBW representatives also attended the meeting. During this meeting the Anchor board and KBW were given the opportunity to ask due diligence questions about Washington Federal and its operations and future prospects. Washington Federal indicated that it would be working with Davis Wright and would be reviewing the proposed merger agreement with them.

On March 23, 2017, Washington Federal management met with Davis Wright to review and consider the proposed merger agreement, after which Mr. Beardall contacted KBW to indicate that Washington Federal would like to have the floating exchange ratio collar changed to 10%.

On March 24, 2017, Washington Federal management and Davis Wright held a conference call to further discuss certain provisions of the proposed merger agreement. On that same day, Mr. Beardall discussed with KBW the prospect of engaging Ms. Degner as an independent contractor through the data conversion following the closing of the proposed transaction. Mr. Beardall indicated that he would speak with Ms. Degner directly and offer her a consulting contract for retaining her through this period. In addition, B&A and Davis Wright discussed the proposed merger agreement, the transaction and timing of the related regulatory filings.

During the period March 28 through April 6, 2017, the parties through their respective counsel exchanged multiple drafts of the merger agreement. Each draft was circulated for review and comment by both parties and their representatives. During this period, KBW on behalf of Anchor and Mr. Beardall on behalf of Washington Federal negotiated the terms of the floating exchange ratio collar and the Anchor walkaway provision. The parties agreed to a 13% floating exchange ratio collar and a 13% double trigger walkaway provision.

During the period April 6, 2017 through April 10, 2017, the parties exchanged and updated their respective disclosure schedules to the merger agreement.

On April 11, 2017, the Anchor board of directors and Washington Federal management reviewed, discussed and approved the final merger agreement and it was executed by the parties. At the Anchor meeting, KBW reviewed the financial aspects of the proposed merger and rendered to Anchor’s board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Anchor common stock.

Recommendation of the Anchor Board of Directors and Reasons of Anchor for the Merger
After careful consideration, at a meeting held on April 11, 2017, Anchor’s board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Anchor and its shareholders. Accordingly, Anchor’s board of directors unanimously approved the merger agreement and recommends that Anchor’s shareholders vote “FOR” approval of the merger agreement and “FOR” approval of the  adjournment proposal.
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote “FOR” the approval of the merger agreement, the Anchor board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Anchor management, as well as Anchor’s independent financial and legal advisors, and considered a number of factors, including the following material factors:

•
its knowledge of Anchor’s business, operations, financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Washington Federal;

•
the public announcement by Anchor on July 25, 2016 that it was exploring strategic options, including the potential sale or merger of Anchor, and the process undertaken by Anchor, with the assistance of KBW, to identify and solicit potential merger partners;

•
its understanding of Washington Federal’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account publicly available information and information furnished by Washington Federal;

•
its belief that the merger will result in a stronger commercial banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver enhanced value to Anchor’s shareholders as compared to continuing to operate as a stand-alone entity;

•
its belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of Anchor and Washington Federal possess complementary skills and expertise, which it believes should facilitate integration and implementation of the transaction;

•
the expanded possibilities, including organic growth and future acquisitions, that would be available to Washington Federal, given its larger size, asset base, capital, market capitalization, trading liquidity and footprint;

•
the anticipated pro forma financial impact of the merger on Washington Federal, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•
the financial presentation, dated April 11, 2017, of KBW to the Anchor board of directors and the opinion, dated April 11, 2017, of KBW to the Anchor board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Anchor common stock of the exchange ratio in the proposed merger, as more fully described below under “--Opinion of Anchor’s Financial Advisor;”

•	the benefits to Anchor and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•
the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by Anchor, including its borrowers, customers, depositors, employees, suppliers and communities;

•
its understanding of the current and prospective environment in which Anchor and Washington Federal operate, including national and local economic conditions, that portions of Anchor’s primary market are experiencing challenging economic conditions and higher unemployment and slower population growth than the rest of Western Washington, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates. The continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Anchor;

•	the ability of Washington Federal to complete the merger from a financial and regulatory perspective;

•
the equity interest in the combined company that Anchor’s existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

•
the greater market capitalization and trading liquidity of Washington Federal common stock in the event that Anchor shareholders desired to sell the shares of Washington Federal common stock to be received by them following completion of the merger;

•	that Washington Federal has paid cash dividends on its common stock every year since 1983;

•	its understanding that the merger will qualify as a “reorganization” under the Code, providing favorable tax consequences to Anchor’s shareholders in the merger; and

•
Anchor’s review with Anchor’s independent legal advisor, B&A, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Anchor’s shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the payment by Anchor of a termination fee of approximately $2.24 million to Washington Federal, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Anchor board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Anchor’s business and towards the completion of the merger;

•
the restrictions on the conduct of Anchor’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Anchor from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Anchor absent the pending merger;

•	the potential risks associated with achieving anticipated cost savings and successfully integrating Anchor’s business, operations and workforce with those of Washington Federal;

•	the merger-related costs;

•
the fact that the interests of Anchor’s directors and executive officers may be different from, or in addition to, the interests of Anchor’s other shareholders as described below under the heading “–Interests of Certain Persons in the Merger”;

•
the fact that, while Anchor expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals of the merger and the bank merger or the Anchor shareholder approval of the merger agreement might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•
the fact that: (i) Anchor would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Anchor would be obligated to pay to Washington Federal a termination fee of approximately $2.24 million if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Anchor from pursuing such a transaction; and

•	the other risks described under the section entitled “Risk Factors.”
The foregoing discussion of the information and factors considered by the Anchor board of directors is not intended to be exhaustive, but includes the material factors considered by the Anchor board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Anchor board of directors did not quantify or assign any relative weights to the specific factors it considered, and individual directors may have given different weights to different factors. The Anchor board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.
Anchor’s board of directors unanimously approved the merger agreement and recommends that Anchor’s shareholders vote “FOR” approval of the merger agreement and “FOR” approval of the  adjournment proposal. Anchor shareholders should be aware that Anchor’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Anchor shareholders. The Anchor board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the shareholders of Anchor approve the merger agreement. See “—Interests of Certain Persons in the Merger.”

This summary of the reasoning of Anchor’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Anchor’s Financial Advisor
Anchor engaged KBW to render financial advisory and investment banking services to Anchor, including an opinion to the Anchor board of directors as to the fairness, from a financial point of view, to the holders of Anchor common stock of the exchange ratio in the proposed merger. Anchor selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because of KBW’s familiarity with Anchor and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Anchor board of directors held on April 11, 2017, at which the Anchor board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Anchor board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Anchor common stock. The Anchor board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Anchor board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Anchor common stock. It did not address the underlying business decision of Anchor to engage in the merger or enter into the merger agreement or constitute a recommendation to the Anchor board in connection with the merger, and it does not constitute a recommendation to any holder of Anchor common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Anchor and Washington Federal and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated April 10, 2017 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended June 30, 2016 of Anchor;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2016 and December 31, 2016 of Anchor;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2016 of Washington Federal;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 of Washington Federal;

•
certain regulatory filings of Anchor and Washington Federal and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended June 30, 2016 (in the case of Anchor) and the three-year period ended September 30, 2016 (in the case of Washington Federal), as well as the quarter ended September 30, 2016 (in the case of Anchor) and the quarter ended December 31, 2016 (in the case of Anchor and Washington Federal);

•	certain other interim reports and other communications of Anchor and Washington Federal to their respective shareholders; and

•
other financial information concerning the businesses and operations of Anchor and Washington Federal that was furnished to KBW by Anchor and Washington Federal or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Anchor and Washington Federal;

•	the assets and liabilities of Anchor and Washington Federal;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Anchor and Washington Federal with similar information for certain other companies the securities of which were publicly traded;

•
publicly available consensus “street estimates” of Anchor for 2017 - 2019, as well as assumed long-term Anchor growth rates provided to KBW by Anchor management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Anchor management and with the consent of the Anchor board;

•
publicly available consensus “street estimates” of Washington Federal for 2017 – 2019, which information was discussed with KBW by Washington Federal management and used and relied upon by KBW based on such discussions, at the direction of Anchor management and with the consent of the Anchor board; and

•
estimates regarding certain pro forma financial effects of the merger on Washington Federal (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, the management of Washington Federal, and used and relied upon by KBW based on such discussions, at the direction of Anchor management and with the consent of the Anchor board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions with the managements of Anchor and Washington Federal regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken, with KBW’s assistance, by or on behalf of and at the direction of Anchor, to solicit indications of interest from third parties regarding a potential transaction with Anchor.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Anchor as to the reasonableness and achievability of the publicly available consensus “street estimates” of Anchor and the assumed Anchor long-term growth rates referred to above, and KBW assumed that such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of Anchor that such information was consistent with, the best currently available estimates and judgments of Anchor management and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of Anchor, upon Washington Federal management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Washington Federal and the estimates regarding certain pro forma financial effects of the merger on Washington Federal (and the assumptions and bases therefor, including without limitation the cost savings and related expenses expected to result or be derived from the merger) referred to above, and KBW assumed, with the consent of Anchor, that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of Washington Federal that such information was consistent with, the best currently available estimates and judgments of Washington Federal management and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated.

It is understood that the forecasts, projections and estimates of Anchor and Washington Federal that were provided to KBW were not prepared with the expectation of public disclosure and that such information, together with the publicly available consensus “street estimates” of Anchor and Washington Federal referred to above that KBW was directed to use, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Anchor and Washington Federal and with the consent of the Anchor board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Anchor or Washington Federal since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Anchor’s consent, that the aggregate allowances for loan and lease losses for Anchor and Washington Federal are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Anchor or Washington Federal, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Anchor or Washington Federal under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•
that the merger and any related transaction (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of the Anchor common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions (including the bank merger) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Anchor, Washington Federal or the pro forma combined company, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Anchor that Anchor relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Anchor, Washington Federal, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Anchor common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger or any related transaction to Anchor, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Anchor to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Anchor or the Anchor board;

•
the fairness of the amount or nature of any compensation to any of Anchor’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Anchor common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Anchor (other than the holders of Anchor common stock solely with respect to the exchange ratio, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Washington or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW’s opinion;

•	the actual value of Washington Federal common stock to be issued in the merger;

•
the prices, trading range or volume at which Anchor common stock or Washington Federal common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Washington Federal common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to Anchor or Washington Federal or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Anchor, Washington Federal, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Anchor and Washington Federal. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Anchor board in making its determination to approve the merger agreement and the merger. The type and amount of consideration payable in the merger were determined through negotiation between Anchor and Washington Federal and the decision to enter into the merger agreement was solely that of the Anchor board.

The following is a summary of the material financial analyses presented by KBW to the Anchor board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Anchor board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Anchor Selected Companies Analysis - Nationwide. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Anchor to 27 selected U.S. banks and thrifts that were publicly traded and which had total assets between $250 million and $750 million and had latest 12 months (“LTM”) return on average assets (“ROAA”) between 0.00% and 0.40%. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Bank of Labor Bancshares, Inc.	Highlands Bankshares, Inc.
Bay Bancorp, Inc.	Iowa First Bancshares Corp.
Blue Ridge Bankshares, Inc.	Mars National Bancorp, Inc.
Blue Valley Ban Corp.	MCNB Banks, Inc.
Carolina Trust BancShares, Inc.	MSB Financial Corp.
Community 1st Bancorp	National Bank of Coxsackie
Community First Bancorporation	New Peoples Bankshares, Inc.
First Colebrook Bancorp, Inc.	PB Bancorp, Inc.
First Federal of Northern Michigan Bancorp, Inc.	Peoples Financial Corporation
First US Bancshares, Inc.	Randolph Bancorp, Inc.
Frederick County Bancorp, Inc.	Royal Financial, Inc.
FSB Bancorp, Inc.	SBT Bancorp, Inc.
Glen Burnie Bancorp	Scottdale Bank & Trust Company
Hamilton Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information as of or for the period ended December 31, 2016 and market price information as of April 7, 2017. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Anchor’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Anchor and the selected companies:

	Anchor Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile
LTM Return on Average Assets	0.33%	0.21%	0.29%	0.26%	0.34%
LTM Return on Average Equity	2.24%	1.73%	2.84%	2.64%	3.69%
LTM Return on Average Tangible Common Equity(1)	2.24%	1.56%	2.78%	2.64%	3.71%
LTM Net Interest Margin	4.11%	2.98%	3.13%	3.32%	3.59%
LTM Noninterest Income / Average Assets	0.97%	0.36%	0.65%	0.74%	0.9%
LTM Noninterest Expense / Average Assets	4.15%	3.64%	3.11%	3.29%	2.61%
LTM Efficiency Ratio	88.85%	90.45%	85.27%	84.83%	81.76%
(1) If ROATCE was not available on SNL Financial, it was calculated using (Net Income to Common) / (HoldCo Total Common Equity - Bank Level Intangibles).

KBW’s analysis also showed the following concerning the financial condition of Anchor and the selected companies:

	Anchor Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile
Tangible Common Equity / Tangible Assets (1)	14.53%	7.82%	9.24%	10.07%	11.25%
Total Risk-Based Capital Ratio	16.20%	13.01%	15.59%	16.57%	19.24%
Loans / Deposits	109.89%	68.22%	81.16%	80.87%	96.52%
Loan Loss Reserve / Gross Loans	1.07%	0.88%	1.08%	1.09%	1.27%
Nonperforming Assets / Assets (2)	1.83%	2.1%	1.28%	1.67%	0.78%
LTM Net Charge-Off / Average Loans	0.12%	0.29%	0.08%	0.20%	(0.01)%
(1) If TCA / TA was not available on SNL Financial, it was calculated using (HoldCo Total Common Equity - Bank Level In tangibles) / (Holdco Total Assets - Bank Level Intangibles)
(2) Nonperforming assets included loans 90+ days past due.

In addition, KBW’s analysis showed the following concerning the market performance of Anchor and, to the extent publicly available, the selected companies (excluding the impact of the LTM earning per share (“EPS”) multiples of 18 of the selected companies, which multiples were considered to be not meaningful because they were negative or greater than 30.0x, and excluding the impact of the LTM dividend payout ratio of one of the selected companies that was also considered to be not meaningful):

	Anchor Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile
One - Year Stock Price Change	3.57%	6.17%	18.67%	22.67%	30.92%
One - Year Total Return	3.57%	9.12%	20.59%	23.69%	30.92%
YTD Stock Price Change	(7.20)%	(0.26)%	5.58%	10.07%	11.86%
Stock Price / Book Value per Share	.99x	.87x	0.99x	1.02x	1.16x
Stock / Tangible Book Value per Share (1)	.99x	.89x	1.03x	1.04x	1.21x
Stock Price / LTM EPS (2)	NM	21.7x	23.1x	24.0x	28.7x
Dividend Yield	0.00%	0.00%	0.00%	0.85%	1.66%
LTM Dividend Payout Ratio	0.00%	0.00%	0.00%	26.08%	46.91%
(1) If tangible book value per share was not available on SNL Financial, it was calculated using (HoldCo Total Common Equity - Bank Level Intangibles) / (Most Recently Reported Common Shares Outstanding).
(2) If earnings per share was unavailable, it was calculated using (Net Income to Common) / (Most Recently Reported Common Shares Outstanding).

No company used as a comparison in the above selected companies analysis is identical to Anchor. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Anchor Selected Companies Analysis – Western U.S. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Anchor to 8 selected banks and thrifts that were publicly traded and headquartered in metropolitan statistical areas (“MSAs”) located in the Western U.S. with median household incomes below $55,000 and which banks and thrifts had total assets between $100 million and $750 million and had LTM ROAA less than 0.75%. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Citizens Bancorp	Northern California National Bank
Community 1st Bank	Oregon Pacific Bancorp
Cornerstone Community Bancorp	People's Bank of Commerce
Idaho Independent Bank	Suncrest Bank

To perform this analysis, KBW used profitability and other financial information as of or for the period ended December 31, 2016 and market price information as of April 7, 2017. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Anchor’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Anchor and the selected companies:

	Anchor Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile
LTM Return on Average Assets	0.33%	0.56%	0.65%	0.63%	0.72%
LTM Return on Average Equity	2.24%	6.11%	6.72%	6.58%	7.22%
LTM Return on Average Tangible Common Equity (1)	2.24%	6.11%	6.68%	6.46%	7.05%
LTM Net Interest Margin	4.11%	3.44%	3.58%	3.53%	3.83%
LTM Noninterest Income / Average Assets	0.97%	0.31%	0.43%	0.58%	0.82%
LTM Noninterest Expense / Average Assets	4.15%	3.31%	3.00%	2.86%	2.71%
LTM Efficiency Ratio	88.85%	77.39%	72.70%	71.78%	67.57%
(1) If ROATCE was not available on SNL Financial, it was calculated using (Net Income to Common) / (HoldCo Total Common Equity - Bank Level Intangibles).

KBW’s analysis also showed the following concerning the financial condition of Anchor and the selected companies:

	Anchor Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile
Tangible Common Equity / Tangible Assets (1)	14.53%	8.66%	9.45%	9.60%	10.60%
Total Risk-Based Capital Ratio	16.20%	15.20%	15.96%	16.42%	16.89%
Loans / Deposits	109.89%	63.26%	75.83%	73.14%	84.81%
Loan Loss Reserve / Gross Loans	1.07%	1.04%	1.25%	1.26%	1.41%
Nonperforming Assets / Assets (2)	1.83%	0.54%	0.39%	0.54%	0.25%
LTM Net Charge-Off / Average Loans	0.12%	0.08%	0.00%	0.10%	0.00%
(1) If TCE / TA was not available on SNL Financial, it was calculated using (HoldCo Total Common Equity - Bank Level Intangible) / (HoldCo Total Assets - Bank Level Intangibiles)
(2) Nonperforming assets included loans 90+ days past due.

In addition, KBW’s analysis showed the following concerning the market performance of Anchor and the selected companies:

	Anchor Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile
One - Year Stock Price Change	3.57%	21.48%	26.65%	29.00%	39.48%
One - Year Total Return	3.57%	22.29%	25.88%	29.63%	39.97%
YTD Stock Price Change	(7.20)%	(0.43)%	4.95%	6.19%	15.52%
Stock Price / Book Value per Share	0.99x	1.02x	1.11x	1.10x	1.17x
Stock Price / Tangible Book Value per Share (1)	0.99x	1.03x	1.11x	1.12x	1.17x
Stock Price / LTM EPS (2)	NM	15.9x	17.0x	18.2x	19.3x
Dividend Yield	0.00%	0.00%	0.00%	0.45%	0.33%
LTM Dividend Payout Ratio	0.00%	0.00%	0.00%	7.67%	5.64%
(1) If tangible book value per share was not available on SNL Financial, it was calculated using (HoldCo Total Common Equity - Bank Level Intangibles) / (Most Recently Reported Common Shares Outstanding).
(2) If earning per share was unavailable, it was calculated using (Net Income to Common) / (Most Recently Reported Common Shares Outstanding).

No company used as a comparison in the above selected companies analysis is identical to Anchor. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Washington Federal Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Washington Federal to 16 selected bank and thrifts which were traded on a major exchange (defined as Nasdaq, the New York Stock Exchange or the New York Stock Exchange Market) with assets between $12.0 billion and $20.0 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

BancorpSouth, Inc.	Hilltop Holdings Inc.
Bank of Hawaii Corporation	Hope Bancorp, Inc.
Bank of the Ozarks, Inc.	MB Financial, Inc.
Cathay General Bancorp	Old National Bancorp
Chemical Financial Corporation	Sterling Bancorp
First Hawaiian, Inc.	Trustmark Corporation
Flagstar Bancorp, Inc.	United Bankshares, Inc.
Fulton Financial Corporation	Western Alliance Bancorporation

To perform this analysis, KBW used profitability and other financial information as of or for the period ended December 31, 2016 and market price information as of April 7, 2017. KBW also used 2017 and 2018 EPS estimates taken from consensus “street estimates” for Washington Federal and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Washington Federal historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Washington Federal and the selected companies:

	Washington Federal	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile
LTM Return on Average Assets	1.15%	0.97%	1.10%	1.15%	1.22%
LTM Return on Average Equity	8.62%	7.69%	8.14%	9.47%	10.33%
LTM Return on Average Tangible Common Equity	10.24%	10.45%	13.85%	12.99%	14.78%
LTM Net Interest Margin	3.07%	3.33%	3.56%	3.56%	3.74%
LTM Noninterest Income / Average Assets	0.29%	0.51%	0.99%	1.72%	1.55%
LTM Noninterest Expense / Average Assets	1.46%	3.20%	2.27%	3.04%	1.81%
LTM Efficiency Ratio	48.55%	67.01%	56.03%	57.06%	46.90%

KBW’s analysis showed the following concerning the financial condition of Washington Federal and the selected companies:

	Washington Federal	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile
Tangible Common Equity / Tangible Assets	11.68%	8.09%	9.07%	9.25%	10.00%
Total Risk-Based Capital Ratio	19.19%	12.59%	13.49%	13.81%	14.58%
Loans / Deposits	96.31%	89.26%	95.31%	92.46%	98.4%
Loan Loss Reserve / Gross Loans	1.16%	0.68%	0.97%	0.91%	1.13%
Nonperforming Assets / Assets (1)	2.14%	0.92%	0.77%	0.72%	0.55%
LTM Net Charge-Off / Average Loans	(0.18)%	0.10%	0.08%	0.12%	(0.06)%
(1) Nonperforming assets included loans 90+ days past due.

In addition, KBW’s analysis showed the following concerning the market performance of Washington Federal and, to the extent publicly available, the selected companies:

	Washington Federal	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile

One- Year Stock Price Chnage	50.07%	29.77%	35.94%	36.73%	45.98%
One - Year Total Return	54.43%	33.07%	39.64%	39.38%	48.46%
YTD Stock Price Change	(4.80)%	(12.02)%	8.00%	(7.51)%	(3.31)%
Stock Price/Book value per Share	1.46x	1.38x	1.46x	1.66x	1.65x
Stock Price/Tangible Book value per Share	1.71x	1.89x	2.24x	2.29x	2.77x
Stock Price/LTM EPS	17.5x	17.5x	19.1x	18.6x	19.8x
Stock Price/2017E EPS	17.7x	15.8x	16.2x	16.5x	17.6x
Stock Price/2018E EPS	16.5x	13.8x	14.1x	14.5x	15.8x
Dividend Yield	1.83%	1.36%	2.24%	1.96%	2.66%
LTM Dividend Payout Ratio	32.09%	26.31%	41.00%	37.06%	49.59%

No company used as a comparison in the above selected companies analysis is identical to Washington Federal. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis - Nationwide. KBW reviewed publicly available information related to 14 selected U.S. whole bank and thrift transactions announced since January 1, 2011 in which the acquired companies were headquartered in MSAs with populations between 50,000 and 100,000 and median household incomes between $35,000 and $55,000 and in which the acquired companies also had total assets between $100 million and $900 million and LTM ROAA less than 0.80%.

The selected transactions were as follows:

Acquiror	Acquired Company
West Town Bancorp, Inc.	Sound Banking Company
Southern Missouri Bancorp, Inc.	Tammcorp, Inc.
Little Bank, Inc.	Union Banc Corp.
American National Bankshares Inc.	MainStreet BankShares, Inc.
Mackinac Financial Corporation	Peninsula Financial Corporation
BNC Bancorp	South Street Financial Corp.
Southern BancShares (N.C.), Inc.	Heritage Bancshares, Inc.
Bank of the Ozarks, Inc.	First National Bank of Shelby
LCNB Corp.	First Capital Bancshares, Inc.
Heartland Financial USA, Inc.	First Shares, Inc.
Educational Services of America, Inc.	SouthEast Bancshares, Inc.
Washington Federal, Inc.	South Valley Bancorp, Inc.
Kentucky First Federal Bancorp (MHC)	CKF Bancorp, Inc.
Park Sterling Corporation	Community Capital Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the latest publicly available financial statements for the acquired company available prior to the announcement of the respective transaction:

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•
Price per common share to book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total common equity);

•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied value of the merger consideration of $25.75 per share of Anchor common stock and using historical financial information for Anchor as of or for the period ended December 31, 2016, and the closing price of Anchor common stock on April 7, 2017.

The results of the analysis (excluding the impact of the LTM EPS multiples for two of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 100.0x) are set forth in the following table:

	Anchor/Washington Federal Merger	Selected Transactions 25th Percentile	Selected Transactions Median	Selected Transactions Average	Selected Transactions 75th Percentile

Transaction Price/LTM EPS	44.4x	21.3x	25.0x	30.1x	36.5x
Transaction Price/Book Value	100.7%	77.0%	105.9%	105.2%	126.6%
Transaction Price/Tangible Book Value	100.7%	81.7%	107.9%	107.6%	128.0%
Core Deposit Premium	(0.1)%	(2.9)%	1.1%	0.5%	3.4%
No company or transaction used as a comparison in the above selected transactions analysis is identical to Anchor or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Western Transactions Analysis. KBW reviewed publicly available information related to 8 selected whole bank and thrift transactions announced since January 1, 2011 in which the acquired companies were headquartered in MSAs located in the Western U.S. with median household incomes between $35,000 and $55,000 and in which the acquired companies also had total assets between $100 million and $900 million and LTM ROAA less than 0.80%.
The selected transactions were as follows:

Acquiror	Acquired Company
Suncrest Bank	Security First Bank
Northwest Bancorporation, Inc.	Fairfield Financial Holdings Corp.
Sturm Financial Group, Inc.	First Capital West Bankshares, Inc.
HomeStreet, Inc.	YNB Financial Services Corp.
People's Utah Bancorp	Lewiston Bancorp
Central Valley Community Bancorp	Visalia Community Bank
Mission Bancorp	Mojave Desert Bank, National Association
Washington Federal, Inc.	South Valley Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the latest publicly available financial statements for the acquired company available prior to the announcement of the respective transaction:

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•
Price per common share to book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total common equity);

•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•	Tangible equity premium to core deposits (to total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied value of the merger consideration of $25.75 per share of Anchor common stock and using historical financial information for Anchor as of or for the period ended December 31, 2016, and the closing price of Anchor common stock on April 7, 2017.

The results of the analysis (excluding the impact of the LTM EPS multiples for four of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 100.0x) are set forth in the following table:

	Anchor/Washington Federal Merger	Selected Transactions 25th Percentile	Selected Transactions Median	Selected Transactions Average	Selected Transactions 75th Percentile

Transaction Price/LTM EPS (1)	44.4x	24.9x	30.1x	29.5x	34.6x
Transaction Price/Book Value	100.7%	97.6%	107.9%	109.1%	117.5%
Transaction Price/Tangible Book Value	100.7%	98.0%	109.9%	109.8%	117.5%
Core Deposit Premium	(0.1)%	(0.2)%	1.6%	1.4%	2.9%
(1) LTM EPS multiple was tax-effected at 35% in the case of one selected S-corporation transaction.
No company or transaction used as a comparison in the above selected transactions analysis is identical to Anchor or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Washington Federal and Anchor to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for Washington Federal and Anchor as of or for the period ended December 31, 2016, (ii) 2017 and 2018 EPS consensus “street estimates” for Washington Federal and Anchor, and (iii) market price data as of April 7, 2017. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Washington Federal and Anchor shareholders in the combined company based on the implied merger exchange ratio of 0.7875x calculated by dividing $25.75 by the closing price of Washington Federal common stock as of April 7, 2017:

	Washington as a % of Total	Anchor as a % of Total
Ownership
Ownership at 0.7875x Exchange Ratio (Based on WAFD 4/7/17 close)	97.9%	2.1%
Balance Sheet
Assets	97.1%	2.9%
Gross Loans	96.6%	3.4%
Deposits	97.0%	3.0%
Core Deposits	97.0%	3.0%
Tangible Common Equity	96.4%	3.6%
Income Statement
LTM Earnings	99.2%	0.8%
2017E Earnings	98.7%	1.3%
2018E Earnings	98.6%	1.4%
Market Capitalization
Market Capitalization	97.9%	2.1%

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Washington Federal and Anchor. Using (i) closing balance sheet estimates as of December 31, 2017 for Washington Federal and Anchor extrapolated from historical data using growth rates taken from consensus “street estimates” for Washington Federal and Anchor, (ii) EPS consensus “street estimates” for 2017, 2018 and 2019 in the case of Washington Federal and Anchor, and (iii) pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided to KBW by the management of Washington Federal, KBW analyzed the potential financial impact of the merger on certain projected financial results of Washington Federal. This analysis indicated the merger could be accretive to Washington Federal’s estimated 2018 EPS and estimated 2019 EPS and accretive to Washington Federal’s estimated book value per share and estimated tangible book value per share as of December 31, 2017. Furthermore, the analysis indicated that each of Washington Federal tangible common equity to tangible assets ratio and Tier 1 Leverage Ratio as of December 31, 2017 could be higher and Tier 1 Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2017 could be lower. For all of the above analysis, the actual results achieved by Washington Federal following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Anchor to estimate a range for the implied equity value of Anchor. In this analysis, KBW used consensus “street estimates” of Anchor for calendar years 2017, 2018, and 2019 as well as assumed long-term net income and asset growth rates of Anchor provided by Anchor management and assumed discount rates ranging from 11.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Anchor could generate over the period from December 31, 2016 through 2021 as a standalone company, and (ii) the present value of Anchor’s implied terminal value at the end of such period. KBW assumed that Anchor would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Anchor, KBW applied a range of 15.0x to 19.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values per share of Anchor common stock of $20.66 per share to $25.89 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Anchor or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to Anchor in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships with each of Anchor and Washington Federal, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Anchor and Washington Federal. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Anchor or Washington Federal for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Anchor agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $150,000 of which became payable to KBW with the rendering of its opinion, and the balance of which is contingent upon the closing of the merger. Anchor also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Anchor. In the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Washington Federal. KBW may in the future provide investment banking and financial advisory services to Anchor or Washington Federal and receive compensation for such services.

Reasons of Washington Federal for the Merger
The merger will enable Washington Federal to expand and strengthen its community banking presence in the Pacific Northwest. During its deliberation regarding the adoption of the merger agreement, the board of directors of Washington Federal considered a number of factors, including, but not limited to, the following:

•	Anchor’s strong existing customer base and reputation for providing quality customer service;

•	the compatibility of the merger with Washington Federal’s long-term community banking strategy;

•	Anchor Bank’s branch locations in Washington complement Washington Federal’s existing footprint;

•	the ability of the combined company to offer a broader array of products and services to Anchor’s customers;

•	Anchor’s financial performance is expected to make the transaction accretive to earnings in 2017;

•	potential opportunities to reduce operating costs and enhance revenue; and

•	Washington Federal management’s prior record of integrating acquired financial institutions.
Washington Federal based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of Anchor. Actual savings in some or all of these areas could be higher or lower than currently expected.
In reaching its decision to adopt the merger agreement, Washington Federal’s board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by Washington Federal’s board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Washington Federal’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of Washington Federal’s board of directors may have given different weights to different factors. Washington Federal’s board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.
Consideration to be Received in the Merger
At the effective time of the merger, each share of Anchor common stock that is outstanding immediately prior to the merger, other than dissenting shares and cancelled shares(as such terms are defined in the merger agreement), will be converted into the right to receive a fraction of a share of Washington Federal common stock (the “Exchange Ratio”) equal to the quotient of $25.75 divided by the average of the volume weighted price for Washington Federal common stock on the Nasdaq Global Select Market during the twenty-day period ending on the fifth trading day immediately preceding the closing date of the merger, which we refer to throughout this document as the Washington Federal average common stock price; however the merger agreement stipulates that that the Exchange Ratio will be fixed at 0.9079 if the Washington Federal average common stock price is equal to or less than $28.36, and fixed at 0.6990 if the Washington Federal average common stock price is equal to or greater than $36.84.

No fractional shares of Washington Federal common stock will be issued in connection with the merger. Instead, Washington Federal will make a cash payment to each Anchor shareholder who would otherwise receive a fractional Washington Federal share in an amount equal to the fractional share multiplied by the Washington Federal average common stock price. An Anchor shareholder also has the right to obtain the fair value of his or her Anchor shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under the WBCA, as discussed under “Dissenters’ Rights” beginning on page [●].

The value of the shares of Washington Federal common stock to be issued in the merger will fluctuate during the period up to and including the completion of the merger. We cannot assure you whether or when the merger will be completed, and you are advised to obtain current market prices for Washington Federal common stock. See “Risk Factors” on page [●]. Because the market price of Washington Federal common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.

If, prior to the effective time of the merger, the outstanding shares of Washington Federal common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the Exchange Ratio.

Conversion of Shares and Exchange of Certificates
As soon as reasonably practicable after the effective time of the merger, each holder of a certificate formerly representing shares of Anchor common stock who surrenders the certificate, and upon receipt and acceptance of the certificate together with duly executed transmittal materials by American Stock Transfer & Trust Company, as exchange agent, shall be entitled to a certificate representing Washington Federal common stock as merger consideration and cash in lieu of any fractional share interest.
Regulatory Approvals Required for the Merger
The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger and the bank merger. Under the terms of the merger agreement, Washington Federal and Anchor have agreed to use their commercially reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger and the bank merger.
The merger of Washington Federal and Anchor is subject to prior approval by the OCC and the WDFI and the receipt of a waiver or prior approval from the Federal Reserve Board. Accordingly, the parties must obtain the approval of or waiver by the Federal Reserve Board, the approval of the OCC and the approval of the WDFI. Applications with the OCC and the WDFI were filed on or about May 4, 2017. A waiver request was submitted to the Federal Reserve Board on May 22, 2017.
There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

Accounting Treatment
The costs related to the merger are expected to be approximately $8.0 million, and the merger will be accounted for by applying the acquisition method in accordance with accounting principles generally accepted in the United States. For purposes of preparing Washington Federal’s consolidated financial statements, Washington Federal will establish a new accounting basis for Anchor’s assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. Washington Federal will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of Anchor as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Washington Federal will determine the fair value of Anchor’s assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment. Other intangible assets will be amortized against the combined company’s earnings following completion of the merger.
Interests of Certain Persons in the Merger
Anchor shareholders should be aware that Anchor’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Anchor’s shareholders generally. Anchor’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Anchor shareholders vote in favor of the merger agreement.
These interests include the following:

•
Anchor’s Chief Executive Officer and director, Jerald L. Shaw, and Anchor’s Chief Financial Officer and director, Terri L. Degner, will be entitled to receive change in control severance benefits under their existing employment agreements in a single lump sum payment upon completion of the merger in an amount up to $1.2 million and $753,302, respectively (these respective amounts are inclusive of the cash value of non-cash health and related benefits and these respective amounts are subject to cut-backs for potential tax penalties).

•
Each other executive officer may be entitled to a severance payment equal to his or her annual cash compensation in effect at the time of employment termination if such employment termination occurs within one year after completion of the merger due to any of (i) termination by the employer without just cause or (ii) termination by the executive officer because the employer (A) changes by more than 35 miles the location for performance of the executive’s services, (B) reduces the executive’s base salary or rate of compensation or (C) reduces the executive’s benefits and perquisites, taken as a whole.

•	Accelerated vesting of all outstanding restricted stock awards held by directors and executive officers, representing a total of 17,092 shares of Anchor common stock as more fully described below.

•
Enhancement of the value of benefits under the Anchor Bank phantom stock plan by virtue of the payment of the total benefit amounts in lump sum within 60 days after completion of the merger instead of such benefit amounts being paid over a stated term in monthly installments. The total amount to be paid to directors and executive officers as a group under the Anchor Bank phantom stock plan as of March 31, 2017 is $1,140,587. Approximately $483,000 of such total amount is an enhanced benefit due to payment of all benefits being made in lump sum within 60 days after completion of the merger.

•
The Anchor employee stock ownership plan provides for the allocation of unearned suspense shares to the accounts of participants upon termination of the plan. The plan will be terminated immediately prior to completion of the merger. The amount and value of the suspense shares to be allocated to the plan accounts of executive officers upon plan termination cannot be determined at this time, but it is expected the amount and value thereof to any individual executive officer, or to the executive officers as a group, will not be material. Also, the termination of the plan will result in the acceleration of vesting of the unvested portion of the accounts of participants. The accounts of all executive officers other than Matthew F. Moran are fully vested. Therefore, no executive officer other than Mr. Moran will receive any benefit from vesting acceleration under the plan. Currently, Mr. Moran has an account balance of zero in the plan. He will receive his first allocation of shares of Anchor common stock under the plan in an insubstantial amount on June 30, 2017, which shares will be unvested at the time of allocation but will become 100% vested upon completion of the merger.

•
Terri L. Degner, Anchor’s Chief Financial Officer and director, has entered into a consulting agreement with Washington Federal, National Association, for a period of up to three years after completion of the merger, which consulting agreement may be terminated by either party at any time for any reason or no reason. The consulting agreement provides for compensation to Ms. Degner, as an independent contractor, of $120 per hour for transition services she provides.

Further, pursuant to the merger agreement the rights to indemnification and associated insurance coverage for directors and executive officers is preserved for a period of six years following completion of the merger.
Each director has entered into a voting agreement, and a resignation, non-solicitation and confidentiality agreement, in favor of Washington Federal, each in the form attached as an exhibit to the merger agreement for no additional consideration.
Equity Interests of Directors and Executive Officers.
Restricted Stock. Each Anchor restricted stock award that is outstanding and subject to vesting or other lapse restriction immediately prior to the merger will fully vest at the effective time of the merger and will be converted automatically into a right to receive the merger consideration. The following table sets forth the number of restricted shares of Anchor common stock that will become vested in the merger for each director and named executive officer and all executive officers and directors as a group and the aggregate value thereof based upon merger consideration with a value of $25.75.

Name	Shares of Restricted Stock	Aggregate Value

Reid A. Bates	250	$6,438
George W. Donovan	2,300	59,225
Douglas A. Kay	2,300	59,225
Matthew F. Moran	5,282	136,012
Robert D. Ruecker	2,300	59,225
All Executive Officers and Directors as a Group (6 persons)	17,092	440,120

Indemnification and Insurance
As described under the section entitled, “The Merger Agreement – Indemnification and Continuance of Directors and Officer Liability Coverage,” Washington Federal will, for a period of six years, maintain and preserve the rights to indemnification of Anchor’s directors and executive officers, to the maximum extent permitted by Anchor’s articles of incorporation, bylaws and applicable law, in connection with claims arising out of or relating to matters existing or occurring at or prior to completion of the merger, and will provide directors’ and officers’ liability insurance with respect to such claims.

Voting Agreements
As described under the section entitled, “The Merger Agreement - Voting Agreements,” all of the Anchor directors have entered into voting agreements in favor of Washington Federal providing that they will vote their shares of Anchor common stock for approval of the merger agreement and forbear from taking other actions that would be inconsistent with such obligation or precludes their shares from being voted in favor of the merger agreement.
Resignation, Non-Solicitation and Confidentiality Agreements
Each Anchor director has entered into a resignation, non-solicitation and confidentiality agreement with Washington Federal in connection with the execution of the merger agreement (which we refer to herein as the “restrictions agreement”). Pursuant to the restrictions agreement each director has agreed (i) to resign as a director of Anchor at the effective time of the merger and resign as a director of Anchor Bank at the time the bank merger becomes effective, (ii) not at any time use for personal benefit or disclose any confidential information of Anchor or Anchor Bank, and (iii) not to (A) solicit or offer employment to any officer or employee of Washington Federal or any of its subsidiaries or take any action to cause any officer, employee or others doing business with Washington Federal or any of its subsidiaries to terminate his, her or its employment or business relationship with Washington Federal or any of its subsidiaries or (B) make any derogatory statements or remarks regarding Washington Federal or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives.
Consulting Agreement
In connection with the execution of the merger agreement, Terri L. Degner, Anchor’s Chief Financial Officer and director, entered into a consulting agreement with Washington Federal, National Association. The consulting agreement becomes effective upon completion of the merger and provides compensation to Ms. Degner of $120 per hour for transition services performed. The consulting agreement is for a term of up to three years, but may be terminated by either party at any time for any reason or no reason. The consulting agreement also imposes lifetime restrictions upon Ms. Degner relating to the disclosure of confidential information. These restrictions are in addition to the non-compete, non-solicitation and related restrictions imposed upon Ms. Degner for a one year period following completion of the merger under her existing employment agreement and the resignation, non-solicitation and confidentiality agreement she entered into with Washington Federal in connection with the execution of the merger agreement.
Method of Effecting the Acquisition
Subject to the consent of Anchor, which shall not be unreasonably withheld or delayed, Washington Federal may at any time change the method of effecting the acquisition of Anchor and its subsidiaries (including by providing for the merger of a wholly-owned subsidiary of Washington Federal with Anchor). However, no change may: (i) alter or change the amount or kind of consideration to be issued to holders of the common stock of Anchor, as provided for in the merger agreement; (ii) have an adverse effect on the tax treatment of Anchor’s shareholders as a result of receiving the merger consideration; or (iii) impede or materially delay completion of the transactions contemplated by the merger agreement.
Effective Time
The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Washington Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by Washington Federal and Anchor. Subject to applicable law, this date will be no later than the last day of the month (but no earlier than five (5) business days) after the latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; (ii) the approval of the merger agreement by the shareholders of Anchor and (iii) the satisfaction or waiver (subject to applicable law) of the other closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of Washington Federal and Anchor.

We anticipate that the merger will be completed during the quarter ended September 30, 2017. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as December 31, 2017, after which Anchor or Washington Federal would need to mutually agree to extend the closing date of the merger. See the sections entitled “The Merger—Regulatory Approvals Required for the Merger” and “—Conditions to Consummation of the Merger.”
Declaration and Payment of Dividends
Holders of Anchor common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Washington Federal common stock into which their shares of Anchor common stock have been converted until they surrender their Anchor stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time of the merger, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Anchor of shares of Anchor common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of Anchor common stock are presented for transfer after the effective time of the merger, they will be canceled and exchanged for certificates representing the applicable number of shares of Washington Federal common stock and any cash in lieu of fractional shares and unpaid dividends or other distributions which respect to the shares of Washington Federal common stock represented thereby.
No Fractional Shares
No fractional shares of Washington Federal common stock will be issued to any shareholder of Anchor upon completion of the merger. For each fractional share that would otherwise be issued, Washington Federal will pay cash in an amount equal to the fraction of a share of Washington Federal common stock which the holder would otherwise be entitled to receive, multiplied by the Washington Federal average common stock price. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.
Stock Matters
None of Washington Federal, Anchor, the exchange agent or any other person will be liable to any former shareholder of Anchor for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
If a certificate for Anchor common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against Washington Federal with respect to that lost certificate.
For a description of Washington Federal common stock and a description of the differences between the rights of the holders of Anchor common stock compared to the rights of the holders of Washington Federal common stock, see the sections entitled “Description of Washington Federal Capital Stock” and “Comparison of Rights of Anchor Common Stock and Washington Federal Common Stock.”
Public Trading Markets
Washington Federal’s common stock and Anchor’s common stock are listed on the Nasdaq Stock Market under the symbols “WAFD” and “ANCB,” respectively. Upon completion of the merger, Anchor common stock will be delisted from Nasdaq Global Market and thereafter will be deregistered under the Exchange Act. The shares of Washington Federal common stock issuable in the merger for shares of Anchor common stock will be listed on Nasdaq Global Select Market.
THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Washington Federal and Anchor have each unanimously approved the merger agreement, which provides for the merger of Anchor into Washington Federal, with Washington Federal as the surviving corporation of the merger. The merger agreement provides that after the effective time of the merger Washington Federal intends to merge Anchor Bank, a wholly owned subsidiary of Anchor, with and into Washington Federal, National Association, a wholly owned subsidiary of Washington Federal, with Washington Federal, National Association as the surviving institution. We refer to the merger of Washington Federal, National Association and Anchor Bank as the “bank merger.”

Effective Time and Completion of the Merger

The merger agreement provides that unless both Washington Federal and Anchor agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of the State of Washington, will be made on or before the last day of the month (but no earlier than five business days) after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the quarter ended September 30, 2017, subject to the approval of the merger agreement by Anchor shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Washington Federal and Anchor will obtain the required approvals or complete the merger. See “—Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, upon completion of the merger, each share of Anchor common stock that is outstanding immediately prior to the merger, other than shares described below, will be converted into the right to receive a fraction of a share of Washington Federal common stock (the “Exchange Ratio”) equal to the quotient of $25.75 divided by the Washington Federal average common stock price; however the merger agreement stipulates that that the Exchange Ratio will be fixed at 0.9079 if the Washington Federal average common stock price is equal to or less than $28.36, and fixed at 0.6990 if the Washington Federal average common stock price is equal to or greater than $36.84.

Shares of Anchor common stock for which dissenters’ rights have been properly exercised will not be converted into the merger consideration (See “Dissenters’ Rights” on page [●]). Also, shares of Anchor common stock, which are beneficially owned by Anchor or Washington Federal, will be cancelled for no consideration. Lastly, certain shares of Anchor common stock owned by, but which are held in an unallocated suspense account under, the Anchor employee stock ownership plan will be cancelled, based upon the value of the merger consideration at the effective time of the merger, in retirement of the loan indebtedness of the Anchor employee stock ownership plan to Anchor.

All outstanding shares of Anchor restricted stock will become fully vested upon completion of the merger and will be converted to a right to receive the merger consideration in the same manner as other outstanding shares of Anchor common stock.

No fractional shares of Washington Federal common stock will be issued in connection with the merger. Instead, Washington Federal will make a cash payment to each Anchor shareholder who would otherwise receive a fractional Washington Federal share, equal to the fractional share amount multiplied by the Washington Federal average common stock price. An Anchor shareholder also has the right to obtain the fair value of his or her Anchor shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under the WBCA, as discussed under “Dissenters’ Rights,” beginning on page [●].

The value of the shares of Washington Federal common stock to be issued in the merger will fluctuate during the period up to and including the completion of the merger. We cannot assure you whether or when the merger will be completed, and you are advised to obtain current market prices for Washington Federal common stock. See “Risk Factors” on page [●]. Because the market price of Washington Federal common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.

If, prior to the effective time of the merger, the outstanding shares of Washington Federal common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the Exchange Ratio.

 Exchange Procedures

Prior to the effective time of the merger, Washington Federal will appoint as the exchange agent under the merger agreement, its transfer agent, American Stock Transfer & Trust Company. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of Anchor common stock who does not exercise dissenters’ rights a letter of transmittal and instructions for the surrender of the holder’s Anchor stock certificate(s) and/or conversion of book-entry shares for the merger consideration and cash in lieu of any fractional Washington Federal share.

Anchor Shareholders Should Not Send In Their Stock Certificates Until They Receive the Letter of Transmittal and Instructions

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Anchor common stock, accompanied by a properly completed letter of transmittal, an Anchor shareholder will be entitled to promptly receive the merger consideration and cash in lieu of any fractional Washington Federal share. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and cash in lieu of any fractional Washington Federal share. Washington Federal or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Anchor common stock, the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

No dividends or other distributions with respect to Washington Federal common stock after completion of the merger will be paid to the holder of any unsurrendered Anchor stock certificates with respect to the Washington Federal common stock represented by those certificates until those certificates have been properly surrendered. Following the proper surrender of any such previously unsurrendered Anchor stock certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Washington Federal common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Washington Federal common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Washington Federal common stock issuable in exchange for that certificate.

The merger consideration and cash in lieu of any fractional Washington Federal share may be issued or paid in a name other than the name in which the surrendered Anchor stock certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Washington Federal that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Anchor other than to settle transfers of shares of Anchor stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for Anchor stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration, cash in lieu of any fractional Washington Federal shares and any unpaid dividends or distributions on Washington Federal common stock deliverable with respect thereto, in each case without interest.

Any portion of the merger consideration and cash to be paid in lieu of fractional Washington Federal shares that has been deposited with the exchange agent and remains unclaimed by Anchor shareholders at the expiration of six months after the effective time of the merger may be returned to Washington Federal. In that case, former Anchor shareholders who have not yet surrendered their Anchor stock certificates may after that point look only to Washington Federal with respect to the merger consideration, any cash in lieu of any Washington Federal fractional shares and any unpaid dividends and distributions on the shares of Washington Federal common stock to which they are entitled, in each case, without interest. None of Washington Federal, the exchange agent or any other person will be liable to any former Anchor shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Anchor stock certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional Washington Federal share, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Washington Federal or the exchange agent, post a bond in such amount as Washington Federal determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Anchor and Washington Federal have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•
not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger or the bank merger;

•
not take any action that is intended or that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code or cause any of its representations and warranties in the merger agreement to be untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or to result in a violation of any provision of the merger agreement; and

•
not take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

Washington Federal has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Anchor’s shareholders.

Washington Federal has also agreed that it will not declare any special or extraordinary dividend or distribution on Washington Federal common stock that would exceed the previous quarter’s earnings.

Anchor has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Anchor has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as required by law or a governmental entity, expressly contemplated and permitted by the merger agreement, or with the prior written consent of Washington Federal:

•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other arrangements or commitments to acquire capital stock or other ownership interest;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities;

•
pay any dividends or other distributions on its capital stock or other ownership interests, other than dividends from wholly owned subsidiaries to Anchor or to another wholly owned subsidiary of Anchor; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, other ownership interests, or rights with respect to the foregoing;

•
(i) enter into, modify, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer, employee, or service provider, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary and bonuses pursuant to plans currently in effect, and (C) severance in accordance with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or higher; or (iv) pay expenses in excess of a specified amount for employees and directors to attend conventions or similar meetings;

•	establish, modify, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•
sell, transfer, lease or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•
enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property or information technology assets, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property or information technology assets;

•
acquire the assets, business, deposits or properties of any person, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•
sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving Washington Federal or Washington Federal, National Association a first right of refusal to acquire such loan or participation), or sell or acquire any loan servicing rights;

•	amend its articles of incorporation or bylaws or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into, materially modify, terminate or renew any Anchor Contract (as such term is defined in the merger agreement);

•	settle any legal claims involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

•
foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which it does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

•
in the case of Anchor Bank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	make capital expenditures outside the limits specified in the merger agreement;

•	materially change its loan underwriting policies or make loans on extensions of credit in excess of amounts specified in the merger agreement;

•	invest in any new or existing joint venture or any new real estate development or construction activity;

•	materially change its interest rate and other risk management policies and practices;

•	incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less;

•	create any lien on any of Anchor’s assets or properties other than pursuant to agreements with the Federal Home Loan Bank of Des Moines and federal funds transactions;

•	make charitable contributions in excess of limits specified in the merger agreement;

•	enter into any new lines of business;

•	make, change or revoke any tax election, amend any tax return, enter into any tax closing agreement, or settle any liability with respect to disputed taxes; or

•	agree or commit to do any of the foregoing.
Agreement Not to Solicit Other Offers

Anchor has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets; or (ii) have any discussions with any person or entity relating to an acquisition proposal.

Notwithstanding this agreement, if Anchor receives an unsolicited written acquisition proposal prior to Anchor shareholder approval of the merger agreement that Anchor’s board of directors determines in good faith constitutes or is reasonably likely to constitute a transaction that is more favorable from a financial point of view to the shareholders of Anchor than the merger with Washington Federal (referred to as a “superior proposal”), Anchor may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the Anchor board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board’s fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving Anchor or Anchor Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Anchor or Anchor Bank. Anchor must promptly advise Washington Federal of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Anchor board of directors from withdrawing or modifying in a manner adverse to Washington Federal the board’s recommendation that Anchor’s shareholders vote to approve and adopt the merger agreement (referred to as a “change in recommendation”). At any time prior to the approval of the merger agreement by Anchor’s shareholders, however, the Anchor board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal. The Anchor board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given Washington Federal at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the Anchor board of directors determines in good faith, after consultation with counsel, that the third party unsolicited proposal continues to constitute a superior proposal.

If Washington Federal terminates the merger agreement based on a change in recommendation by the Anchor board of directors or Anchor terminates the merger agreement to pursue a superior proposal, Anchor would be required to pay Washington Federal a termination fee of $2,236,500 in cash. See “—Termination of the Merger Agreement.”

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Washington Federal and Anchor, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Washington Federal and Anchor rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to shareholders. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Washington Federal, Anchor or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Washington Federal or Anchor. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Washington Federal and Anchor relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

The representations and warranties made by each of Anchor and Washington Federal in the merger agreement relate to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	in the case of Anchor, broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit matters;

•	SEC Reports;

•	compliance with applicable laws;

•	in the case of Anchor, certain contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities, commodities and, in the case of Anchor, bank owned life insurance;

•	title to real property and other assets;

•	intellectual property and information technology assets;

•	in the case of Anchor, related party transactions;

•	in the case of Anchor, inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

•	in the case of Anchor, receipt of a fairness opinion from Anchor’s financial advisor;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;

•	loan matters;

•	insurance matters

•	in the case of Anchor, the creation and maintenance of a liquidation account for eligible account holders;

•	in the case of Anchor, the accuracy and completeness of corporate and stock ownership records; and

•	in the case of Anchor, the absence of claims requiring indemnification.
Certain representations and warranties of Washington Federal and Anchor are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Washington Federal, Anchor or the combined company, means:

(1)
a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, (E) expenses reasonably incurred by a party in connection with the merger agreement or in consummation of the transactions contemplated thereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

(2)	a material adverse effect on the ability of such party or its bank subsidiary to timely consummate the merger or bank merger.

Special Meeting and Recommendation of Anchor’s Board of Directors

Anchor has agreed to hold the special meeting for the purpose of voting upon the merger agreement and to use commercially reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement.

Notwithstanding any change in recommendation by the board of directors of Anchor, unless the merger agreement has been terminated in accordance with its terms, Anchor is required to convene the special meeting and to submit the merger agreement to a vote of its shareholders. Anchor will adjourn or postpone the special meeting if there are insufficient shares of Anchor stock, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Washington Federal and Anchor to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by Anchor’s shareholders;

•	authorization for listing on the Nasdaq Global Select Market of the shares of Washington Federal common stock to be issued in the merger;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger; and

•	required regulatory approvals are received without the imposition of any non-standard condition upon Washington Federal or Washington Federal, National Association.
Additional Closing Conditions for the Benefit of Washington Federal. In addition to the mutual closing conditions, Washington Federal’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
accuracy of the representations and warranties made by Anchor subject to the closing condition standards set forth in the merger agreement and the receipt by Washington Federal of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Anchor to that effect;

•
performance in all material respects by Anchor of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Washington Federal of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Anchor to that effect;

•	the holders of less than 10% of the outstanding shares of Anchor common stock exercising dissenters’ rights under Washington law; and

•	the receipt by Washington Federal of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
Additional Closing Conditions for the Benefit of Anchor. In addition to the mutual closing conditions, Anchor’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
accuracy of the representations and warranties made by Washington Federal subject to the closing condition standards set forth in the merger agreement and the receipt by Anchor of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Washington Federal to that effect;

•
performance in all material respects by Washington Federal of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Anchor of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Washington Federal to that effect; and

•	the receipt by Anchor of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
Termination of the Merger Agreement

Washington Federal and Anchor can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

•
if a regulatory or other governmental authority has denied approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory other governmental authority issues a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger;

•
if the merger has not been completed by December 31, 2017, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•
if the other company breaches any representation, warranty, covenant or other agreement (provided that the terminating company is not then in material breach of representation, warranty, covenant or other agreement) , which breach results in a failure to satisfy the closing conditions of the company seeking termination and such breach is not cured within twenty (20) days following written notice to the breaching company or by its nature or timing cannot be cured within that time period, or

•
if the provision giving Washington Federal the right to terminate the merger agreement as described in the next sentence is not applicable and the shareholders of Anchor fail to approve the merger agreement at the special meeting of Anchor shareholders.

In addition to the circumstances described above, Washington Federal may terminate the merger agreement if (i) the board of directors of Anchor fails to recommend that Anchor shareholders approve the merger agreement or makes a change in recommendation; (ii) Anchor materially breaches any of the provisions relating to acquisition proposals, as described under “—Agreement Not to Solicit Other Offers”; or (iii) Anchor refuses to call or hold the shareholder meeting for a reason other than that the merger agreement has been previously terminated. Immediately following such a termination by Washington Federal, Anchor must pay to Washington Federal a termination fee of $2,236,500 in same day funds.

In addition to the circumstances described above, Anchor may terminate the merger agreement at any time during the three day period following the fifth calendar day immediately prior to the effective date of the merger if (i) the Washington Federal average common stock price is less than $28.36; and (ii) the reduction, if any, in the Washington Federal average common stock price from the price of Washington Federal common stock on the day the merger agreement signing was publicly announced is greater than a 13% reduction in the price of the closing price of the SNL US Bank and Thrift Index during the same interval, each calculated as further set forth in the merger agreement. However, in the event that Anchor elects to terminate the merger agreement on this basis, Washington Federal will have the option of increasing the Exchange Ratio, such that the conditions set forth above are no longer triggered, and the merger agreement will remain in effect.

In addition to the circumstances described above, Anchor may terminate the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Anchor has (i) not materially breached the merger agreement provisions outlined in “—Agreement Not to Solicit Other Offers” and (ii) paid the $2,236,500 termination fee.

Anchor must also pay the $2,236,500 termination fee to Washington Federal if the merger agreement is terminated by either party as a result of the failure of Anchor’s shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Anchor or Anchor Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Anchor or Anchor Bank and, within one year of the termination, Anchor or Anchor Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Employee and Benefit Plan Matters

Full time employees of Anchor and its subsidiaries who are retained following the merger will become eligible to participate in Washington Federal’s employee benefit plans, programs or policies. Prior service credit for employment with Anchor or an Anchor subsidiary since the most recent hire date will be given for purposes of eligibility, participation and vesting with respect to all of Washington Federal’s retirement plans, employee benefit plans, practices and policies to the extent that such crediting of service does not result in duplication of benefits, but not for accrual of benefits under any defined benefit or actuarially calculated benefit.

Anchor has agreed to take, and cause its subsidiaries to take, other than with respect to the Anchor Bank severance plan, all actions requested by Washington Federal that may be necessary or appropriate to (i) cause one or more Anchor benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time of the merger, (ii) cause benefit accruals and entitlements under any Anchor benefit plan to cease as of the effective time of the merger, or as of the date immediately preceding the effective time, (iii) cause the continuation on and after the effective time of the merger, of any contract, arrangement or insurance policy relating to any Anchor benefit plan for such period as may be requested by Washington Federal, and (iv) facilitate the merger of any Anchor benefit plan into any employee benefit plan maintained by Washington Federal or a Washington Federal subsidiary.

Washington Federal has agreed that Washington Federal, National Association will assume the Anchor Bank severance plan, as further set forth in the merger agreement, subject to the Anchor Bank severance plan being amended by Anchor Bank prior to the effective time of the merger to provide for the execution and delivery of a general release by each employee as a condition to his or her right or entitlement to a severance benefit and that payment of the severance benefit shall be made within ten (10) days after the expiration of any opt-out period provided in the release, which amendment shall be made in compliance with Section 409A of the Code.

The merger agreement permits Washington Federal to amend or terminate any Anchor benefit plan or other employee benefit plan after the effective time of the merger, to the extent such an amendment or termination is permitted by the terms of the applicable plan and would otherwise be consistent with the terms of the merger agreement. The merger agreement does not require that Washington Federal retain the employment of any particular Anchor employee for any fixed period of time following the effective time of the merger.

Anchor is required to take all actions necessary to terminate the Anchor employee stock ownership plan no later than the day immediately prior to the effective time of the merger. The accounts of all participants and beneficiaries in the Anchor employee stock ownership time as of the effective time of the merger shall become fully vested upon termination of the Anchor employee stock ownership plan. In connection with such termination, (i) the loan indebtedness of the Anchor employee stock ownership plan to Anchor shall be extinguished; (ii) the unallocated shares of Anchor common stock held by the Anchor employee stock ownership plan that are applied to retire loan indebtedness of the Anchor employee stock ownership plan at the effective time shall be cancelled; and (iii) the Washington Federal common stock and cash, if any, received in the merger for the remaining unallocated shares of Anchor Common Stock held by the Anchor employee stock ownership plan shall be allocated to participant accounts in accordance with the terms of the Anchor employee stock ownership plan. The merger agreement also imposes certain requirements and processes for securing the appropriate approvals, determination letters and IRS filings to be made in connection with the termination of the Anchor employee stock ownership plan.

As soon as practicable following the later of the effective time of the merger or the receipt of a favorable determination letter from the IRS regarding the qualified status of the Anchor employee stock ownership plan upon its termination, the account balances in the Anchor employee stock ownership plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained in the merger agreement shall delay the distribution or transfer of account balances in the Anchor employee stock ownership plan in the ordinary course for reasons other than the termination of such plan. Washington Federal has agreed to permit full-time active employees of Anchor and its subsidiaries to rollover their account balances in the Anchor employee stock ownership plan to a Washington Federal benefit plan that is intended to be qualified under Section 401(a) of the Code, provided they are still employed by Washington Federal or a Washington Federal subsidiary at the time of such rollover. Anchor shall, or shall direct the fiduciaries of the Anchor employee stock ownership plan to (to the extent permitted by law), provide Washington Federal and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Anchor employee stock ownership plan at least five business days before such document is adopted, filed or distributed. Prior to the effective time of the merger, Anchor shall provide Washington Federal with the final documentation evidencing that these actions, as further set forth in the merger agreement, have been effectuated. Anchor and its subsidiaries shall continue to accrue and make contributions to the Anchor employee stock ownership plan trust from the date of the merger agreement through the termination date of the Anchor employee stock ownership plan in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loan to the Anchor employee stock ownership plan prior to the termination of the Anchor employee stock ownership plan and shall make a pro-rated payment on the Anchor employee stock ownership plan loan through and including the end of the calendar quarter immediately preceding the effective time of the merger, prior to the termination of the Anchor employee stock ownership plan.

As of the effective time of the merger, Section 14 of the Anchor Bank phantom stock plan shall apply for Anchor and Anchor Bank employees. Accordingly, each participant in such plan employed by Anchor or Anchor Bank as of the day immediately preceding the effective time of the merger shall have a 100% vested interest in his or her benefit under such plan. In addition, no later than sixty days following the effective time of the merger, each participant in such plan (inclusive of current participants and participants in pay status) shall receive a cash lump sum equal to the total value (not present value) of his or her entire benefit or remaining benefit (in the case of a participant in pay status) determined as of the effective time of the merger. All such amounts payable shall be paid without any interest and subject to any required tax withholding, and shall be conditioned on the recipient executing an acknowledgment in a form reasonably satisfactory to Washington Federal that the payment represents the full satisfaction of all obligations and liabilities with respect to the recipient’s rights under such plan.

Upon consummation of the merger, Washington Federal has agreed to cause Washington Federal, National Association to, honor each change in control provision in the employment or change in control severance agreements to which Anchor or Anchor Bank is a party with any of its employees. Washington Federal has agreed that the merger constitutes a change in control as defined in each such employment or change in control severance agreement, and it has agreed to terminate or cause to be terminated, at the effective time of the merger, the employment without cause of each employee of Anchor and Anchor Bank who is party to an employment or change in control severance agreement and to pay at such time the change in control benefits owed to each such employee under the terms of his or her employment or change in control severance agreement.

Indemnification and Continuance of Director and Officer Liability Coverage

For a period of six years following the merger, Washington Federal will maintain and preserve the rights to indemnification of the current and former directors and officers of Anchor and its subsidiaries to the maximum extent permitted by applicable organizational documents to the fullest extent permitted by law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

For a period of six years following the effective time of the merger, Washington Federal will provide, at Washington Federal’s expense, directors’ and officers’ liability insurance covering the persons who are presently covered by Anchor’s current officers’ and directors’ liability insurance policy with respect to claims arising from facts or events occurring before the effective time of the merger, including the transactions contemplated by the merger agreement. This insurance must be equivalent to the coverage currently provided by Anchor but the maximum cost thereof is limited to 200% of Anchor’s current annual premium for such insurance. Instead of providing this insurance coverage, Washington Federal may, prior to the effective time of the merger, purchase or cause Anchor to purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the preceding sentence but with single limit equivalent coverage provided that the cost thereof shall not exceed 250% of Anchor’s current annual premium for such insurance. If the prepaid tail policy has been obtained by Anchor prior to the Effective Time, Washington Federal will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

Expenses

All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that Anchor will bear the costs and expenses of printing and mailing this proxy statement/prospectus and Washington Federal has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of Anchor, except that after approval of the merger agreement by the shareholders of Anchor, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the Anchor shareholders, there may not be, without further approval of such shareholders, any extension of the merger agreement or any performance obligation or any waiver of any portion of the merger agreement that requires further approval of such shareholders under applicable law.

Voting Agreements

As an inducement to Washington Federal to enter into the merger agreement, the directors of Anchor have entered into voting agreements with Washington Federal with respect to the shares of Anchor common stock they own. The following summary of the voting agreements is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.

Pursuant to the voting agreements, the directors of Anchor have agreed:

•
to vote, or cause to be voted, all of their shares of Anchor common stock (i) in favor of approval and adoption of the merger agreement and approval of the merger and any action required in furtherance thereof and (ii) against any proposal made in opposition to or in competition with the consummation of the merger;

•
not to sell, transfer or otherwise dispose of any such shares of Anchor common stock until after shareholder approval of the merger proposal, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to Washington Federal, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Washington Federal; and

•	not to bring or aid any legal action that challenges the validity of or seeks to enjoin the operation of any provision of the voting agreement or the merger agreement.
The obligations under each voting agreement will terminate concurrently with any termination of the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Anchor common stock. The discussion is based on provisions of the Code, U.S. Treasury regulations, administrative rulings of the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.
For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders that hold their Anchor common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of the holder’s particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

•	financial institutions;

•	pass-through entities and investors therein;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Anchor common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	persons whose “functional currency” is not the U.S. dollar;

•	U.S. expatriates and former long-term residents of the United States; and

•	persons who acquired their Anchor common stock through the exercise of an Anchor option, through a tax qualified retirement plan or otherwise as compensation.
Furthermore, this discussion does not address any state, local, or non-U.S. tax consequences, or U.S. federal estate, gift, unearned income Medicare contribution tax, alternative minimum tax or other non-income tax consequences.
If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds Anchor common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. This discussion does not constitute tax advice. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax, the estate and gift tax, and any state, local or non-U.S. and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally
It is a condition to Anchor’s obligation to complete the merger that Anchor receives a written opinion of its special counsel, Silver, Freedman, Taff & Tiernan LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Washington Federal’s obligation to complete the merger that Washington Federal receives an opinion of its special counsel, Davis Wright Tremaine LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Anchor and Washington Federal to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations set forth in the merger agreement and the representation letters are, as of the effective time of the merger, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Anchor and Washington Federal. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.

In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement will be binding on the IRS. Neither Anchor nor Washington Federal intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and consequently, there is no assurance that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming that the merger is completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and that the representations found in the merger agreement and in the representation letters provided by Anchor and Washington Federal delivered at the time of closing will be true and complete without qualification as of the effective time of the merger, it is the opinion of each of Silver, Freedman, Taff & Tiernan LLP and Davis Wright Tremaine LLP that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Based solely on the information, and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed herewith, this discussion of the material U.S. federal income tax consequences of the merger, to the extent such discussion expresses conclusions as to the application of U.S. federal income tax law, constitutes the opinions of Silver, Freedman, Taff & Tiernan LLP, special counsel to Anchor, and Davis Wright Tremaine LLP, special counsel to Washington Federal.
Subject to the foregoing, the material U.S. federal income tax consequences of the merger to U.S. holders of Anchor common stock will be as follows:

•
no gain or loss will be recognized on the receipt of Washington Federal common stock in exchange for Anchor common stock pursuant to the merger (except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Washington Federal common stock that the U.S. holders would otherwise be entitled to receive (as discussed below under “—Cash Received In Lieu of a Fractional Share of Washington Federal Common Stock”));

•
the aggregate basis of the Washington Federal common stock received in the merger will be the same as the aggregate basis of the Anchor common stock surrendered in the exchange, decreased by the basis attributable to any fractional interest in Washington Federal common stock for which cash is received; and

•	the holding period of Washington Federal common stock received in exchange for Anchor common stock will include the holding period of the Anchor common stock surrendered in the exchange.
If a U.S. holder of Anchor common stock acquired different blocks of Anchor common stock at different times or at different prices, such holder’s basis and holding period may be determined with reference to each block of Anchor common stock. Any such holder should consult its tax advisor regarding the manner in which Washington Federal common stock received in the merger should be allocated among different blocks of Anchor common stock and with respect to identifying the bases or holding periods of the particular Washington Federal common stock received in the merger.

Cash Received In Lieu of a Fractional Share of Washington Federal Common Stock
A U.S. holder of Anchor common stock that receives cash in lieu of a fractional share of Washington Federal common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Washington Federal. As a result, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in the fractional share, as set forth above. This gain or loss will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such stock is greater than one year. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenter’s Rights

A U.S. holder of Anchor common stock that receives cash in exchange for such holder’s Anchor common stock upon exercise of dissenter’s rights will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Anchor common stock exchanged therefor. Each U.S. holder of Anchor common stock is urged to consult such holder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Anchor common stock exchanged in the merger. Such gain or loss will be long-term or short-term capital gain or loss, depending on the U.S. holder’s holding period in the Anchor common stock exchanged.

Information Reporting and Backup Withholding
A non-corporate U.S. holder may be subject to backup withholding (currently at a rate of 28%) on any cash received in the merger, including cash received in lieu of a fractional share of Washington Federal common stock. Backup withholding generally will not apply, however, to such U.S. holders who:

•
furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
A U.S. holder receiving shares of Washington Federal common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return setting forth the holder’s basis (determined immediately before the exchange) in the Anchor common stock surrendered and the fair market value (determined immediately before the exchange) of the Anchor common stock that is exchanged by such holder pursuant to the merger. A “significant holder” is a U.S. holder that receives shares of Washington Federal common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Anchor (by vote or value) or securities of Anchor with a tax basis of $1 million or more.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not tax advice or a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.
Reporting Requirements
An Anchor shareholder will be required to retain records pertaining to the merger and will be required to file with the shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular anchor shareholder will depend on that shareholder’s particular situation. Anchor shareholders are strongly urged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

DESCRIPTION OF WASHINGTON FEDERAL CAPITAL STOCK
Washington Federal is authorized to issue up to 300,000,000 shares of common stock, par value $1.00 per share, and up to 5,000,000 shares of preferred stock, par value $1.00 per share. The capital stock of Washington Federal does not represent or constitute a deposit account and is not insured by the FDIC.

The following description of the Washington Federal capital stock does not purport to be complete and is qualified in all respects by reference to Washington Federal’s Restated Articles of Incorporation, as amended, and Bylaws and the WBCA. Washington Federal’s Restated Articles of Incorporation, as amended, are referred to as its Articles of Incorporation.
Washington Federal Common Stock
Each share of Washington Federal common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of Washington Federal common stock are entitled to receive dividends as may be declared by the Washington Federal board of directors out of funds legally available therefore and, upon liquidation, to receive pro rata all assets, if any, of Washington Federal available for distribution after the payment of creditors. Holders of Washington Federal common stock have no preemptive rights to subscribe for any additional securities of any class that Washington Federal may issue, nor any conversion, redemption or sinking fund rights. Each holder of Washington Federal common stock is entitled to one vote for each share held of record. Shareholders of Washington Federal are permitted to cumulate their votes with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the shareholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. Washington Federal’s board of directors is divided into three classes, with directors serving staggered three-year terms, and currently consists of nine directors. The rights and privileges of holders of Washington Federal common stock are subject to any preferences that the Washington Federal board of directors may set for any series of Washington Federal preferred stock that Washington Federal may issue in the future.
Washington Federal Preferred Stock
Under Washington Federal’s articles of incorporation, Washington Federal may issue shares of Washington Federal preferred stock in one or more series, as may be determined by Washington Federal’s board of directors. The Washington Federal board of directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the shareholders. In addition, any shares of Washington Federal preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Washington Federal preferred stock, or merely the existing authorization of the Washington Federal board of directors to issue shares of Washington Federal preferred stock, may tend to discourage or impede a merger or other change in control of Washington Federal. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the board of directors of Washington Federal. No shares of preferred stock are currently outstanding.
Dividends
Under the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to this distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.
Anti-Takeover Considerations
Washington law and Washington Federal’s articles of incorporation and bylaws contain certain provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Washington Federal. These provisions of Washington Federal’s articles of incorporation and bylaws include, among others, the authorization of directors to fill vacancies on the board, the procedures for calling special meetings of shareholders, the requirement that any shareholder action by written consent must be unanimous and a board of directors divided into three classes, with the members of each class of directors serving staggered three-year terms. See “Comparison of the Rights of Shareholders.”
Transfer Agent
The transfer agent and registrar for the Washington Federal common stock is American Stock Transfer & Trust Company.

COMPARISON OF RIGHTS OF ANCHOR COMMON STOCK AND WASHINGTON FEDERAL COMMON STOCK

After completion of the merger, the Anchor shareholders will become shareholders of Washington Federal. Washington Federal is a Washington corporation, and the rights of Washington Federal shareholders are governed by the WBCA, as well as the articles of incorporation and bylaws of Washington Federal. Anchor is also a Washington corporation, and its shareholders’ rights are governed by the WBCA, as well as its articles of incorporation and bylaws. After the merger, as Washington Federal shareholders, the rights of former Anchor shareholders will be governed by Washington Federal’s articles of incorporation, its bylaws and the WBCA.

The following discussion summarizes the material differences between the rights of holders of Washington Federal common stock and holders of Anchor common stock under the articles of incorporation and bylaws of Washington Federal and the articles of incorporation and bylaws of Anchor. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders. In addition, the identification herein of certain differences in rights is not intended to imply the absence of other differences of equal or greater importance. The discussion in this section is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the WBCA.
Copies of the articles of incorporation and bylaws are attached as exhibits to Anchor’s and Washington Federal’s filings with the SEC. See the sections entitled “Where You Can Find More Information.”
Authorized Capital Stock

Anchor	The authorized capital stock of Anchor consists of 50,000,000 shares of capital stock, presently classified as follows:

•	45,000,000 shares of common stock, par value $0.01 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.

Anchor is authorized under its articles to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval.

Washington Federal	The authorized capital stock of Washington Federal consists of 305,000,000 shares of capital stock, presently classified as follows:

•	300,000,000 shares of common stock, par value $1.00 per share; and

•	5,000,000 shares of preferred stock, par value $1.00 per share.

Washington Federal is authorized under its articles of incorporation to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval. An amendment to Washington Federal’s articles to change the authorized capital stock requires the approval of Washington Federal’s board of directors.

Advance Notice Provisions

Anchor
Anchor’s articles of incorporation provide that Anchor must receive written notice of any shareholder director nomination or any shareholder proposal for a meeting of shareholders not less than 30 nor more than 60 days before the date of the meeting. If, however, less than 31 days’ notice of the date of the meeting is given to shareholders, notice of the nomination or proposal must be received by the secretary within 10 days of the date on which notice of the meeting is mailed.

Washington Federal	Washington Federal’s articles of incorporation do not vary from the WBCA, which requires that notice of a special shareholders’ meeting generally be given not less than 10 nor more than 60 days before the date of the meeting. In certain circumstances, such as a special meeting to act on a plan of merger or to amend a corporation’s articles, notice must be given not less than 20 nor more than 60 days before the date of the meeting.

Special Shareholder Meetings

Anchor
Special meetings of the shareholders for any purpose may be called at any time only by chief executive officer or by Anchor’s board of directors. The right of shareholders to call a special meeting is specifically denied.

Washington Federal
Special meetings of the shareholders may also be called at the request of shareholders owning at least 10% of all outstanding shares of the corporation entitled to vote on the issue(s) proposed to be considered at the meeting.

Voting Limitations

Anchor
Anchor’s articles of incorporation generally prohibit any shareholder that beneficially owns more than 10% of the outstanding shares of Anchor common stock from voting shares in excess of 10% of the outstanding shares of Anchor common stock, unless a majority of the board of directors has granted the shareholder permission to vote the shares that are in excess of the limit.

Washington Federal	All current Washington Federal shareholders have equal and unlimited voting rights.

Shareholder Approval of a Merger, Share Exchange, Sale of Assets, or Dissolution

Anchor
A merger, share exchange or sale of all or substantially all of the corporation’s assets must be approved by two-thirds of the outstanding shares entitled to vote thereon. A liquidation or dissolution of the corporation requires the approval of 80% of the shares entitled to vote thereon.

Washington Federal
A merger or share exchange, sale of all or substantially all of the corporation’s assets not in the regular course of business, or dissolution must be approved by two-thirds of the shareholder votes entitled to be cast thereon.

Transactions with Related Persons, Share Re-classifications and Re-capitalizations

Anchor
Anchor’s articles of incorporation provide that the following transactions require the approval of (A) (i) 80% of the shares entitled to vote thereon and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including the shares deemed beneficially owned by a related person: a merger between Anchor or its affiliates with or into a related person; certain significant asset transfers between Anchor and a related person; the issuance of any securities of Anchor or its affiliates to a related person or the issuance of any related person securities to Anchor; and any re-classification or re-capitalization involving Anchor common stock, or (B) (i) approval by two-thirds of the directors that are unaffiliated with the related person, obtained during a meeting in which 75% of the unaffiliated directors are present; and (ii) such affirmative vote as would have otherwise been required by the articles and relevant law (e.g., typically a majority of the outstanding shares entitled to vote thereon). A related person generally means a person who is a greater than 10% shareholder of Anchor.

Washington Federal
Washington Federal’s articles of incorporation do not impose voting requirements on mergers, asset transfers or securities issuances between or among related persons or upon share re-classifications or re-capitalizations beyond those imposed by the WBCA.

Non-Shareholder Constituency Provision

Anchor
Anchor’s articles of incorporation provide that in connection with a business combination (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) or a tender or exchange offer, the Anchor board of directors shall consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on Anchor and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which Anchor and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon Anchor and its subsidiaries and the other elements of the communities in which Anchor and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

Washington Federal	Washington Federal’s articles of incorporation do not contain a non-shareholder constituency provision.
Amendment of the Bylaws

Anchor
Anchor’s articles of incorporation provide that the bylaws may be amended by a majority vote of the board of directors or by approval of 80% of the shareholders entitled to vote in the election of directors.

Washington Federal
Washington Federal’s bylaws may be amended by the affirmative vote of a majority of the board of directors or by affirmative vote of the holders of a majority of the votes cast by shareholders of the Corporation at an annual or special meeting of the shareholders.

Amendment of the Articles of Incorporation

Anchor
The provisions set forth in Articles II (Duration), III (Purpose and Powers), IV (Capital Stock) (other than a change to the number of authorized shares in connection with a split of, or stock dividend in, Anchor’s own shares, provided the corporation has only one class of shares outstanding or a change in the par value of such shares), V (Preemptive Rights), VII (Directors), VIII (Removal of Directors), X (Notice for Shareholder Nominations and Proposals), XI (Approval of Certain Business Combinations), XII (Evaluation of Business Combinations), XIII (Limitation of Directors’ Liability), XIV (Indemnification), XV (Special Meeting of Shareholders), XVI (Repurchase of Shares), XVII (Amendment of Bylaws) and Article XVIII (Amendment of Articles of Incorporation) of Anchor’s articles of incorporation may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by each separate voting group entitled to vote thereon. All other provisions of Anchor’s articles may be amended by a majority of the shares entitled to vote thereon.

Washington Federal
The WBCA provides that certain provisions of the articles of incorporation may be amended when approved by a majority of the shareholders entitled to vote thereon. Washington Federal’s articles of incorporation provide that no amendment of the articles of incorporation shall be made unless it is first approved by the affirmative vote of a majority of the directors then in office and, to the extent required by the WBCA or otherwise, subsequently approved by a majority of the shares entitled to vote generally in an election of directors.

Board of Directors

Anchor
Anchor’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms. Anchor’s articles of incorporation provide that the number of directors on the Anchor board of directors shall not be fewer than five nor more than 15. Any vacancies in the board of directors of the corporation, however caused, shall be filled by a vote of a majority of the remaining directors. Anchor’s bylaws provide that each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the corporation. No person 75 years of age or older shall be eligible for election, re-election, appointment or reappointment to the board of directors of the corporation.

Washington Federal
Like the board of directors of Anchor, the board of directors of Washington Federal is divided into three classes, with the members of each class serving staggered three-year terms. Washington Federal’s bylaws provide that the number of directors on the Washington Federal’s board of directors shall be nine. The number of directors may be increased or decreased by an amendment to the bylaws. Directors need not be shareholders of the corporation. Under Washington Federal’s bylaws, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next shareholders’ meeting at which directors are elected.

Removal of Directors

Anchor
Anchor’s articles of incorporation provide that any director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the total votes eligible to be cast at a legal meeting called expressly for such purpose.

Washington Federal
Under its articles of incorporation, Washington Federal directors may be removed only for cause by an affirmative vote of not less than a majority of the votes eligible to be cast by shareholders at a meeting of shareholders called expressly for such purpose, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal. The WBCA provides that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

Removal of Officers

Anchor	Any officer may be removed by a vote of two-thirds of the board of directors.

Washington Federal	Washington Federal’s bylaws provide that the board of directors may remove any officer.

Fiscal Year

Anchor	The fiscal year ends on the 30th day of June each year.

Washington Federal	The fiscal year ends on the 30th day of September each year.

DISSENTERS’ RIGHTS
In accordance with Chapter 13 of the WBCA, Anchor’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their Anchor common stock.
Anchor’s shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 of the WBCA in order to perfect their rights. Anchor and Washington Federal will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by an Anchor shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix C.
A shareholder who wishes to assert dissenters’ rights must (i) deliver to Anchor before the vote is taken by Anchor shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (ii) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Anchor at the following address prior to the special meeting of the shareholders:
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503
Attention: Corporate Secretary
or deliver such notice at the special meeting of shareholders prior to the vote being taken by Anchor shareholders.
A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Anchor a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to Anchor the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
A shareholder who does not deliver to Anchor prior to the vote being taken by Anchor shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Anchor common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.
If the merger is effected, Washington Federal as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; and (iv) set a date by which Washington Federal must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.
A shareholder wishing to exercise dissenters’ rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the proposed transaction, and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.
Within thirty (30) days after the merger occurs or receipt of the payment demand, whichever is later, Washington Federal shall pay each dissenter with properly perfected dissenters’ rights Washington Federal’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Anchor shares prior to the public announcement of the merger, Washington Federal is not required to make the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the average rate currently paid by Washington Federal on its principal bank loans or, if none, at a rate that is fair and equitable. Shareholders should note that investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not address in any respect, fair value under Chapter 13 of the WBCA.
A dissenter who is dissatisfied with Washington Federal’s estimate of the fair value or believes that interest due is incorrectly calculated may notify Washington Federal of the dissenter’s estimate of the fair value and amount of interest due. If Washington Federal does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value then Washington Federal must, within 60 days, petition a court to determine the fair value.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved at the meeting unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. In order to allow proxies that have been received by Anchor at the time of the special meeting to be voted for an adjournment, if deemed necessary, Anchor has submitted the adjournment proposal to its shareholders as a separate matter for their consideration.
Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

OTHER MATTERS
The Anchor board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for Washington Federal by Davis Wright Tremaine LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Washington Federal by Davis Wright Tremaine LLP and for Anchor by Silver, Freedman, Taff & Tiernan LLP.
EXPERTS
The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from Washington Federal, Inc. and subsidiaries’ Annual Report on Form 10-K for the year ended September 30, 2016, and the effectiveness of Washington Federal, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Anchor incorporated by reference in this Registration Statement on Form S-4 by reference from Anchor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of said firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Washington Federal and Anchor file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Washington Federal’s and Anchor’s SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.
Washington Federal filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Washington Federal common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Washington Federal in addition to being a proxy statement of Anchor for its special meeting. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
The SEC permits the incorporation by reference of information regarding Washington Federal and Anchor into this document, which means that important business and financial information about Washington Federal and Anchor can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Washington Federal or Anchor files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Washington Federal and Anchor have previously filed with the SEC and all documents filed by Washington Federal and Anchor with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the special meeting.
These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of Washington Federal or Anchor after the date of this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Washington Federal has filed with the SEC:

•	Washington Federal’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on November 21, 2016;

•	Washington Federal’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2016 and March 31, 2017, filed with the SEC on January 27, 2017 and May 3, 2017, respectively;

•	Washington Federal’s Current Reports on Form 8-K filed with the SEC on January 4, January 20, January 24 and April 13, 2017;

•	Washington Federal’s Proxy Statement on Schedule 14A filed with the SEC on December 9, 2016; and

•
The description of Washington Federal’s common stock set forth in a registration statement on Form 8-A12B filed March 9, 2010, pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

This proxy statement/prospectus incorporates by reference the documents listed below that Anchor has filed with the SEC:

•	Anchor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the SEC on September 9, 2016;

•
Anchor’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2016, December 31, 2016 and March 31, 2017, filed with the SEC on November 7, 2016, February 6, 2017 and May 8, 2017, respectively;

•	Anchor’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 20, 2016 and November 17 and April 13, 2017;

•	Anchor’s Proxy Statement on Schedule 14A filed with the SEC on September 9, 2016; and

•
The description of Anchor’s common stock set forth in a registration statement on Form 8-A12B filed on November 12, 2010, pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

These documents contain important information about Washington Federal and its financial condition. Information contained in this proxy statement/prospectus supersedes information incorporated by reference that Washington Federal and Anchor have filed with the SEC prior to the date of this proxy statement/prospectus, while information that it files with the SEC after the date of this proxy statement/prospectus that is incorporated by reference will automatically update and supersede this information.
Washington Federal supplied all information contained or incorporated by reference in this document relating to Washington Federal, and Anchor supplied all information contained or incorporated by reference in this document relating to Anchor.
Washington Federal’s filings are available on its website, www.Washingtonfederal.com. Information contained in or linked to Washington Federal’s website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Washington Federal at:
Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
Attn: Investor Relations
(206) 624-7930

Anchor’s filings are available on its website, www.anchornetbank.com. Information contained in or linked to Anchor’s website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Anchor at:
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503
Attn: Investor Relations
(360) 491-2250

The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning the Investor Relations departments of Washington Federal and Anchor provided above.
If you would like to request documents from Washington Federal or Anchor, you must do so by [●], 2017 to receive them before the special meeting.
You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to Anchor shareholders nor the issuance of Washington Federal common stock in the merger shall create any implication to the contrary.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and between
WASHINGTON FEDERAL, INC.
and
ANCHOR BANCORP

Dated as of April 11, 2017

4.2	Capitalization.	24
4.3	Authority; No Violation.	25
4.4	Consents and Approvals	26
4.5	Reports.	26
4.6	Financial Statements and Internal Controls.	26
4.7	Absence of Certain Changes or Events.	28
4.8	Legal Proceedings.	28
4.9	Taxes and Tax Returns	28
4.10	Employees.	29
4.11	SEC Reports.	31
4.12	Compliance with Applicable Law.	31
4.13	Agreements with Regulatory Agencies.	32
4.14	Risk Management Instruments.	32
4.15	Environmental Matters.	32
4.16	Investment Securities and Commodities.	32
4.17	Title.	33
4.18	Intellectual Property.	33
4.19	Reorganization.	34
4.20	Washington Federal Information.	34
4.21	Loan Portfolio.	34
4.22	Insurance.	35
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		35
5.1	Anchor Conduct of Businesses Prior to the Effective Time.	35
5.2	Anchor Forbearances	35
5.3	Washington Federal Conduct of Business Prior to the Effective Time.	38
5.4	Washington Federal Forbearances.	39
ARTICLE VI ADDITIONAL AGREEMENTS		39
6.1	Regulatory Matters.	39
6.2	Access to Information; Current Information.	41
6.3	Shareholder Meeting.	42
6.4	Reservation of Common Stock; Nasdaq Listing.	42
6.5	Employee Matters.	43
6.6	Officers' and Directors' Insurance; Indemnification.	45
6.7	Exemption from Liability Under Section 16(b).	46
6.8	No Solicitation.	47
6.9	Notification of Certain Matters.	48
6.10	Correction of Information.	48
6.11	System Integration.	48
6.12	Coordination; Integration.	49
6.13	Delivery of Agreements.	49
ARTICLE VII CONDITIONS PRECEDENT		49
7.1	Conditions to Each Party's Obligations.	49
7.2	Conditions to Obligations of Washington Federal.	49
7.3	Conditions to Obligations of Anchor.	50
ARTICLE VIII TERMINATION AND AMENDMENT		51
8.1	Termination.	51
8.2	Effect of Termination.	53
8.3	Fees and Expenses.	53
8.4	Termination Fee.	53
8.5	Amendment.	54
8.6	Extension; Waiver. At	54

ARTICLE IX GENERAL PROVISIONS		54
9.1	Closing.	54
9.2	Nonsurvival of Representations, Warranties and Agreements.	54
9.3	Notices.	55
9.4	Interpretation.	55
9.5	Counterparts.	56
9.6	Entire Agreement.	56
9.7	Governing Law, Jurisdiction, Venue and Construction	56
9.8	Publicity.	56
9.9	Assignment; Third Party Beneficiaries.	56
9.10	Specific Performance; Time of the Essence.	57
9.11	Waiver of Jury Trial	57

SIGNATURES		57

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non Solicitation Agreement
Exhibit C	Form of Plan of Bank Merger
Exhibit D	Form of Consulting Agreement

INDEX OF DEFINED TERMS
Definition	Page

Acceptable Confidentiality Agreement	47
Agreement	1
Anchor	1
Anchor Articles	8
Anchor Bank Severance Plan	44
Anchor Benefit Plans	14
Anchor Board Recommendation	42
Anchor Bylaws	8
Anchor Common Stock	2
Anchor Confidential Information	47
Anchor Contract	18
Anchor Disclosure Schedule	7
Anchor ERISA Affiliate	14
Anchor ESOP	3
Anchor ESOP Loan Shares	3
Anchor Indemnified Party	46
Anchor Individuals	47
Anchor Insiders	46
Anchor Leased Properties	20
Anchor Owned Properties	20
Anchor Phantom Stock Plan	45
Anchor Phantom Stock Plan Participant	45
Anchor Qualified Plans	15
Anchor Real Property	20
Anchor Regulatory Agreement	18
Anchor Reports	16
Anchor Representatives	47
Anchor Restricted Stock Award	4
Anchor Shareholder Approval	10
Anchor Shareholder Meeting	42
Anchor Stock Plan	4
Anchor Subsidiary	8
Articles of Merger	2
Bank Merger	4
Bank Merger Certificates	5
Bank Plan of Merger	5
BHC Act	8
BOLI	19
Cancelled Shares	3
Change in Recommendation	47
Claim	46
Closing	54
Closing Date	54
Code	1
Confidentiality Agreement	42
Covered Employees	43
Determination Date	53

DFI	10
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	10
Environmental Laws	19
ERISA	14
Exchange Act	12
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	3
FDIC	9
Federal Reserve Board	10
FHLB	9
Form S-4	10
GAAP	8
Governmental Entity	11
Index Price	53
Insurance Amount	45
Intellectual Property	20
IRS	13
IT Assets	21
Letter of Transmittal	5
Liens	9
Loans	22
Material Adverse Effect	8
Merger	1
Merger Consideration	2
Monetary Liens	20
Multiemployer Plan	15
Multiple Employer Plan	15
Nasdaq	3
New Certificate	5
Non-Solicitation Agreement	1
OCC	10
Parties	1
Permitted Encumbrances	20
Proxy Statement	10
Regulatory Agencies	11
Requisite Regulatory Approvals	49
Sarbanes-Oxley Act	12
SEC	7
Secretary of State	2
Securities Act	10
SRO	11
Starting Date	53
Starting Price	53
Surviving Bank	5
Surviving Company	1

Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14
Termination Fee	53
Treasury	14
Trust Account Common Shares	3
Unduly Burdensome Condition	49
Voting Agreement	1
Washington Federal	1
Washington Federal Articles	24
Washington Federal Average Closing Price	2
Washington Federal Benefit Plans	29
Washington Federal Bylaws	24
Washington Federal Common Stock	2
Washington Federal Disclosure Schedule	23
Washington Federal ERISA Affiliate	29
Washington Federal Leased Properties	33
Washington Federal Owned Properties	33
Washington Federal Qualified Plans	29
Washington Federal Real Property	33
Washington Federal Regulatory Agreement	32
Washington Federal Reports	31
Washington Federal Restricted Stock Award	25
Washington Federal Stock Options	25
Washington Federal Stock Plans	25
Washington Federal Subsidiary	24
WBCA	2

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of April 11, 2017 (this “Agreement”), by and between Washington Federal, Inc., a Washington corporation (“Washington Federal”), and Anchor Bancorp, a Washington corporation (“Anchor”, and together with Washington Federal, the “Parties”).
RECITALS
A.    The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Anchor will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Washington Federal (the “Merger”), with Washington Federal as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).
B.    As a condition to the willingness of Washington Federal to enter into this Agreement, all of the directors of Anchor have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Washington Federal.
C.    As a condition to the willingness of Washington Federal to enter into this Agreement, all of the directors of Anchor have entered into resignation, non-solicitation and confidentiality agreements (each a “Non-Solicitation Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Washington Federal.
E.    The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
F.    The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER
1.1    The Merger.
(a)    Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the “WBCA”), at the Effective Time (as defined in Section 1.2), Anchor shall merge with and into Washington Federal. Washington Federal shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Anchor shall cease.
(b)    Subject to the consent of Anchor, which shall not be unreasonably withheld or delayed, Washington Federal may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Washington Federal with Anchor) if and to the extent requested by Washington Federal; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Anchor, (ii) adversely affect the tax consequences of the Merger to the shareholders of Anchor or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2    Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and Washington Federal shall cause to be filed with Secretary of State of the State of Washington (the “Secretary of State”), articles of merger and a short form plan of merger as provided in the WBCA (collectively the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the “Effective Time”).
1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA.
1.4    Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Anchor, Washington Federal or the holders of any of the following securities:
(a)    Each share of common stock, $1.00 par value, of Washington Federal (“Washington Federal Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, $1.00 par value, of the Surviving Company.
(b)    Subject to Sections 1.4(c) and 1.4(d), each share of common stock, $0.01 par value, of Anchor (“Anchor Common Stock”) issued and outstanding immediately prior to the Effective Time (which shall consist of 2,504,470 shares of Anchor Common Stock outstanding on the date hereof), including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a fraction of a share of Washington Federal Common Stock equal to the quotient of $25.75 divided by the Washington Federal Average Closing Price (as defined below) rounded to the nearest one ten thousandth (the “Exchange Ratio”) (the “Merger Consideration”); provided, however, if the Washington Federal Average Closing Price is equal to or less than $28.36, the Exchange Ratio shall be fixed at 0.9079 or if the Washington Federal Average Closing Price is equal to or greater than $36.84, the Exchange Ratio shall be fixed at 0.6990. The Exchange Ratio is also subject to possible adjustment pursuant to Section 1.4(e) below. “Washington Federal Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of Washington Federal Common Stock on the Nasdaq Stock Market, Inc. (“Nasdaq”) for the twenty (20) trading days ending on the fifth trading day immediately preceding the Closing Date (as defined in Section 9.1). All of the shares of Anchor Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Anchor Common Stock (each, an “Existing Certificate”), (it being understood that any reference to an “Existing Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Anchor Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of Anchor Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)    Shares of Anchor Common Stock that are owned immediately prior to the Effective Time by (i) the Anchor Employee Stock Ownership Plan effective July 10, 2010 (the “Anchor ESOP”) that have not been allocated to participant accounts and are applied as of the Effective Time to retire the loan indebtedness of the Anchor ESOP to Anchor based upon the value of the Merger Consideration at the Effective Time (the “Anchor ESOP Loan Shares”) or (ii) Anchor or Washington Federal (other than shares of Anchor Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Anchor Common Stock held, directly or indirectly, by Anchor or Washington Federal in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of Washington Federal or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).
(d)    Notwithstanding anything in this Agreement to the contrary, all shares of Anchor Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Chapter 23B.13 of the WBCA shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the foregoing provisions of the WBCA and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Anchor Common Stock under the WBCA. If any shareholder dissenting pursuant to the WBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Anchor Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Anchor Common Stock, in accordance with Section 1.4(b), without any interest thereon. Anchor shall give Washington Federal (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Anchor Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCA and received by Anchor relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCA. Anchor shall not, except with the prior written consent of Washington

Federal, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any Merger Consideration made available to the Exchange Agent as (defined in Section 2.1) pursuant to Article II to pay for shares of Anchor Common Stock for which dissenters’ rights have been perfected shall be returned to Washington Federal upon demand.

(e)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Washington Federal Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Anchor Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(e) shall be construed to permit Washington Federal to take any action with respect to its securities that is prohibited by the terms of this Agreement.
1.5    Anchor Restricted Stock Awards. At the Effective Time, each restricted stock award in respect of a share of Anchor Common Stock subject to vesting, repurchase or other lapse restriction granted under the Anchor 2015 Equity Incentive Plan (the “Anchor Stock Plan”) which is outstanding immediately prior to the Effective Time (an “Anchor Restricted Stock Award”) shall become fully vested and each such share under an Anchor Restricted Stock Award shall be converted into a right to receive the Merger Consideration, subject to any required Tax withholding.

1.6    Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of Washington Federal in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Washington Federal, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.7    Directors and Officers. The directors of Washington Federal immediately prior to the Effective Time, shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Washington Federal immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.8    Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Anchor acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Anchor, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Anchor or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

1.9    The Bank Merger. Immediately after the Effective Time, Washington Federal intends to merge Anchor Bank, a Washington-chartered savings bank and wholly owned subsidiary of Anchor, with and into Washington Federal, National Association (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and Washington Federal, National Association shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Anchor Bank and Washington Federal, National Association, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Anchor shall cause Anchor Bank, and Washington Federal shall cause Washington Federal, National Association, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).
ARTICLE II

EXCHANGE OF SHARES
2.1    Exchange Agent. Prior to the Effective Time, Washington Federal shall appoint Washington Federal's transfer agent pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
2.2    Washington Federal to Make Shares Available. Prior to the Effective Time, Washington Federal shall deposit, or cause to be deposited, with the Exchange Agent, the Merger Consideration in the form of (a) certificates, or evidence of shares in book entry form, representing whole shares of Washington Federal Common Stock to be issued in exchange for Existing Certificates (each a “New Certificate”) and (b) cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c), (collectively, the “Exchange Fund”) and Washington Federal shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3    Exchange of Shares.
(a)    As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Anchor’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for a New Certificate, any cash in lieu of a fractional share of Washington Federal Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)    As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Anchor Common Stock will be entitled to receive a New Certificate, any cash in lieu of a fractional share of Washington Federal Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Anchor Common Stock represented by such holder’s Existing Certificate or Existing Certificates. Until so

surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, a New Certificate, any cash in lieu of a fractional share of Washington Federal Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)    No dividends or other distributions with respect to Washington Federal Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of Washington Federal Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Washington Federal Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Washington Federal Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Washington Federal Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)    In the event of a transfer of ownership of an Existing Certificate representing Anchor Common Stock prior to the Effective Time that is not registered in the stock transfer records of Anchor, any New Certificate, any cash in lieu of a fractional share of Washington Federal Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such Anchor Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of Washington Federal that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Washington Federal) shall be entitled to deduct and withhold from any cash in lieu of a fractional share of Washington Federal Common Stock or any other cash payable pursuant to this Agreement to any holder of Anchor Common Stock such amounts as the Exchange Agent or Washington Federal, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or Washington Federal, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Anchor Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Washington Federal, as the case may be.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of Anchor of the shares of Anchor Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Anchor Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates, any cash in lieu of fractional shares of Washington Federal Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Washington Federal Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to Washington Federal Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Washington Federal. In lieu of the issuance of any such fractional share, Washington Federal shall pay to each former shareholder of Anchor who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Washington Federal Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Anchor Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Washington Federal Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Anchor at the expiration of six months after the Effective Time shall be paid to Washington Federal. In such event, any former shareholders of Anchor who have not theretofore complied with this Article II shall thereafter look only to Washington Federal with respect to any New Certificate, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Washington Federal Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Washington Federal, Anchor, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Anchor Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by Washington Federal or the Exchange Agent, the posting by such person of a bond in such amount as Washington Federal may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate a New Certificate, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ANCHOR
Except (i) as disclosed in the disclosure schedule delivered by Anchor to Washington Federal concurrently herewith (the “Anchor Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Anchor Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Anchor that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Anchor and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Anchor Reports (as defined in Section 3.12) filed with the Securities and Exchange Commission (the “SEC”) by Anchor prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,”

or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Anchor hereby represents and warrants to Washington Federal as follows:

3.1    Corporate Organization.
(a)    Anchor is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Anchor has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted. Anchor is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Anchor. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Washington Federal, Anchor or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the articles of incorporation of Anchor (the “Anchor Articles”) and the bylaws of Anchor (the “Anchor Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Anchor to Washington Federal.

(b)    Each Subsidiary of Anchor (an “Anchor Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Anchor and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Section 3.1(b) of the Anchor Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of Anchor to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Anchor Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Anchor Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Anchor as of the date hereof. Neither Anchor nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Des Moines (the “FHLB”). Anchor Bank is not in material violation of any of its organizational documents.

3.2    Capitalization.
(a)    The authorized capital stock of Anchor consists of 45,000,000 shares of Anchor Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 2,504,470 shares of Anchor Common Stock issued and outstanding, which number includes all shares subject to restriction under the outstanding Anchor Restricted Stock Awards and all unallocated shares under the Anchor ESOP, and (iii) no other shares of capital stock or other voting securities of Anchor issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Anchor Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Anchor may vote or (B) trust preferred or subordinated debt securities of Anchor or any of its Subsidiaries issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Anchor to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Anchor Common Stock to which Anchor is a party. Section 3.2(a) of the Anchor Disclosure Schedule sets forth a true, correct and complete list of all Anchor Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Anchor Restricted Stock Award, and (iii) the grant date and vesting dates of each such Anchor Restricted Stock Award. Other than the Anchor Restricted Stock Awards set forth above and awards heretofore granted under the Anchor Phantom Stock Plan (as defined in Section 6.5(g)), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Anchor or any of its Subsidiaries) are outstanding.

(b)    Anchor owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Anchor Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Anchor Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Anchor Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)    Anchor does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3     Authority; No Violation.
(a)    Anchor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Anchor. The Board of Directors of Anchor has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Anchor and its shareholders and has directed that this Agreement be submitted to Anchor’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Anchor Common Stock (the “Anchor Shareholder Approval”), no other corporate proceedings on the part of Anchor are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Anchor and (assuming due authorization, execution and delivery by Washington Federal) constitutes a valid and binding obligation of Anchor, enforceable against Anchor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)    Neither the execution and delivery of this Agreement by Anchor or the Bank Plan of Merger by Anchor Bank, nor the consummation of the Merger by Anchor or the Bank Merger by Anchor Bank, nor compliance by Anchor or Anchor Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Anchor Shareholder Approval is obtained, violate any provision of the Anchor Articles or Anchor Bylaws or the organization or governing documents of any Anchor Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Anchor or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Anchor Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Anchor or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Anchor or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4    Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington Department of Financial Institutions (the “DFI”), the Office of the Comptroller of the Currency (the “OCC”), and the FDIC, if applicable, and approval of such applications, filings and notices, (iv) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Anchor’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Washington Federal in connection with the transactions contemplated by this Agreement (the “Form S-4”) , to among other things, register any securities issuable by Washington Federal in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Form S-4, (v) the filing of the

Articles of Merger with the Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Washington Federal Common Stock pursuant to this Agreement and the approval of the listing of such Washington Federal Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Anchor of this Agreement or (B) the consummation by Anchor of the Merger or the consummation by Anchor Bank of the Bank Merger. As of the date hereof, Anchor is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5    Reports. To the knowledge of Anchor, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 2013 with (i) any state regulatory authority, including the DFI, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) — (vi) together with the OCC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Anchor and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Anchor, investigation into the business or operations of Anchor or any of its Subsidiaries since July 1, 2013. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Anchor or any of its Subsidiaries.

3.6     Financial Statements and Internal Controls.
(a)    The financial statements of Anchor and its Subsidiaries included (or incorporated by reference) in the Anchor Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Anchor and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Anchor and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Anchor and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Moss Adams LLP has not resigned (or informed Anchor that it intends to resign) or been dismissed as independent public accountants of Anchor as a result of or in connection with any disagreements with Anchor on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither Anchor nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Anchor included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The allowance for loan loss account of Anchor Bank as reflected in the Anchor Bank Call Reports is, and the amount thereof, contained in the financial books and records of Anchor Bank as of the last day of the month preceding the Closing Date will, in the opinion of management of Anchor Bank, be adequate as of the date thereof to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Anchor Bank as of such date.

(d)    The records, systems, controls, data and information of Anchor and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Anchor or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Anchor. Anchor (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Anchor, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Anchor by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Anchor’s outside auditors and the audit committee of Anchor’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Anchor’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Anchor’s internal controls over financial reporting. These disclosures were made in writing by management to Anchor’s auditors and audit committee and a copy has previously been made available to Washington Federal. There is no reason to believe that Anchor’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)    Since July 1, 2013, (i) neither Anchor nor any of its Subsidiaries, nor, to the knowledge of Anchor, any director, officer, employee, auditor, accountant or representative of Anchor or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Anchor or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Anchor or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Anchor or any of its Subsidiaries, or other person, whether or not employed by Anchor or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws or similar material violation by Anchor or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Anchor or any of its Subsidiaries or any committee thereof or to any director or officer of Anchor or any of its Subsidiaries.

3.7    Broker’s Fees. With the exception of the engagement of Keefe, Bruyette and Woods, Inc., neither Anchor nor any Anchor Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. Anchor has disclosed to Washington Federal as of the date hereof the aggregate fees provided for in connection with the engagement by Anchor of Keefe, Bruyette and Woods, Inc. related to the Merger and the Bank Merger.

3.8    Absence of Certain Changes or Events.
(a)    Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Anchor.

(b)    Since December 31, 2016, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Anchor and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9    Legal Proceedings.
(a)    Except as set forth in Section 3.9(a) of the Anchor Disclosure Schedule, neither Anchor nor any of its Subsidiaries is a party to any, and there are no pending or, to Anchor’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Anchor or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to savings banks and bank holding companies) imposed upon Anchor, any of its Subsidiaries or the assets of Anchor or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10    Taxes and Tax Returns.
(a)    Each of Anchor and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. As of the date hereof, neither Anchor nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Anchor and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Anchor and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Anchor nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Anchor and its Subsidiaries for all years to and including 2012 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Anchor nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Anchor or its Subsidiaries or the assets of Anchor or its Subsidiaries. Anchor has made available to Washington Federal true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years. Neither Anchor nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Anchor and its Subsidiaries). Neither Anchor nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return

(other than a group the common parent of which was Anchor) or (B) has any liability for the Taxes of any person or entity (other than Anchor or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Anchor nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Anchor nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Anchor been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Anchor or an Anchor Subsidiary does not file Tax Returns that Anchor or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither Anchor nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired. Neither Anchor nor any Anchor Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees.
(a)    Section 3.11(a) of the Anchor Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Anchor, any Anchor Subsidiary, or any trade or business of Anchor or any of its Subsidiaries, whether or not incorporated, all of which together with Anchor would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Anchor ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Anchor or any of its Subsidiaries or any Anchor ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Anchor or any of its Subsidiaries or any Anchor ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Anchor Benefit Plans”).

(b)    Anchor has heretofore made available to Washington Federal true and complete copies of each of the Anchor Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Anchor Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to an Anchor Benefit Plan, and (iv) the most recently prepared actuarial report for each Anchor Benefit Plan (if applicable) for each of the last two (2) years.

(c)    Each Anchor Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Anchor nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Anchor Benefit Plan, and neither Anchor nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)    Section 3.11(d) of the Anchor Disclosure Schedule identifies each Anchor Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Anchor Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Anchor may rely, with respect to each Anchor Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Anchor, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Anchor Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Anchor Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)    Each Anchor Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since July 1, 2008, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since July 1, 2012, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)    No Anchor Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)    None of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)    Neither Anchor nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)    All contributions required to be made to any Anchor Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Anchor Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Anchor.

(j)    There are no pending or, to the knowledge of Anchor, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Anchor’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Anchor Benefit Plan, any fiduciaries thereof with respect to their duties to an Anchor Benefit Plan or the assets of any of trust under any Anchor Benefit Plans which could reasonably be expected to result in any liability of Anchor or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in an Anchor Benefit Plan, or any other party.

(k)    None of Anchor and its Subsidiaries nor any Anchor ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Anchor Benefit Plans or their related trusts, Anchor, any of its Subsidiaries, any Anchor ERISA Affiliate or any person that Anchor or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)    Except as set forth in Section 3.11(l) of the Anchor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Anchor or any of its Subsidiaries, or result in any limitation on the right of Anchor or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Anchor Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Anchor or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. Neither Anchor nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Anchor or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Anchor Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. Anchor has made available to Washington Federal copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)    There are no pending or, to Anchor’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against Anchor or any of its Subsidiaries, or any strikes or other labor disputes against Anchor or any of its Subsidiaries. Neither Anchor nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Anchor or any of its Subsidiaries and, to the knowledge of Anchor, there are no organizing efforts by any union or other group seeking to represent any employees of Anchor or any of its Subsidiaries.

3.12    SEC Reports. Anchor has previously made available to Washington Federal an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since June 30, 2013 and prior to the date hereof by Anchor pursuant to the Securities Act, or the Exchange Act (the “Anchor Reports”) and (b) communication mailed by Anchor to its shareholders since June 30, 2013 and prior to the date hereof, and no such Anchor Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since June 30, 2013, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all Anchor Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Anchor has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Anchor Reports.

3.13    Compliance with Applicable Law. Anchor and each of its Subsidiaries hold, and have at all times since June 30, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Anchor, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Anchor and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Anchor or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Anchor Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Anchor, or its Subsidiaries, or to the knowledge of Anchor, any director, officer, employee, agent or other person acting on behalf of Anchor or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Anchor or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Anchor or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Anchor or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Anchor or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Anchor or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Anchor or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.14    Certain Contracts.
(a)    Except as set forth in Section 3.11(a), Section 3.11(l) or Section 3.14(a) of the Anchor Disclosure Schedule, as of the date hereof, neither Anchor nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Anchor shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Washington Federal,

Anchor, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Anchor or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Anchor Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Anchor shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Anchor or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Anchor or its Subsidiaries, (ix) that involves the payment by Anchor or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by Anchor or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Anchor or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Anchor or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Anchor Disclosure Schedule, is referred to herein as a “Anchor Contract,” and neither Anchor nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)    To the knowledge of Anchor, (i) each Anchor Contract is valid and binding on Anchor or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Anchor and each of its Subsidiaries has performed all material obligations required to be performed by it under each Anchor Contract, (iii) each third-party counterparty to each Anchor Contract has performed all material obligations required to be performed by it under such Anchor Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Anchor or any of its Subsidiaries under any such Anchor Contract.

3.15    Agreements with Regulatory Agencies. Neither Anchor nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since July 1, 2013, a recipient of any supervisory letter from, or since July 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Anchor Disclosure Schedule, a “Anchor Regulatory Agreement”), nor has Anchor or any of its Subsidiaries been advised since July 1,

2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Anchor Regulatory Agreement.

3.16    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Anchor, any of its Subsidiaries or for the account of a customer of Anchor or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Anchor or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. Anchor and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Anchor’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17    Environmental Matters. To the knowledge of Anchor, it and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Anchor, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Anchor or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Anchor, threatened against Anchor or any of its Subsidiaries. To the knowledge of Anchor, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither Anchor nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. There are no underground storage tanks located at any Anchor Owned Properties (as defined in Section 3.19) or, to the knowledge of Anchor, located at any Anchor Leased Properties (as defined in Section 3.19).

3.18    Investment Securities, Commodities and BOLI.
(a)    Each of Anchor and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Anchor or its Subsidiaries. Such securities and commodities are valued on the books of Anchor in accordance with GAAP.

(b)    Anchor and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Anchor believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Anchor has made available to Washington Federal the material terms of such policies, practices and procedures.

(c)    Section 3.18(c) of the Anchor Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Anchor or its Subsidiaries, including the value of its BOLI. Anchor and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Anchor Reports in accordance with GAAP. All BOLI set forth in Section 3.18(c) of the Anchor Disclosure Schedule is owned solely by Anchor or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Anchor or its Subsidiaries BOLI. Neither Anchor nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19    Title. Anchor or an Anchor Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Anchor Reports as being owned by Anchor or an Anchor Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Anchor Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Anchor Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Anchor Leased Properties” and, collectively with the Anchor Owned Properties, the “Anchor Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Anchor’s knowledge, the lessor. There are no pending or, to the knowledge of Anchor, threatened condemnation proceedings against any Anchor Real Property. Anchor or an Anchor Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Anchor Reports as being owned by Anchor or an Anchor Subsidiary or acquired after the date hereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) (“Monetary Liens”) reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.20    Intellectual Property.

(a)     Anchor and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Anchor: (i) (A) the use of any Intellectual Property by Anchor and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Anchor or any Anchor Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Anchor that Anchor or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Anchor or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Anchor or its Subsidiaries, and (iii) neither Anchor nor any Anchor Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Anchor or any Anchor Subsidiary, and Anchor and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual

Property owned or licensed, respectively, by Anchor and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)     To the knowledge of Anchor, the IT Assets operate and perform as required by Anchor and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years. To the knowledge of Anchor, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of Anchor, no person has gained unauthorized access to the IT Assets. To the knowledge of Anchor, Anchor and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. Anchor and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. Anchor and its Subsidiaries take reasonable measures, which are to the knowledge of Anchor, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data. For purposes of this Agreement, “IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.21     Related Party Transactions. Except as set forth in Section 3.21 of the Anchor Disclosure Schedule, there are no “covered transactions” between Anchor Bank or any of its subsidiaries and any “affiliate” (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Anchor or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Anchor or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Anchor Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Anchor), on the other hand, except those of a type available to employees of Anchor or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.22    State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Anchor has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to Anchor or any of its Subsidiaries.

3.23    Reorganization. Neither Anchor nor any Anchor Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24     Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Anchor has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Anchor Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25     Anchor Information. The information relating to Anchor and its Subsidiaries which is provided by Anchor or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.26    Loan Portfolio.
(a)    As of the date hereof, except as set forth in Section 3.26(a) of the Anchor Disclosure Schedule, neither Anchor nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Anchor or any Subsidiary of Anchor is a creditor which, as of December 31, 2016, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Anchor or any of its Subsidiaries, or to the knowledge of Anchor, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the Anchor Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Anchor and its Subsidiaries that, as of December 31, 2016, were classified by Anchor as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Anchor or any of its Subsidiaries that, as of December 31, 2016, was classified as “Other Real Estate Owned” and the book value thereof.

(b)    To Anchor’s knowledge, each Loan of Anchor and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Anchor and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)    Each outstanding Loan originated, administered and/or serviced by Anchor or any of its Subsidiaries was originated, administered and/or serviced, by Anchor or an Anchor Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Anchor and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    With respect to Loans serviced by Anchor or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.26(d) of the Anchor Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)    None of the agreements pursuant to which Anchor or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(f)    There are no outstanding Loans made by Anchor or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Anchor or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)    Neither Anchor nor any of its Subsidiaries is now nor has it been since June 30, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27    Insurance. (a) Anchor and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Anchor reasonably has determined to be prudent and consistent with industry practice, and Anchor and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Anchor and its Subsidiaries, Anchor or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28    Anchor Bank Liquidation Account. Anchor Bank has created, and maintains, a liquidation account for its eligible account holders as of June 30, 2007 and its supplemental eligible account holders as of September 30, 2010. Anchor Bank maintains sufficient records to calculate the maximum liquidation amount in the event that a liquidation were to occur.

3.29    Books and Records. The corporate and stock (ownership) record books of Anchor and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Anchor and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.30    Indemnification. To the knowledge of Anchor, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Anchor or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Anchor or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WASHINGTON FEDERAL

Except (i) as disclosed in the disclosure schedule delivered by Washington Federal to Anchor concurrently herewith (the “Washington Federal Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Washington Federal Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Washington Federal that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Washington Federal, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Washington Federal Reports (as defined in Section 4.11) filed with the SEC by Washington Federal prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Washington Federal hereby represents and warrants to Anchor as follows:

4.1    Corporate Organization.
(a)    Washington Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Washington Federal has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Washington Federal.  True and complete copies of the articles of incorporation of Washington Federal (the “Washington Federal Articles”) and the bylaws of Washington Federal (the “Washington Federal Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Washington Federal to Anchor.

(b)    Each Subsidiary of Washington Federal (a “Washington Federal Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Washington Federal, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Washington Federal to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Washington Federal, National Association are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Washington Federal Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Washington Federal as of the date hereof. Washington Federal, National Association, is not in material violation of any of its organizational documents.

4.2    Capitalization.

(a)    The authorized capital stock of Washington Federal consists of 300,000,000 shares of Washington Federal Common Stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share, of which no shares of preferred stock are issued or outstanding.  As of March 31, 2017, there were (i) 89,438,563 shares of Washington Federal Common Stock issued and outstanding, including 480,023 shares of Washington Federal Common Stock granted in respect of outstanding awards of restricted Washington Federal Common Stock under the Washington Federal Stock Plans (as defined below) (a “Washington Federal Restricted Stock Award”), (ii) 148,043 shares of Washington Federal Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Washington Federal Common Stock granted under the Washington Federal Stock Plans (“Washington Federal Stock Options”), (iii) 3,117,300 shares of Washington Federal Common Stock reserved for issuance pursuant to future grants under the Washington Federal Stock Plans, and (v) no other shares of capital stock or other voting securities of Washington Federal issued, reserved for issuance or outstanding.  As used herein, the “Washington Federal Stock Plans” means all employee and director equity incentive plans of Washington Federal in effect as of the date of this Agreement.  All of the issued and outstanding shares of Washington Federal Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Washington Federal may vote or (B) trust preferred or subordinated debt securities of Washington Federal or any of its Subsidiaries issued or outstanding.  Other than Washington Federal Stock Options issued prior to the date of this Agreement, as of March 31, 2017, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Washington Federal to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Washington Federal Common Stock.  Other than the Washington Federal Stock Options and the Washington Federal Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Washington Federal or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)    Washington Federal owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Washington Federal Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Washington Federal, National Association, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Washington Federal Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3    Authority; No Violation.
(a)    Washington Federal has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Washington Federal and no other corporate action on the part of Washington Federal is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by Washington Federal and (assuming due authorization, execution and delivery by Anchor) constitutes a valid and binding obligation of Washington Federal, enforceable against Washington Federal in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The Washington

Federal Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Washington Federal will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by Washington Federal or the Bank Plan of Merger by Washington Federal, National Association, nor the consummation of the Merger by Washington Federal or the Bank Merger by Washington Federal, National Association, nor compliance by Washington Federal or Washington Federal, National Association with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the Washington Federal Articles or Washington Federal Bylaws or the organization or governing documents of any Washington Federal Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Federal, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Federal or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Washington Federal or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
4.4    Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Washington Federal of this Agreement or (ii) the consummation by Washington Federal of the Merger and the consummation by Washington Federal, National Association of the Bank Merger. As of the date hereof, Washington Federal is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5    Reports.  To the knowledge of Washington Federal, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since October 1, 2013 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Washington Federal and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Washington Federal, investigation into the business or operations of Washington Federal or any of its Subsidiaries since October 1, 2013.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Washington Federal or any of its Subsidiaries.
4.6    Financial Statements and Internal Controls.
(a)         The financial statements of Washington Federal and its Subsidiaries included (or incorporated by reference) in the Washington Federal Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Washington Federal and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Washington Federal and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Washington Federal and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Deloitte & Touche LLP has not resigned (or informed Washington Federal that it intends to resign) or been dismissed as independent public accountants of Washington Federal as a result of or in connection with any disagreements with Washington Federal on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither Washington Federal nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Washington Federal included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Washington Federal and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Washington Federal or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Washington Federal.  Washington Federal (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Washington Federal, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Washington Federal by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Washington Federal’s outside auditors and the audit committee of Washington Federal’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Washington Federal’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Washington Federal’s internal controls over financial reporting.  These disclosures were made in writing by management to Washington Federal’s auditors and audit committee and a copy has previously been made available to Anchor.  There is no reason to believe that Washington Federal’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since October 1, 2013, (i) neither Washington Federal nor any of its Subsidiaries, nor, to the knowledge of Washington Federal, any director, officer, employee, auditor, accountant or representative of Washington Federal or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Washington Federal or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Washington Federal or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Washington Federal or any of its Subsidiaries, or other person, whether or not employed by Washington Federal or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by Washington Federal, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Washington Federal or any of its Subsidiaries or any committee thereof, to any director or officer of Washington Federal or any of its Subsidiaries.

4.7    Absence of Certain Changes or Events.
(a)    Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Washington Federal.

(b)    Since December 31, 2016 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, Washington Federal and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8    Legal Proceedings.
(a)    Neither Washington Federal nor any of its Subsidiaries is a party to any, and there are no pending or, to Washington Federal’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Federal or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on Washington Federal, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Washington Federal, any of its Subsidiaries or the assets of Washington Federal or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9    Taxes and Tax Returns.  Each of Washington Federal and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Washington Federal nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Washington Federal and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Washington Federal and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Washington Federal nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Washington Federal and its Subsidiaries for all years to and including 2012 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Washington Federal nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Washington Federal or its Subsidiaries or the assets of Washington Federal or its Subsidiaries.  Washington Federal has made available to Anchor true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Washington Federal nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Washington Federal and its Subsidiaries).  Neither Washington Federal nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Washington Federal nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Washington Federal been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10    Employees.
(a)    As used in this Agreement, the term “Washington Federal Benefit Plans” means all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Washington Federal, any Washington Federal Subsidiary, or any trade or business of Washington Federal or any of its Subsidiaries, whether or not incorporated, all of which together with Washington Federal would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Washington Federal ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Washington Federal or any of its Subsidiaries or any Washington Federal ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Washington Federal or any of its Subsidiaries or any Washington Federal ERISA Affiliate.

(b)    Washington Federal has heretofore made available to Anchor true and complete copies of each of the Washington Federal Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Washington Federal Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Washington Federal Benefit Plan, and (iv) the most recently prepared actuarial report for each Washington Federal Benefit Plan (if applicable) for each of the last two (2) years.

(c)         Each Washington Federal Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as set forth in Section 4.10(c) of the Washington Federal Disclosure Schedule, neither Washington Federal nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Washington Federal Benefit Plan, and neither Washington Federal nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)    The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Washington Federal may rely, with respect to each Washington Federal

Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “Washington Federal Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Washington Federal, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Washington Federal Qualified Plan or the related trust or materially increase the costs relating thereto.  No trust funding any Washington Federal Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)         Each Washington Federal Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2012, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)         No Washington Federal Benefit Plan is subject to Title IV or Section 302 of ERISA.

(g)    None of Washington Federal and its Subsidiaries nor any Washington Federal ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of Washington Federal and its Subsidiaries nor any Washington Federal ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)    All contributions required to be made to any Washington Federal Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Washington Federal Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Washington Federal.

(i)    There are no pending or, to the knowledge of Washington Federal, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Washington Federal’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Washington Federal Benefit Plan, any fiduciaries thereof with respect to their duties to a Washington Federal Benefit Plan or the assets of any trust under any Washington Federal Benefit Plan which could reasonably be expected to result in any material liability of Washington Federal or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Washington Federal Benefit Plan, or any other party.

(j)        None of Washington Federal and its Subsidiaries nor any Washington Federal ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Washington Federal Benefit Plans or their related trusts, Washington Federal, any of its Subsidiaries, any Washington Federal ERISA Affiliate or any person that Washington Federal or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)    There are no pending or, to Washington Federal’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Washington Federal or any of its Subsidiaries, or any strikes or other labor disputes against Washington Federal or any of its Subsidiaries.  Neither Washington Federal nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Washington Federal or any of its Subsidiaries and, to the knowledge of Washington Federal, there are no organizing efforts by any union or other group seeking to represent any employees of Washington Federal or any of its Subsidiaries.

4.11    SEC Reports.  Washington Federal has previously made available to Anchor an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since September 30, 2015 and prior to the date hereof by Washington Federal pursuant to the Securities Act or the Exchange Act (the “Washington Federal Reports”) and (b) communication mailed by Washington Federal to its shareholders since September 30, 2015 and prior to the date hereof, and no such Washington Federal Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All Washington Federal Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Washington Federal has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Washington Federal Reports.

4.12    Compliance with Applicable Law.  Washington Federal and each of its Subsidiaries hold, and have at all times since September 30, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Washington Federal, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Washington Federal and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Federal or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Washington Federal, National Association has a Community Reinvestment Act rating of “satisfactory”.  Without limitation, none of Washington Federal, or its Subsidiaries, or to the knowledge of Washington Federal, any director, officer, employee, agent or other person acting on behalf of Washington Federal or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Washington Federal or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Washington Federal or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Washington Federal or any of its Subsidiaries,

(v) made any fraudulent entry on the books or records of Washington Federal or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Washington Federal or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Washington Federal or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13    Agreements with Regulatory Agencies.  Neither Washington Federal nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Washington Federal Disclosure Schedule, a “Washington Federal Regulatory Agreement”), nor has Washington Federal or any of its Subsidiaries been advised since October 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Washington Federal Regulatory Agreement.

4.14    Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Washington Federal, any of its Subsidiaries or for the account of a customer of Washington Federal or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Washington Federal or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  Washington Federal and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Washington Federal’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15    Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on Washington Federal, Washington Federal and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Washington Federal, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Washington Federal or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Washington Federal or any of its Subsidiaries.  To the knowledge of Washington Federal, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Washington Federal nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.
4.16    Investment Securities and Commodities.
(a)         Each of Washington Federal and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Washington Federal or its Subsidiaries.  Such securities and commodities are valued on the books of Washington Federal in accordance with GAAP.

(b)    Washington Federal and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Washington Federal believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Washington Federal has made available to Anchor the material terms of such policies, practices and procedures.

4.17    Title.  Washington Federal or a Washington Federal Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Washington Federal Reports as being owned by Washington Federal or a Washington Federal Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Washington Federal Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Washington Federal Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Washington Federal Leased Properties” and, collectively with the Washington Federal Owned Properties, the “Washington Federal Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Washington Federal’s knowledge, the lessor.  There are no pending or, to the knowledge of Washington Federal, threatened condemnation proceedings against any Washington Federal Real Property. Washington Federal or a Washington Federal Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Washington Federal Reports as being owned by Washington Federal or a Washington Federal Subsidiary or acquired after the date hereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18     Intellectual Property.

(a)    Washington Federal and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Washington Federal: (i) (A)  the use of any Intellectual Property by Washington Federal and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Washington Federal or any Washington Federal Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Washington Federal that Washington Federal or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of Washington Federal or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Washington Federal or its Subsidiaries, and (iii) neither Washington Federal nor any Washington Federal Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Washington Federal or any Washington Federal Subsidiary, and Washington Federal and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Washington Federal and its Subsidiaries.

(b)    To the knowledge of Washington Federal, the IT Assets operate and perform as required by Washington Federal and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years. To the knowledge of Washington Federal, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of Washington Federal, no person has gained unauthorized access to the IT Assets. To the knowledge of Washington Federal, Washington Federal and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. Washington Federal and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. Washington Federal and its Subsidiaries take reasonable measures, which are to the knowledge of Washington Federal, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19    Reorganization.  Neither Washington Federal nor any Washington Federal Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20    Washington Federal Information.  The information relating to Washington Federal and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Washington Federal and its Subsidiaries that is provided by Washington Federal or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Anchor or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21    Loan Portfolio.
(a)         As of the date hereof, except as set forth in Section 4.21(a) of the Washington Federal Disclosure Schedule, neither Washington Federal nor any of its Subsidiaries is a party to any Loan in which Washington Federal or any Subsidiary of Washington Federal is a creditor which, as of December 31, 2016, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the Washington Federal Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Washington Federal and its Subsidiaries that, as of December 31, 2016, were classified by Washington Federal as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Washington Federal or any of its Subsidiaries that, as of December 31, 2016, was classified as “Other Real Estate Owned” and the book value thereof.

(b)    To Washington Federal’s knowledge, each Loan of Washington Federal and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Washington Federal and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)    To the knowledge of Washington Federal, each outstanding Loan originated, administered and/or serviced by Washington Federal or any of its Subsidiaries was originated, administered and/or serviced, by Washington Federal or a Washington Federal Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Washington Federal and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)    None of the agreements pursuant to which Washington Federal or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e)    There are no outstanding Loans made by Washington Federal or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Washington Federal or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)    Neither Washington Federal nor any of its Subsidiaries is now nor has it been since September 30, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22    Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on Washington Federal, (a) Washington Federal and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Washington Federal reasonably has determined to be prudent and consistent with industry practice, and Washington Federal and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Washington Federal and its Subsidiaries, Washington Federal or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Anchor Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Washington Federal, during the period from the date of this Agreement to the Effective Time, Anchor shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Anchor or Washington Federal or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.
5.2    Anchor Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Anchor shall not, and shall not permit any of its Subsidiaries to without the prior written consent of Washington Federal (which shall not be unreasonably withheld or delayed):
(a)    Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interest.
(b)    Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)    Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Anchor or to another wholly owned Subsidiary of Anchor; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:
(d)    Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of Anchor or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to and bonuses pursuant to plans currently in effect, in each case in the ordinary course of business consistent with past practice, and (C) severance in accordance with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than five thousand dollars ($5,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.
(e)Benefit Plans. Enter into, establish, adopt, modify, amend, renew, or terminate any Anchor Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h)Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.
(i)Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Washington Federal or Washington Federal, National Association a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.

(j)Governing Documents. Amend its organizational documents (or similar governing documents).
(k)Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)Contracts. Enter into or terminate any Anchor Contract or amend or modify in any material respect or renew any existing Anchor Contract.
(m)Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Anchor or any of its Subsidiaries under any insurance policy maintained by Anchor or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Anchor and its Subsidiaries, taken as a whole.
(n)Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Anchor nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)Deposit Taking and Other Bank Activities. In the case of Anchor Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with an “AA” rating or better with a projected average life of less than two (2) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.
(r)Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect during calendar year 2016; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Anchor Bank’s existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of fifty thousand dollars ($50,000), (b) any secured Loan or extension of credit in excess of two million dollars ($2,000,000), and (c) any Loan or extension of credit that would result in Anchor Bank’s aggregate direct or indirect exposure to the borrowing relationship exceeding five million dollars ($5,000,000) shall require the prior written approval of the Chief Credit Officer of Washington Federal, National Association or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.
(s)Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Anchor’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).
(x)Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and twenty-five thousand dollars ($25,000) in the aggregate.
(y)New Lines of Business. Develop, market or implement any new line of business.
(z)Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)Performance of Obligations. Take any action that is likely to materially impair Anchor’s ability to perform any of its obligations under this Agreement or Anchor Bank to perform any of its obligations under the Bank Plan of Merger.
(ab)Commitments. Agree or commit to do any of the foregoing.
5.3    Washington Federal Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Anchor, during the period from the date of this Agreement to the Effective Time, Washington Federal shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Anchor or Washington Federal or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby. For the avoidance of doubt, nothing herein shall prohibit Washington Federal from repurchasing shares of its common stock.
5.4    Washington Federal Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Anchor during the period from the date of this Agreement to the Effective Time, Washington Federal shall not, and shall not permit any of its Subsidiaries to:
(a)    Governing Documents. Amend the Washington Federal Articles or Washington Federal Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Anchor Common Stock (upon their receipt of Washington Federal Common Stock in the Merger).
(b)    Special Dividend. Declare any special or extraordinary dividend or distribution on Washington Federal Common Stock that would exceed the previous quarter’s earnings.
(c)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Washington Federal’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(d)    Performance Obligations. Take any action that is likely to materially impair Washington Federal’s ability to perform any of its obligations under this Agreement or Washington Federal, National Association to perform any of its obligations under the Bank Plan of Merger.
(e)    Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1    Regulatory Matters.
(a)    As promptly as practicable following the date of this Agreement, Washington Federal shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Washington Federal and Anchor, will be included. Each of Washington Federal and Anchor shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Anchor and Washington Federal shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Anchor shall thereafter mail or deliver the Proxy Statement to its shareholders. Washington Federal shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Anchor shall furnish all information concerning Anchor and the holders of Anchor Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Anchor or Washington Federal, or any of their respective affiliates, directors or officers, should be discovered by Anchor or Washington Federal that should be set forth in an amendment or supplement to either the Form S-4 or the

Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Anchor’s shareholders.
(b)    In addition to their obligations pursuant to Section 6.1(a), Anchor and Washington Federal shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Washington Federal and Anchor shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Washington Federal Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Anchor and Washington Federal, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)    Subject to the terms and conditions set forth in this Agreement, Washington Federal and Anchor shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Anchor (in the case of Washington Federal) or Washington Federal (in the case of Anchor) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Washington Federal shall, and shall cause Washington Federal, National Association to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, the OCC, and the FDIC, if applicable, within forty-five (45) days after the date hereof. Anchor and Washington Federal shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Anchor or Washington Federal, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)    Each of Washington Federal and Anchor shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Washington Federal, Anchor or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)    Each of Washington Federal and Anchor shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2    Access to Information; Current Information.
(a)    Upon reasonable notice and subject to applicable laws, each of Washington Federal and Anchor, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Washington Federal and Anchor shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Washington Federal nor Anchor nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Washington Federal’s or Anchor’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Anchor shall permit, and shall cause its Subsidiaries to permit, Washington Federal and/or an environmental consulting firm selected by Washington Federal, at the sole expense of Washington Federal, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently owned, leased or operated by Anchor or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Washington Federal's sole expense), Washington Federal shall indemnify Anchor and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c)    Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Anchor shall, upon the request of Washington Federal, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Washington Federal regarding the financial condition, operations and business of Anchor and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. Anchor Bank shall also provide the Chief Credit Officer of Washington Federal, National Association or his or her designee with all materials provided to members of Anchor Bank’s loan (or similar) committee promptly following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Anchor will deliver to Washington Federal all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Anchor Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the DFI. Anchor will also deliver to Washington Federal as soon as practicable all quarterly and annual financial statements of Anchor and its Subsidiaries prepared with respect to periods ending after March 31, 2017. As soon as practicable after the end of each month, Anchor will deliver to Washington Federal in electronic form (i) the monthly deposit and loan trial balances of Anchor Bank, (ii) the monthly analysis of Anchor Bank's investment portfolio, (iii) monthly balance sheet and income statement of Anchor and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.26(a) of the Anchor Disclosure Schedule for the then current period.
(d)    During the period from the date hereof to the Effective Time, Anchor shall provide Washington Federal with board packages of Anchor’s Board of Directors or committees thereof as well as all Board of Directors and committee meetings for each Subsidiary of Anchor promptly following the meeting of Anchor’s Board of Directors or committees thereof; provided however, that the board and committee packages and notices provided to Washington Federal may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to Washington Federal would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Anchor Board of Directors to be confidential.
(e)    All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of September 7, 2016 (the “Confidentiality Agreement”).
(f)    No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3    Shareholder Meeting. Anchor shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Washington, the Anchor Articles and the Anchor Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Anchor Shareholder Meeting”) for the purpose of seeking the Anchor Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Anchor Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Anchor Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Anchor Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Anchor shareholders approve this Agreement and the Merger (the “Anchor Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Anchor shall not be required to hold the Anchor Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Anchor Shareholder Meeting.

6.4    Reservation of Common Stock; Nasdaq Listing.
(a)    Washington Federal agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Washington Federal Common Stock to fulfill its obligations under this Agreement.
(b)        Washington Federal shall use its commercially reasonable best efforts to cause the shares of Washington Federal Common Stock to be issued to the holders of Anchor Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5    Employee Matters.
(a)    Following the Effective Time, Washington Federal shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees (i.e., employees who are employed on average at least 30 hours of service per week pursuant to 26 U.S. Code §4980H) of Anchor and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Washington Federal or its Subsidiaries (other than Anchor and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Washington Federal or its Subsidiaries; and (ii) except with respect to a Washington Federal Qualified Plan where participation commences on the first entry date after the Closing Date, until such time as Washington Federal shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Washington Federal or its Subsidiaries (other than Anchor and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Anchor and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Washington Federal Benefit Plans may commence at different times with respect to each Washington Federal Benefit Plan).
(b)    To the extent that a Covered Employee becomes eligible to participate in a Washington Federal Benefit Plan, Washington Federal shall cause such Washington Federal Benefit Plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with Anchor or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Anchor Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Washington Federal Benefit Plan that is a health, dental or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Washington Federal or its applicable Subsidiary shall use its commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Washington Federal or Subsidiary plan to be waived with respect to such Covered Employee and his or her eligible dependents to the extent such condition was or would have been covered under the Anchor Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (B) recognize any health, dental or other similar expenses incurred by such Covered Employee and his or her eligible dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or other welfare plan.
(c)    Prior to the Effective Time, and except as otherwise provided in this Agreement, Anchor shall take, and shall cause its Subsidiaries to take, all actions requested by Washington Federal in Washington Federal’s sole discretion that may be necessary or appropriate to (i) cause one or more Anchor Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Anchor Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Anchor Benefit Plan for such period as may be requested by Washington Federal, or (iv) facilitate the merger of any Anchor Benefit Plan into any employee benefit plan maintained by Washington Federal or a Washington Federal Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Washington Federal's reasonable prior review and approval, which shall not be unreasonably withheld.
(d)    At the Effective Time, Washington Federal shall cause Washington Federal, National Association to assume and honor the Anchor Bank Amended and Restated Change in Control Severance Plan of 2010 (the “Anchor Bank Severance Plan”) subject to the Anchor Bank Severance Plan being amended by Anchor Bank prior to the Effective Time to provide for the execution and delivery of a general release by each employee as a condition to his or her right or entitlement to a severance benefit and that payment of the severance benefit shall be made within ten (10) days after the expiration of any opt-out period provided in the release, which amendment shall be made in compliance with Section 409A of the Code and in form and substance reasonably satisfactory to Washington Federal.
(e)    Nothing in this Section 6.5 shall be construed to limit the right of Washington Federal or any of its Subsidiaries (including, following the Effective Time, any Anchor Subsidiary) to amend or terminate any Anchor Benefit Plan or other employee benefit plan after the Effective Time, to the extent such amendment or termination is permitted by the terms of the applicable plan and not inconsistent with the provisions contained in this Section 6.5, nor shall anything in this Section 6.5 be construed to require Washington Federal or any of its Subsidiaries (including, following the Effective Time, any Anchor Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
(f)    Anchor shall take all actions necessary to terminate the Anchor ESOP, effective no later than the day immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the Anchor ESOP as of the Effective Time shall become fully vested upon termination of the Anchor ESOP In connection with such termination, (i) the loan indebtedness of the Anchor ESOP to Anchor or Anchor Bank shall be extinguished, (ii) the unallocated shares of Anchor Common Stock held by the Anchor ESOP that are Anchor ESOP Loan Shares shall be cancelled and (iii) the Washington Federal Common Stock and cash, if any, received in the Merger for the remaining unallocated shares of Anchor Common Stock held by the Anchor ESOP shall be allocated to participant accounts in accordance with the terms of the Anchor ESOP. As soon as practicable after the date hereof, counsel for Anchor shall prepare all necessary documents to be filed with the IRS for a determination letter for termination of the Anchor ESOP, effective immediately prior to the Effective Time, and Anchor shall file or cause to be filed such documents with the IRS following review of such documents be Washington Federal and its counsel. The Parties shall use commercially reasonable best efforts to obtain such favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the Anchor ESOP upon its termination, the account balances in the Anchor ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Anchor ESOP in the ordinary course for reasons other than the termination of such plan. Washington Federal agrees to permit Covered Employees to rollover their account balances in the Anchor ESOP to a Washington Federal Qualified Plan provided they are still employed by Washington Federal or a Washington Federal Subsidiary at the time of such rollover. Anchor shall, or shall direct the fiduciaries of the Anchor ESOP to (to the extent permitted by law), provide Washington Federal and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Anchor ESOP at least five (5) business days before such document is adopted, filed or distributed. Prior to the Closing Date, Anchor shall provide Washington Federal with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Anchor and its Subsidiaries shall continue to accrue and make contributions to the Anchor ESOP trust from the date of this Agreement through the termination date of the Anchor ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loan to the Anchor ESOP prior to the termination of the Anchor ESOP and shall make a pro-rated payment on the Anchor ESOP loan through and including the end of the calendar quarter immediately preceding the Closing Date, prior to the termination of the Anchor ESOP.
(g)    As of the Effective Time, Section 14 of the Anchor Bank Amended and Restated Phantom Stock Plan (the “Anchor Phantom Stock Plan”) shall apply for Anchor and Anchor Bank employees.  Accordingly, each Anchor Phantom Stock Plan Participant (the “Anchor Phantom Stock Plan Participant”) employed by Anchor or Anchor Bank as of the day immediately preceding the Effective Time shall have a 100 percent vested interest in his or her Anchor Phantom Stock Benefit (as defined under the Anchor Phantom Stock Plan).  In addition no later than sixty (60) days following the Effective Time all Anchor Phantom Stock Plan Participants (including both Anchor and Anchor Bank current and former employees and directors participating in the Anchor Phantom Stock Plan) shall receive a cash lump sum equal to the value of his or her entire Anchor Phantom Stock Benefit, determined as of the Effective Time.  All amounts payable hereunder shall be paid without any interest and subject to any required tax withholding, and shall be conditioned on the recipient executing an acknowledgment in a form reasonably satisfactory to Washington Federal that the payment represents the full satisfaction of all obligations and liabilities with respect to the Anchor Phantom Stock Plan.

(h)    Upon consummation of the Merger, Washington Federal shall, or shall cause Washington Federal, National Association to, honor each change in control provision in the employment or change in control severance agreements to which Anchor or Anchor Bank is a party with any of its employees. Washington Federal agrees and acknowledges that the Merger constitutes a change in control as defined in each such employment or change in control severance agreement, and agrees to terminate or cause to be terminated, at the Effective Time, the employment without cause of each employee of Anchor and Anchor Bank who is party to an employment or change in control severance agreement and to pay at such time the change in control benefits owed to each such employee under the terms of his or her employment or change in control severance agreement. Concurrently with the execution of this Agreement, Washington Federal, National Association shall enter into a consulting agreement with Terri L. Degner, in the form attached hereto as Exhibit D, with the term to commence immediately following the termination of Ms. Degner’s current employment agreement at the Effective Time.
6.6    Officers' and Directors' Insurance; Indemnification.
(a)    For six (6) years from and after the Effective Time, Washington Federal shall maintain officers' and directors' liability insurance covering the persons who are covered by Anchor's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend, on an annual basis, during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Anchor (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto, and further provided that if Washington Federal is unable to maintain or obtain the insurance called for by this Section 6.6(a), Washington Federal shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. At Anchor’s option, Anchor may, in lieu of the foregoing, (or, if requested by Washington Federal, Anchor shall) purchase prior to the Effective Time, a 6 year prepaid "tail" policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 250% of the current annual premium for such insurance. If such prepaid “tail” policy has been obtained by Anchor prior to the Effective Time, Washington Federal shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Anchor or its Subsidiaries may be required to make application and provide customary representations and warranties to Washington Federal's insurance carrier for the purpose of obtaining such insurance.
(b)    For six (6) years from and after the Effective Time, Washington Federal shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Anchor or any of its Subsidiaries (each, an “Anchor Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Washington Federal, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Anchor Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Anchor or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Anchor and its Subsidiaries and to the fullest extent otherwise permitted by law.
(c)    In connection with the indemnification provided pursuant to Section 6.6(b), Washington Federal and/or a Washington Federal Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Anchor Indemnified Person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Anchor Indemnified Person or multiple Anchor Indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Washington Federal and (ii) will cooperate in the defense of any such matter.
(d)    This Section 6.6 shall survive the Effective Time, is intended to benefit each Anchor Indemnified Person (each of whom shall be entitled to enforce this Section against Washington Federal), and shall be binding on all successors and assigns of Washington Federal.
(e)    In the event Washington Federal or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Washington Federal assume the obligations set forth in this Section 6.6.
6.7    Exemption from Liability Under Section 16(b). Each of the Board of Directors of Washington Federal and Anchor or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Anchor Insiders of Washington Federal Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term “Anchor Insiders” means those officers and directors of Anchor who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Washington Federal in conjunction with the Merger.
6.8    No Solicitation.
(a)    Anchor agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Anchor and its Subsidiaries (the “Anchor Individuals”) not to, and will use its commercially reasonable best efforts to cause Anchor’s and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Anchor Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Anchor Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Anchor will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Washington Federal with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)    Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Anchor Shareholder Approval, in the event Anchor receives an unsolicited Acquisition Proposal and the Board of Directors of Anchor determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Anchor may, and may permit its Subsidiaries and the Anchor Individuals and the Anchor Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Anchor than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Anchor Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Anchor determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law.
(c)    The Board of Directors of Anchor shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Washington Federal, the Anchor Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Washington Federal the Anchor Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Anchor (including any committee thereof) may, at any time prior to obtaining the Anchor Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Anchor determines in good faith (after consultation with Anchor’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Anchor may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Washington Federal at least four (4) business days, following Washington Federal’s initial receipt of written notice that the Board of Directors of Anchor has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Washington Federal, the Board of Directors of Anchor determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)    Anchor will promptly (and in any event within two (2) business days) advise Washington Federal in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Washington Federal apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)    As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Anchor or Anchor Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Anchor or Anchor Bank, other than the transactions contemplated by this Agreement.
“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Anchor concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
6.9    Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Anchor and Washington Federal shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.10    Correction of Information. Each of Anchor and Washington Federal shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11    Integration. From and after the date hereof, Anchor shall, and shall cause Anchor Bank and its and Anchor Bank’s directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit Washington Federal, National Association to train Anchor Bank employees who are expected to continue employment with Washington Federal, National Association, including excusing such employees from their duties for the purpose of training and orientation by Washington Federal, National Association and (ii) cause Anchor Bank's data processing consultants and software providers to, cooperate and assist Anchor Bank and Washington Federal, National Association in connection with the planned electronic and systematic conversion of all applicable data of Anchor Bank to the Washington Federal, National Association system to occur after the Effective Time, in each case without undue disruption to Anchor Bank's business, during normal business hours and at the expense of Washington Federal or Washington Federal, National Association (not to include Anchor Bank's regular employee payroll).
6.12    Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Anchor shall cause the Chief Executive Officer and Chief Financial Officer of Anchor Bank to assist and confer with the officers of Washington Federal, National Association, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Washington Federal, National Association, as the resulting bank in the Bank Merger.
6.13    Delivery of Agreements. Anchor shall cause the Voting Agreements and Non-Solicitation Agreements to be executed by its directors and executive officers and delivered to Washington Federal prior to or simultaneously with the execution of this Agreement.
ARTICLE VII

CONDITIONS PRECEDENT
7.1    Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Anchor and Washington Federal, at or prior to the Closing Date of the following conditions:
(a)    Shareholder Approval. The Anchor Shareholder Approval shall have been obtained.
(b)    Nasdaq Listing. The shares of Washington Federal Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c)    Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e)    Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of Washington Federal including any condition that would increase the minimum regulatory capital requirements of Washington Federal or Washington Federal, National Association (an “Unduly Burdensome

Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).
7.2    Conditions to Obligations of Washington Federal. The obligation of Washington Federal to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Washington Federal, at or prior to the Closing Date, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Anchor set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker’s Fees), Section 3.8(a) (Absence of Changes), and Section 3.25 (Anchor Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on the Closing Date; and

(C)
no other representation or warranty of Anchor shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Anchor has had or would reasonably be expected to result in a Material Adverse Effect on Anchor;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Washington Federal shall have received a certificate signed on behalf of Anchor by the Chief Executive Officer or the Chief Financial Officer of Anchor to the foregoing effect.
(b)    Performance of Obligations of Anchor. Anchor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Washington Federal shall have received a certificate signed on behalf of Anchor by the Chief Executive Officer or the Chief Financial Officer of Anchor to such effect.
(c)    Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Anchor Common Stock.

(d)    Opinion of Tax Counsel. Washington Federal shall have received an opinion from Davis Wright Tremaine LLP, special counsel to Washington Federal, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Davis Wright Tremaine LLP may require and rely upon representations contained in letters from each of Washington Federal and Anchor.

7.3    Conditions to Obligations of Anchor. The obligation of Anchor to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Anchor, at or prior to the Closing Date, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Washington Federal set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)
the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(a) (Absence of Changes) and Section 4.23 (Washington Federal Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of Washington Federal shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Washington Federal has had or would reasonably be expected to result in a Material Adverse Effect on Washington Federal;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Anchor shall have received a certificate signed on behalf of Washington Federal by the Chief Executive Officer or the Chief Financial Officer of Washington Federal to the foregoing effect.
(b)    Performance of Obligations of Washington Federal. Washington Federal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Anchor shall have received a certificate signed on behalf of Washington Federal by the Chief Executive Officer or the Chief Financial Officer of Washington Federal to such effect.
(c)    Opinion of Tax Counsel. Anchor shall have received an opinion from Silver, Freedman, Taff & Tiernan L.L.P. special counsel to Anchor, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan L.L.P. may require and rely upon representations contained in letters from each of Washington Federal and Anchor.
ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Anchor Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)    by the written mutual consent of Anchor and Washington Federal;
(b)    by either Anchor or Washington Federal, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)    by either Anchor or Washington Federal, if the Merger shall not have been consummated on or before December 31, 2017, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)    by either Anchor or Washington Federal (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Anchor, in the case of a termination by Washington Federal, or Washington Federal, in the case of a termination by Anchor, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)    by Washington Federal if (i) the Board of Directors of Anchor (or any committee thereof) shall have failed to make the Anchor Board Recommendation or made a Change in Recommendation or (ii) Anchor shall have materially breached any of the provisions set forth in Section 6.8 or (iii) Anchor shall have refused to call or hold the Anchor Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f)    by Anchor prior to obtaining the Anchor Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Anchor has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);
(g)    by either Anchor or Washington Federal, if the provisions of Section 8.1(e) are not applicable and the shareholders of Anchor fail to provide the Anchor Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or
(h)    by Anchor at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (i) and (ii) are satisfied:
(i)    the Washington Federal Average Closing Price shall be less than 87% of the Starting Price; and

(ii)    the number obtained by dividing the Washington Federal Average Closing Price by the Starting Price shall be less than the number obtain by dividing (x) the average Index Price for the twenty consecutive trading days immediately prior to the Determination Date by (y) the Index Price on the Starting Date minus 0.13.

If Anchor elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Washington Federal; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the period commencing with its receipt of such notice and ending at the Closing Date, Washington Federal shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (i) or (ii) above shall be deemed not to exist by virtue of Washington Federal increasing the Merger Consideration.
If Washington Federal makes this election, within such period, it shall give prompt written notice to Anchor of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Merger Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment made pursuant to this Section 8.1(h).

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:
“Determination Date” shall mean the fifth calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day on the Nasdaq, then the trading day immediately preceding such calendar day.
“Index Price” on a given date means the closing price of the SNL US Bank and Thrift Index.
“Starting Date” means the trading day on the Nasdaq preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $32.60.

If Washington Federal declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the Washington Federal Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).
8.2    Effect of Termination. In the event of termination of this Agreement by either Anchor or Washington Federal as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Anchor, Washington Federal, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3    Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Anchor, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by Washington Federal, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4    Termination Fee.
(a)    If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Anchor shall immediately following such termination pay Washington Federal an amount equal to $2,236,500 (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Anchor shall, simultaneously with such termination and as a condition thereof, pay Washington Federal the Termination Fee, in each case in same-day funds.
(b)    If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Anchor or Anchor Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Anchor shall immediately pay Washington Federal the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)    The payment of the Termination Fee shall fully discharge Anchor from any and all liability under this Agreement and related to the transactions contemplated herein, and Washington Federal shall not be entitled to any other relief or remedy against Anchor. If the Termination Fee is not payable, Washington Federal may pursue any and all remedies available to it against Anchor on account of a willful and material breach by Anchor of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Washington Federal shall have the right to pursue any and all remedies available to it against Anchor on account of the willful and material breach by Anchor of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a) Anchor may pursue any and all remedies available to it against Washington Federal on account of a willful and material breach by Washington Federal of any of the provisions of this Agreement.
8.5    Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Anchor; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Anchor, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6    Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

GENERAL PROVISIONS

9.1    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).
9.2    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to Washington Federal, to:
Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101
Attention: Brent J. Beardall, President and Chief Executive Officer
Facsimile: (206) 624-2334

with a copy to:
Davis Wright Tremaine LLP
1201 Third Avenue, Ste. 2200
Seattle, WA 98101-3045
Attention: Andrew J. Schultheis
Facsimile: (206) 757-7143

(b)    if to Anchor, to:
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503
Attention: Jerald L. Shaw, President and Chief Executive Officer
Facsimile: (360) 252-7149
with a copy to:
Breyer & Associates PC
8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Facsimile: (703) 883-2511

9.4    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7    Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Washington and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.
9.8    Publicity. Neither Anchor nor Washington Federal shall, and neither Anchor nor Washington Federal shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Washington Federal, in the case of a proposed announcement or statement by Anchor, or Anchor, in the case of a proposed announcement or statement by Washington Federal; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10    Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Washington Federal and Anchor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
WASHINGTON FEDERAL, INC.

By:    /s/Brent J. Beardall
    Name:    Brent J. Beardall
    Title:    President and Chief Executive Officer

ANCHOR BANCORP

By:    /s/Jerald L. Shaw
    Name:    Jerald L. Shaw
    Title:    President and Chief Executive Officer

Exhibit A

Voting Agreement

April 11, 2017

Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101

Attention:  Brent J. Beardall, President & Chief Executive Officer

Dear Ladies and Gentlemen:

The undersigned (the “Shareholder”) owns shares, either of record or beneficially, of the common stock of Anchor Bancorp (“Anchor”).  The Shareholder understands that Washington Federal, Inc. (“you” or “Washington Federal”) and Anchor are simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the merger of Anchor with and into Washington Federal (the “Merger”), in which the outstanding shares of common stock of Anchor will be exchanged for Washington Federal common stock.

The Shareholder is entering into this Voting Agreement to induce Washington Federal to simultaneously enter into the Merger Agreement and to consummate the Merger.

The Shareholder confirms his, her or its agreement with Washington Federal as follows:

    1.    This Agreement shall not apply to those shares of Anchor common stock, if any (the “Excluded Shares”), that the Shareholder (i) may exercise voting or investment power as a fiduciary for others or (ii) as to which the Shareholder does not have, directly or indirectly, sole voting power.  The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock, excluding Excluded Shares, of Anchor which is set forth opposite the Shareholder’s signature on this Voting Agreement (the “Shares”).

    2.    The Shareholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to Washington Federal, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Washington Federal.

    3.    Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares;

(a)
in favor of the approval and adoption of the Merger Agreement and approval of the Merger and any action required in furtherance thereof at any meeting of shareholders of Anchor called to consider and vote on the Merger Agreement;

(b)
against any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders called to consider and vote on the Meger Agreement.

    4.    The Shareholder represents and warrants to Washington Federal that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

    5.    This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the transactions contemplated by the Merger Agreement by Anchor’s shareholders; or (c) mutual agreement in writing of the parties hereto providing for the termination hereof.

    6.    Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, at law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement.

    7.    Wherever in this Agreement there is a reference to a number of shares of stock, then, upon the occurrence of any recapitalization, subdivision, combination or stock dividend of such class of stock, the number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class of stock by such recapitalization, subdivision, combination or stock dividend.

8.    This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

    9.    This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

    10.    The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

    11.    This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    12.    The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Washington.

    13.    This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.

    14.    Nothing in this Voting Agreement shall be construed to give Washington Federal any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Washington Federal any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Washington Federal shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Anchor or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

    15.    The Shareholder agrees that, in the event of his, her or its breach of any of the terms of this Voting Agreement, Washington Federal shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Washington Federal for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

    16.    No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of Anchor .

    17.    The Shareholder hereby authorizes Anchor and Washington Federal to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement for the meeting of shareholders of Anchor called to consider and vote on the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder and Washington Federal by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

 SIGNATURE OF SHAREHOLDER:

Number of Shares of Common Stock
held of record or beneficially owned by
the Shareholder or over which the Shareholder
exercises voting power (other than Excluded Shares):
___________________________________
Very truly yours,
______________________________________
(Signature)
______________________________________
(Print Name of Shareholder)
______________________________________
(Print Name of Trust, if applicable)
Accepted and Agreed to as of this
11th day of April, 2017:
WASHINGTON FEDERAL, INC.
By:______________________________
Authorized Officer

ADDENDUM TO VOTING AGREEMENT
(FOR EXECUTION WHERE SHAREHOLDER
SIGNS IN FIDUCIARY CAPACITY)
This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated April 11, 2017 (the “Voting Agreement”) between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the “Trust”), and Washington Federal, Inc. The undersigned grantor (the “Grantor”) of the Trust hereby represents and warrants to, and agrees with, Washington Federal, Inc. and the Shareholder as follows:
(1)    Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.
(2)    The Shareholder, as Trustee of the Trust, is the record owner of the Shares.
(3)    The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.
(4)    The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.
SIGNATURE OF GRANTOR:
______________________________________
(Signature)
______________________________________
(Print Name)
Date Signed: ___________________________

Exhibit B

RESIGNATION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Solicitation and Confidentiality Agreement (this “Agreement”) is entered into this 11th day of April, 2017 (but shall be effective at the Effective Time (as hereinafter defined)) by and between Washington Federal, Inc. (“Washington Federal”) and __________ (the “Director”).

WHEREAS, the Director is a member of the boards of directors of Anchor Bancorp (“Anchor”) and Anchor Bank;

WHEREAS, the Director is the owner of shares of the common stock of Anchor;

WHEREAS, Anchor is simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Washington Federal, providing for, among other things, the merger of Anchor with and into Washington Federal (the “Merger”);

WHEREAS, the Director is entering into this Agreement to induce Washington Federal to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Director will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Director being the owner of shares of common stock of Anchor.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Washington Federal and the Director hereby agree as follows:

1.    The Director does hereby resign as a member of the board of directors of Anchor at the effective time of the consummation of the Merger (the “Effective Time”) and as a member of the board of directors of Anchor Bank at the time of the consummation of the merger of Anchor Bank with and into Washington Federal, National Association.

2.    The Director hereby covenants and agrees that he shall not:

(a)    during the one year period next following the Effective Time (the “Restricted Period”), directly or indirectly, solicit or offer employment to any officer or employee of Washington Federal or any of its subsidiaries, or provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, Washington Federal or any of its subsidiaries to terminate his, her or its employment or business relationship with Washington Federal or any of its subsidiaries; or

(b)    during the Restricted Period, make any remarks or statements, whether orally or in writing, about Washington Federal or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his rights under the Merger Agreement and the related documents.

3.    The Director hereby further covenants and agrees that at all times after the Effective Time, he shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than Washington Federal and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Anchor or Anchor Bank or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of Anchor or Anchor Bank (including that which gives Anchor Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of Anchor or Anchor Bank; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Director under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Director for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Director and his family.

4.    If the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.    The Director acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Director should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement Washington Federal’s remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Director of any of the provisions of paragraph 2 or 3 of this Agreement, Washington Federal shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the Director and Washington Federal under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party.  Moreover, if the Director has violated any of the provisions of paragraph 2, Washington Federal’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of paragraph 2.  If Washington Federal is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.    This Agreement shall be governed by the laws of the State of Washington.

7.    This Agreement represents the entire agreement between Washington Federal and the Director concerning its subject matter and may not be modified except by a written agreement signed by the parties.

8.    This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.    This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

10.    This Agreement shall be binding upon and inure to the benefit of the parties and Washington Federal’s successors in interest.

Washington Federal, Inc.

___________________________________
By: Brent J. Beardall
Its: President and Chief Executive Officer

Director

___________________________________

APPENDIX B

April 11, 2017

The Board of Directors
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, WA 98503

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Anchor Bancorp (“Anchor”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Anchor with and into Washington Federal, Inc. (“Washington”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Anchor and Washington. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Anchor, Washington, any holder of shares of common stock, par value $0.01 per share, of Anchor (“Anchor Common Stock”) or any holder of shares of common stock, par value $1.00 per share, of Washington (“Washington Common Stock”), each share of Anchor Common Stock (excluding Cancelled Shares and Dissenting Shares (each as defined in the Agreement)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Washington Common Stock equal to the quotient of: (i) $25.75 divided by (ii) the average of the volume weighted price (rounded to the nearest one ten thousandth) of Washington Common Stock on the Nasdaq Stock Market, Inc. for the twenty (20) trading days ending on the fifth trading day immediately preceding the Closing Date (as defined in the Agreement), subject to adjustment as further described in the Agreement (as to which we express no opinion). The foregoing ratio of such number of shares of Washington Common stock for one share of Anchor Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately after the Effective Time, Washington intends for Anchor Bank, a wholly-owned subsidiary of Anchor, to merge with and into Washington Federal, National Association, a wholly-owned subsidiary of Washington (“Washington Federal N.A.”), with Washington Federal N.A. as the surviving entity, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Anchor and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our and their broker-dealer businesses, and further to certain existing sales and trading relationships with each of Anchor and Washington, we and our affiliates may from time to time purchase securities from, and sell securities to, Anchor and Washington. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Anchor or Washington for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of

APPENDIX B

Anchor (the “Board”) in rendering this opinion and will receive a fee from Anchor for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Anchor has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Anchor. In the past two years, KBW has not provided investment banking and financial advisory services to Washington. We may in the future provide investment banking and financial advisory services to Anchor or Washington and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Anchor and Washington and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated April 10, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended June 30, 2016 of Anchor; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2016 and December 31, 2016 of Anchor; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2016 of Washington; (v) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 of Washington; (vi) certain regulatory filings of Anchor and Washington and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended June 30, 2016 (in the case of Anchor) and the three-year period ended September 30, 2016 (in the case of Washington), as well as the quarter ended September 30, 2016 (in the case of Anchor) and the quarter ended December 31, 2016 (in the case of Anchor and Washington); (vii) certain other interim reports and other communications of Anchor and Washington to their respective shareholders; and (viii) other financial information concerning the businesses and operations of Anchor and Washington that was furnished to us by Anchor and Washington or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Anchor and Washington; (ii) the assets and liabilities of Anchor and Washington; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Anchor and Washington with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Anchor for 2017 - 2019, as well as assumed long-term Anchor growth rates provided to us by Anchor management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Anchor management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Washington for 2017 - 2019, which information was discussed with us by Washington management and used and relied upon by us based on such discussions, at the direction of Anchor management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Washington (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of Washington, and used and relied upon by us based on such discussions, at the direction of Anchor management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions with the managements of Anchor and Washington regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken, with our assistance, by or on behalf of and at the direction of Anchor, to solicit indications of interest from third parties regarding a potential transaction with Anchor.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly

APPENDIX B

available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Anchor as to the reasonableness and achievability of the publicly available consensus “street estimates” of Anchor and the assumed Anchor long-term growth rates referred to above, and we have assumed that such information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of Anchor that such information is consistent with, the best currently available estimates and judgments of Anchor management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of Anchor, upon Washington management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Washington and the estimates regarding certain pro forma financial effects of the Merger on Washington (and the assumptions and bases therefor, including without limitation the cost savings and related expenses expected to result or be derived from the Merger) referred to above, and we have assumed, with the consent of Anchor, that all such information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of Washington that such information is consistent with, the best currently available estimates and judgments of Washington management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated.

It is understood that the forecasts, projections and estimates of Anchor and Washington that were provided to us were not prepared with the expectation of public disclosure and that such information, together with the publicly available consensus “street estimates” of Anchor and Washington referred to above that we were directed to use, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Anchor and Washington and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Anchor or Washington since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Anchor and Washington are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Anchor or Washington, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Anchor or Washington under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the Anchor Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under

APPENDIX B

such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Anchor, Washington or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Anchor that Anchor has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Anchor, Washington, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Anchor Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any related transaction, any consequences of the Merger or any related transaction to Anchor, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Anchor to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Anchor or the Board; (iii) the fairness of the amount or nature of any compensation to any of Anchor’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Anchor Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Anchor (other than the holders of Anchor Common Stock solely with respect to the Exchange Ratio, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Washington or any other party to any transaction contemplated by the Agreement; (v) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion; (vi) the actual value of Washington Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Anchor Common Stock or Washington Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Washington Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Anchor, Washington, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Anchor Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter

APPENDIX B

into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders Anchor Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX C

Dissenters’ Rights Under The Washington Business Corporation Act
Chapter 13 of the Washington Business Corporation Act
RCW 23B.13.010 Definitions. As used in this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)
“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)
“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)
“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.
RCW 23B.13.020 Right to dissent.

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

a.
Consummation of a Plan of Merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

b.	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

c.
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

d.
An amendment of the articles of incorporation , whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

e.
Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)
A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

a.	The proposed corporate action is abandoned or rescinded;

b.	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

c.	The shareholder’s demand for payment is withdrawn with the written consent of the corporation.
RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1)
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

a.
The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

b.	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
RCW 23B.13.200 Notice of dissenters’ rights.

(1)
If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)
If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210 Notice of intent to demand payment.

(1)
If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220 Dissenters’ rights-Notice.

(1)
If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)	The notice must be sent within ten days after the effective date of the corporate action, and must:

a.	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

b.	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

c.
Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

d.
Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

e.	Be accompanied by a copy of this chapter.
RCW 23B.13.230 Duty to demand payment.

(1)
A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)
The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)
A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240 Share restrictions.

(1)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.
RCW 23B.13.250 Payment.

(1)
Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)    The payment must be accompanied by:

a.
The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

b.	An explanation of how the corporation estimated the fair value of the shares;

c.	An explanation of how the interest was calculated;

d.	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

e.	A copy of this chapter.
RCW 23B.13.260 Failure to take action.

(1)
If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)
If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

(1)
A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)
To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1)
A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

a.
The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

b.	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

c.
The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)
A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 Court action.

(1)
If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)
The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)
The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)
Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

(1)
The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

a.	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

b.
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Section 23B.08.320 of the WBCA provides that the personal liability of directors and officers to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. Article 9 of the Registrant’s Restated Articles of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director to the fullest extent permitted by the WBCA. Thus, a director or officer of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director or officer, except for liability (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors or officers, then the liability of the Registrant’s directors and officers will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.
Section 23B.08.560 of the WBCA provides that if authorized by (1) the articles of incorporation, (2) a bylaw adopted or ratified by the shareholders, or (3) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the WBCA, provided that no such indemnity may indemnify any director (a) for acts or omissions that involve intentional misconduct or a knowing violation of law, (b) for conduct violating Section 23B.08.310 of the WBCA, or (c) for any transaction from which the indemnitee will personally receive a benefit in money, property or services to which such person is not legally entitled. In Article VI of its Bylaws and Article 8 of its Articles of Incorporation, the Registrant has elected, subject to certain exceptions, to indemnify and hold harmless directors and officers of the Registrant who, while serving as directors or officers of the Registrant, were serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic enterprise against liabilities incurred because of such service, to the extent permitted by law. Such indemnification does not include indemnification for (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law; (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA; (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled, or (4) if the Registrant is otherwise prohibited by applicable law.
Also, pursuant to Article VI of the Registrant’s Bylaws, the Registrant will, to the extent permitted by applicable law, pay reasonable expenses incurred by a director or officer in defending any matter of the type described above for which indemnification is available in advance of the matter’s final disposition, so long as (i) the indemnified person undertakes to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified under Article VI of the Registrant’s Bylaws, and (ii) the indemnified person provides to the Registrant a written affirmation of the indemnified person’s good faith belief that they have met the standard of conduct described in RCW 23B.08.510. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits.

(a)	Exhibits. See Exhibit Index.
(b)    Financial Statement Schedules. Not applicable.
(c)    Reports, Opinions or Appraisals. Not applicable.

Item 22. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington, on May 23, 2017.

WASHINGTON FEDERAL, INC.

By	/s/ Brent J. Beardall
Name: Brent J. Beardall Title: President and Chief Executive Officer

Power Of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent J. Beardall and Vincent L. Beatty, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brent J. Beardall Brent J. Beardall	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2017
/s/ Vincent L. Beatty Vincent L. Beatty	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2017
/s/ Cory D. Stewart Cory D. Stewart	Senior Vice President and Principal Accounting Officer (Principal Accounting Officer)	May 23, 2017
/s/ Roy M Whitehead Roy M Whitehead	Executive Chairman of the Board	May 23, 2017
/s/ David K. Grant David K. Grant	Director	May 23, 2017
/s/ Anna C. Johnson Anna C. Johnson	Director	May 23, 2017
/s/ Thomas J. Kelley Thomas J. Kelley	Director	May 23, 2017
/s/ Erin N. Lantz Erin N. Lantz	Director	May 23, 2017
/s/ Barbara L. Smith Barbara L. Smith	Director	May 23, 2017
/s/ Mark N. Tabbutt Mark N. Tabbutt	Director	May 23, 2017
/s/ Randall H. Talbot Randall H. Talbot	Director	May 23, 2017

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing
2.1
Agreement and Plan of Merger, dated as of April 11, 2017, by and between Washington Federal and Anchor (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).*

3.1	Restated Articles of Incorporation of Washington Federal. Filed as Exhibit 3.1 to Washington Federal’s Quarterly Report on Form 10-Q filed on May 3, 2016, and incorporated herein by this reference.
3.2	Amended and Restated Bylaws of Washington Federal. Filed as Exhibit 3.2 to Washington Federal’s Current Report on Form 8-K filed on January 22, 2016, and incorporated herein by this reference.
4.1	Reference is made to Exhibits 3.1 and 3.2.
5.1	Opinion of Davis Wright Tremaine LLP regarding the legality of the shares of common stock being registered.
8.1	Opinion of Davis Wright Tremaine LLP as to U.S. federal income tax matters.
8.2	Opinion of Silver, Freedman, Taff & Tiernan LLP as to U.S. federal income tax matters.
21.1	Reference is made to Washington Federal, Inc.’s Annual Report on Form 10-K filed with the SEC on November 21, 2016, and incorporated herein by this reference.
23.1	Consent of Deloitte & Touche LLP, as Washington Federal’s independent registered public accounting firm.
23.2	Consent of Moss Adams LLP, as Anchor’s independent registered public accounting firm.
23.4	Consent of Davis Wright Tremaine LLP (included in Exhibits 5.1 and 8.1).
23.5	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 8.2).
24.1	Power of Attorney (included on signature page of this Registration Statement).
99.1	Form of Proxy of Anchor.
99.2	Consent of Keefe, Bruyette & Woods, Inc.

*    The disclosure schedules and certain exhibits have been omitted pursuant to Item 601(b)2 of Regulation S-K. Washington Federal agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.